  As filed with the Securities and Exchange Commission on March 20, 2000
                                                     Registration No. 333-95695
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------

                             AMENDMENT No. 3
                                      TO
                                   Form S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               ----------------
                         NUMERICAL TECHNOLOGIES, INC.
            (Exact name of Registrant as specified in its charter)

      California                     7371                      94-3232104
      (prior to
   reincorporation)      (Primary Standard Industrial       (I.R.S. Employer
                          Classification Code Number)     Identification Number)
       Delaware
        (after
   reincorporation)
   (State or other
    jurisdiction of
   incorporation or
     organization)

          70 West Plumeria Drive, San Jose, CA 95134, (408) 919-1910 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------
                               Yagyensh C. Pati
                     President and Chief Executive Officer
          70 West Plumeria Drive, San Jose, CA 95134, (408) 919-1910
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                  Copies to:

     Kathleen B. Bloch                       Stephen J. Schrader
       Julie A. Bell                          Justin L. Bastian
      Anthony Kikuta                         Stephanie J. Millet
      Lynn Hashimoto                             Amie Peters
 Wilson Sonsini Goodrich &
          Rosati                          Morrison & Foerster, LLP
 Professional Corporation       755 Page Mill Road, Palo Alto, CA 94304-1018
 650 Page Mill Road, Palo
      Alto, CA 94304                           (650) 813-5600
      (650) 493-9300

                               ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                               ----------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 20, 2000

                                5,534,000 Shares


[LOGO OF NUMERICAL APPEARS HERE]

                       Numerical Technologies, Inc.

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $11.00 and $13.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "NMTC."

  The underwriters have an option to purchase a maximum of 830,100 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 7.

                                                            Underwriting
                                                            Discounts and  Proceeds to
                                            Price to Public  Commissions    Numerical
                                            --------------- ------------- -------------
Per Share..................................      $              $             $
Total......................................      $              $             $

  Delivery of the shares of common stock will be made on or about     , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                       Chase H&Q
                                            SG Cowen

                   The date of this prospectus is     , 2000.

                               ----------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary...................   4
Risk Factors.........................   7
Special Note Regarding Forward-
 Looking Statements..................  16
Use of Proceeds......................  17
Dividend Policy......................  17
Capitalization.......................  18
Dilution.............................  19
Selected Financial Data..............  20
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................  21
Business.............................  26

                                   Page
                                   ----
Management..........................41
Related Party Transactions..........50
Principal Stockholders..............57
Description of Capital Stock........59
Shares Eligible for Future Sale.....62
Underwriting........................64
Notice to Canadian Residents........66
Legal Matters.......................67
Experts.............................67
Where You Can Find More
 Information........................67
Index to Financial Statements......F-1.

                               ----------------

   You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date on this document.


                     Dealer Prospectus Delivery Obligation

   Until       , 2000, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus.

                       Numerical Technologies, Inc.

   We are a leading commercial provider of proprietary technologies and software products used to produce semiconductors with subwavelength feature sizes of 0.18 micron and below that enable the design and manufacture of faster, smaller and more power efficient electronic products. A semiconductor's "feature size" relates to the size of the integrated circuit, or IC, components on the semiconductor and is measured in microns, or millionths of a meter. In semiconductors with "subwavelength" feature sizes, the wavelength of light used to create the IC features on the semiconductor is larger than the feature sizes themselves. Our subwavelength solution exceeds the predictions of industry roadmaps by producing semiconductors with feature sizes of 0.09 micron and below using existing semiconductor equipment. We believe our patented technologies and software products are critical to key markets of the semiconductor industry as they strive to design and manufacture subwavelength semiconductors.

   Our industry partners and customers demonstrate the success of our proprietary technologies and software products. Motorola used our proprietary technologies in its 0.18 micron fabrication facilities to produce 0.10 micron microprocessor features. One of our industry partners announced that it developed the world's fastest one volt digital signal processor, or DSP, by reducing feature sizes from 0.25 micron to 0.12 micron using our proprietary technologies. DSPs manipulate large volumes of video or sound in products such as cell phones or video cameras. MIT Lincoln Laboratory, a research laboratory, used our proprietary technologies to achieve the first successful creation of
0.05 micron features. We have industry partner and customer relationships with leading companies in all key markets of the semiconductor industry, including vendors of tools used to design semiconductors, such as Cadence Design Systems; manufacturers of photomasks, or templates used in creating ICs, such as Dupont Photomask and Photronics; manufacturers of sophisticated equipment used to manufacture semiconductors, such as Applied Materials and KLA-Tencor; and semiconductor manufacturers, or foundries, such as TSMC and UMC. Through our industry partner relationships, our industry partners resell, market, either jointly with us or unilaterally, and promote our technologies and products to their own customers. Our customers are the actual users of our technologies and products.

Our Market and the Subwavelength Challenge

   The proliferation of semiconductors in a broad range of electronic products, including personal computers, mobile phones, Internet appliances, video game consoles, and high-speed networking and communications products that serve as the backbone of the Internet, is driving the growth in the worldwide market for semiconductors. To capitalize on this growing market, electronics manufacturers must continuously introduce higher-performance products that are cheaper and more portable. These advanced products must incorporate semiconductors that are faster and smaller, consume less power and can be manufactured at a lower cost. As a result, the growth in manufacturing of semiconductors with feature sizes of less than 0.25 micron is expected to be significantly greater than the growth for semiconductors with larger feature sizes.

   The ability to produce advanced ICs depends on developing technologies that enable the design and manufacture of devices with increasingly smaller feature sizes. As a result of advances in semiconductor design and manufacturing processes, feature sizes decreased from 3.0 micron in 1980 to 0.18 micron in today's advanced fabrication facilities. This progression requires large research and development investments in sophisticated semiconductor design tools, photomask manufacturing and semiconductor equipment. In addition, each incremental reduction in feature size requires significant capital expenditures. The purchase and installation of new equipment and the construction of new fabrication facilities can require billions of dollars and several years before becoming operational.

   At 0.18 micron and smaller, traditional technology approaches are no longer adequate. The wavelength of light used in production semiconductor equipment to manufacture these features is significantly larger than the features themselves. This is like trying to paint a one-inch wide line with a four-inch wide paint brush. This growing disparity between feature sizes and the wavelength of light is referred to as the "subwavelength gap." We do not expect alternative manufacturing processes that can bridge the subwavelength gap will be commercially viable for many years. We believe advances in manufacturing equipment technology alone can no longer enable the progression to smaller feature sizes.

Our Solution

   We provide patented phase shifting and proprietary optical proximity correction and process modeling technologies that are integral to our subwavelength solution. Phase-shifting technologies manipulate light wave patterns to create high-resolution images of IC features. Optical proximity correction technologies, or OPC, help to reduce distortions in IC features. Process modeling technologies allow semiconductor designers and manufacturers to accurately translate IC designs to photomasks and then to the actual semiconductor. These technologies enable the progression to subwavelength feature sizes.

   Our comprehensive subwavelength solution allows our industry partners and customers to produce smaller, faster and more power efficient semiconductors with existing semiconductor equipment. This saves them the time and cost necessary to establish a more advanced fabrication facility. As a result, our industry partners and customers can earn revenues more quickly and increase their return on invested capital.

   We license our proprietary technology and software products to semiconductor designers, design tool vendors, photomask manufacturers, semiconductor equipment manufacturers and foundries. By providing a subwavelength solution employable in every key stage of the semiconductor design and manufacturing process, our technologies and products integrate the entire subwavelength "design-to-silicon flow." We believe that we can capitalize on the pressing need for proven subwavelength solutions by leveraging our technology leadership and our relationships with leading companies within the semiconductor industry to drive the adoption of our solution as the industry standard.

   Our company incorporated in California in October 1995 and will reincorporate in Delaware prior to the closing of this offering. Our principal executive office is located at 70 West Plumeria Drive, San Jose, CA 95134. Our telephone number is (408) 919-1910.

   Unless otherwise indicated, information in this prospectus assumes the following:

  . a three-for-two forward stock split of preferred stock and common stock, which is subject to stockholder approval, prior to the closing of this offering;

  . the automatic conversion of all outstanding shares of preferred stock into shares of common stock immediately prior to the completion of this offering;

  . our reincorporation in Delaware prior to the closing of this offering;
    and

  . no exercise of the underwriters' over-allotment option.

                                  The Offering

Common stock offered by us.................. 5,534,000 shares
Common stock to be outstanding after the
 offering................................... 29,082,005 shares
Use of proceeds............................. For the repayment of outstanding promissory notes issued pursuant to our acquisition of
                                             Transcription Enterprise Limited and for
                                             general corporate purposes.
Nasdaq National Market Symbol............... NMTC

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of February 15, 2000 and excludes:

  . 1,238,155 shares outstanding under our stock option plans with a weighted average exercise price of $1.40 per share and 2,412,911 additional shares that we could issue under our stock option plans; and

  .  300,000 shares issuable under our employee stock option plan.

                         Summary Financial Information
                     (in thousands, except per share data)

                                                           Years Ended
                                                          December 31,
                                                      -----------------------
                                                       1997    1998    1999
                                                      ------  ------  -------
Statement of Operations Data:
Revenue.............................................. $  620  $  736  $ 5,492
Total costs and expenses.............................  1,239   7,469   14,693
Loss from operations.................................   (619) (6,733)  (9,201)
Net loss.............................................   (584) (6,551)  (8,828)
Pro forma net loss per common share, basic and
 diluted (unaudited).................................                 $ (0.64)
Pro forma weighted average common shares, basic and
 diluted (unaudited).................................                  13,885

                                                        December 31, 1999
                                                  -----------------------------
                                                                     Pro Forma
                                                  Actual  Pro Forma As Adjusted
                                                  ------- --------- -----------
Balance Sheet Data:
Cash and cash equivalents........................ $13,486  $ 8,236   $ 33,063
Working capital..................................  10,499   (3,469)    21,358
Total assets.....................................  17,605   99,119    123,947
Notes payable, including short-term portion......     --    35,000        --
Total stockholders' equity.......................  12,405   57,825    117,653

--------
   See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

   The pro forma balance sheet data reflects our acquisition of Transcription Enterprises Limited effected in January 2000 and the conversion of approximately 11,913,000 shares of preferred stock into shares of common stock. The pro forma as adjusted amounts give effect to the sale of 5,534,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses and the application of the net proceeds from this offering. See Note 9 of Notes to Financial Statements.

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock.

If the key markets within the semiconductor industry, especially semiconductor manufacturers, do not adopt our proprietary technologies and software products, we may be unable to generate sales of our products.

   The four key markets within the semiconductor industry are semiconductor designers and design tool vendors, photomask manufacturers, semiconductor equipment manufacturers and semiconductor manufacturers. If these key markets do not adopt our proprietary technologies and software products, our product sales could decline. We design our technologies and products so that each key market within the semiconductor industry can work efficiently with the other markets. For example, if designers do not adopt our technologies and products, it will be more difficult for them to design semiconductors which are understood and processed efficiently by mask manufacturers that do adopt our technologies and products. In addition, we believe semiconductor manufacturers need to adopt our proprietary technologies and software products first in order to drive adoption by the other three markets. Semiconductor manufacturers define and develop the manufacturing process. While designers, mask manufacturers and equipment manufacturers are not required to adopt our technologies and products in order to work with semiconductor manufacturers that do adopt them, the efficiency of the entire manufacturing process is greatly diminished if they do not. If each key market of the semiconductor industry does not perceive our proprietary technologies and software products as the industry standard, our technologies and products could become less valuable and more difficult to license. Factors that may limit adoption of our subwavelength solution within the markets include:

  . our current and potential industry partners and customers may fail to adopt our technologies and products;

  . semiconductor designers may not need subwavelength processes if there is a slowdown in semiconductor manufacturing or a decrease in the demand for smaller semiconductor feature sizes; and

  . the industry may develop alternative methods to produce subwavelength features with existing capital equipment due to a rapidly evolving market and the likely emergence of new technologies.

In order for potential industry partners and customers to adopt, and expend their own resources to implement, our technologies and products, we must expend significant marketing resources, with no guarantee of success.

   Our proprietary technologies and software products involve a new approach to the subwavelength gap problem. As a result, we must employ intensive and sophisticated marketing and sales efforts to educate prospective industry partners and customers about the benefits of our technologies and products, with no guarantee of success. Our sales and marketing expenses increased from $1.4 million in 1998 to $4.3 million in 1999. In addition, even if our industry partners and customers adopt our proprietary technologies and software products, they must devote the resources necessary to fully integrate our technologies and products into their operations. This is especially true for our industry partners so that they can begin to resell and market our solution to their customers. If they do not make these expenditures, establishing our technologies and products as the industry standard to the subwavelength gap problem will be difficult.

Our limited operating history and dependence on new technologies make it difficult to evaluate our future prospects.

   We only have a limited operating history on which you can base your evaluation of our business. We face a number of risks as an emerging company in a new market. For example, the key markets within the semiconductor industry may fail to adopt our proprietary technologies and software products, or we may not be able to establish distribution channels. Our company incorporated in October 1995. In February 1997, we shipped our initial software product, IC Workbench. We have only recently begun to expand our operations significantly. For example, we grew from 47 employees as of January 1, 1999 to 105 employees as of January 1, 2000.

We have a history of losses, we expect to incur losses in the future and we may be unable to achieve profitability.

   We may not achieve profitability if our revenue increases more slowly than we expect or not at all. In addition, our operating expenses are largely fixed, and any shortfall in anticipated revenue in any given period could cause our operating results to decrease. We have not been profitable in any quarter, and our accumulated deficit was approximately $16.2 million as of December 31, 1999. We expect to continue to incur significant operating expenses in connection with increased funding for research and development and expansion of our sales and marketing efforts. In addition, we expect to incur additional noncash charges relating to amortization of intangibles and deferred stock compensation. As a result, we will need to generate significant revenue to achieve and maintain profitability. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of the factors discussed above could cause our stock price to decline.

We recently acquired Transcription Enterprises Limited and if we are not successful in integrating Transcription's products and operations with ours, our revenue and operating results could decline.

   Our recent acquisition of Transcription Enterprises Limited will only be successful if we are able to integrate its operations with ours, which could substantially divert management's attention from the day-to-day operations of the combined company. If we encounter any difficulties in the transition process, the revenue and operating results of the combined company could decline. We must successfully integrate Transcription's products with ours. We must also coordinate our research and development and sales and marketing efforts to realize the technological benefits of this combination.

   We may find it difficult to integrate personnel with disparate business backgrounds and combine two different corporate cultures. In addition, the process of combining our company with Transcription could interrupt the activities of either or both of the companies' businesses. It is possible that we will not be able to retain key Transcription management, technical and sales personnel.

   In addition, the acquisition of Transcription could cause our industry partners and customers to be uncertain about our ability to support the combined companies' products and the direction of the combined companies' product development efforts. As a result, they may delay or cancel product orders, which could significantly decrease our revenue and limit our ability to implement our combined business strategy.

Our acquisition of Transcription may increase the focus of the semiconductor industry on the manufacturing data preparation market, which could lead to a rapid and substantial increase in competition.

   Our recent acquisition of Transcription may increase the semiconductor industry's awareness of the market for manufacturing data preparation software, which could lead to a substantial increase in the number of start-up companies that focus on software solutions for data preparation. Manufacturing data preparation software translates semiconductor designs into instructions that control manufacturing equipment. Potential competitors could pursue and execute partnership agreements with key industry partners we intend to pursue, which could make it difficult or impossible for us to develop relationships with these potential industry partners. In addition, some of our current competitors may increase their own research and development budgets relating to data preparation, or may more aggressively market competing solutions.

If we do not continue to introduce new technologies and software products or product enhancements ahead of rapid technological change in the market for subwavelength solutions, our operating results could decline and we could lose our competitive position.

   We must continually devote significant engineering resources to enable us to introduce new technologies and software products or product enhancements to address the evolving needs of key markets within the semiconductor industry in solving the subwavelength gap problem. We must introduce these innovations and the key markets within the semiconductor industry must adopt them before changes in the semiconductor industry, such as the introduction by our current and potential competitors of more advanced products or the emergence of alternative technologies, render the innovations obsolete, which could cause us to lose our competitive position. These innovations are inherently complex, require long development cycles and a substantial investment before we can determine their commercial viability. Moreover, designers, mask manufacturers and equipment manufacturers must each respond to the demand of the market to design and manufacture masks and equipment for increasingly smaller and complex semiconductors. Our innovations must be viable and meet the needs of these key markets within the semicondutor industry before the consumer market demands even smaller semiconductors, rendering the innovations obsolete. We may not have the financial resources necessary to fund any future innovations. In addition, any revenue that we receive from enhancements or new generations of our proprietary technologies and software products may be less than the costs of development.

Fluctuations in our quarterly operating results may cause our stock price to decline.

   It is likely that our future quarterly operating results may fluctuate from time to time and may not meet the expectations of securities analysts and investors in some future period. As a result, the price of our common stock could decline. Historically, our quarterly operating results have fluctuated. We may experience significant fluctuations in future quarterly operating results. The following factors may cause these fluctuations:

  .  the timing and structure of our product license agreements;

  .  changes in our pricing policies or those of our competitors; and

  . changes in the level of our operating expenses to support our projected growth.

We intend to pursue new, and maintain our current, industry partner relationships, which could substantially divert management attention and resources, with no guarantee of success.

   We expect to derive significant benefits, including increased revenue and customer awareness, from our current and potential industry partner relationships. In our pursuit to maintain and establish partner relationships within each of the key markets in the semiconductor industry, we could expend significant management attention, resources and sales personnel efforts, with no guarantee of success. To establish and maintain our partner relationships, we expend our limited financial resources on increasing our sales and business development personnel, trade shows and marketing within trade publications. If we did not have to pursue potential industry partners, we could focus these resources exclusively on direct sales to our customers. In addition, through our partner relationships, our partners resell, market, either jointly with us or unilaterally, and promote our technologies and products. If these relationships terminate, such as due to our material breach of the contracts or the partners' election to cancel the contract, which generally is permissible with prior notice to us, we would have to increase our own limited marketing and sales resources for these activities. Further, we may be unable to enter into new industry partner relationships if any of the following occur:

  . current or potential industry partners develop their own solutions to the subwavelength gap problem; or

  . our current or potential competitors establish relationships with industry partners with which we seek to establish a relationship.

   We have only recently entered into many of our current partner relationships. These relationships may not continue or they may not be successful. We also may be unable to find suitable additional industry partners. To date, we have entered into agreements with industry partners, including:

  .  Cadence in the design market;

  .  DuPont Photomask and Photronics in the mask manufacturing market; and

  . Applied Materials, KLA-Tencor and Zygo Corporation in the semiconductor equipment market.

A limited number of industry partners represent a high percentage of our total revenue. As a result, if these partners terminate or decrease the extent of their relationships with us, our revenue could significantly decrease.

   We derive a large percentage of our total revenue from a relatively small number of our industry partners. The loss of, or reduction in, expected revenue from a significant partner could significantly decrease our revenue and results of operations, or limit our ability to execute our strategy. In addition, we generate revenue under our contracts with several of our significant industry partners, such as KLA-Tencor and Zygo, only when the partner resells our proprietary technologies and software products to their customers. If these partners reduce their efforts to promote or sell our products, our revenue could decrease. Our revenue could also be significantly decreased if:

  . a major partner significantly delays or cancels its development projects with us;

  . we materially breach our agreement with an industry partner, which could lead to termination of the agreement; or

  . we delay or cancel new product announcements and releases.

   Downturns in general economic conditions or in the semiconductor industry in particular could cause an even greater decrease in our revenue. In 1999, revenue from KLA-Tencor accounted for 23.1% of our total revenue, revenue from Zygo accounted for 17.0% of our total revenue and revenue from Cadence accounted for 16.5% of our total revenue. No other industry partner accounted for more than 10.0% of our total revenue in 1999. We anticipate that we will derive a significant portion of our revenue from a limited number of industry partners for the forseeable future.

Many of our current competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and as a result, they may acquire a significant market share before we do.

   Our current competitors, or alliances among these competitors, may rapidly acquire significant market share. These competitors may have greater name recognition and more customers which they could use to gain market share to our detriment. We encounter direct competition from other direct providers of phase shifting, OPC and manufacturing data technologies. These competitors include such companies as Avant! and Mentor Graphics. We also compete with companies that have developed or have the ability to develop their own proprietary phase shifting and OPC solutions, such as IBM. These companies may wish to promote their internally developed products and may be reluctant to purchase products from us or other independent vendors. Our competitors may offer a wider range of products than we do and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. These competitors may also be able to undertake more extensive promotional activities, offer more attractive terms to customers than we do and adopt more aggressive pricing policies. Moreover, our competitors may establish relationships among themselves or with industry partners to enhance their services, including industry partners with which we may desire to establish a relationship.

The market for software solutions that address the subwavelength gap problem is new and rapidly evolving. We expect competition to intensify in the future, which could slow our ability to grow or execute our strategy.

   We believe that the demand for solutions to the subwavelength gap problem may encourage many competitors to enter into our market. As the market for software solutions to the subwavelength gap problem proliferates, if our competitors are able to attract industry partners or customers on a more accelerated pace than we can and retain them more effectively, we would not be able to grow and execute our strategy as quickly. In addition, if customer preferences shift away from our technologies and software products as a result of the increase in competition, we must develop new proprietary technologies and software products to address these new customer demands. This could result in the diversion of management attention or our development of new technologies and products may be blocked by other companies' patents. We must offer better products, customer support, prices and response time, or a combination of these factors, than those of our potential competitors.

We are growing rapidly and must effectively manage and support our growth in order for our business strategy to succeed.

   We have grown rapidly and will need to continue to grow in all areas of operation. If we are unable to successfully integrate and support our existing and new employees into our operations, we may be unable to implement our business strategy in the time frame we anticipate, or at all. Due to our rapid growth in headcount, we outgrew our principal office facilities earlier than we expected. As a result, we recently relocated to San Jose, California and may need to relocate to a larger facility in the future, which could be difficult in the very competitive Silicon Valley office leasing market. In addition, building and managing the support necessary for our growth places significant demands on our management as well as our limited revenue. These demands have, and may continue to, divert these resources away from the continued growth of our business and implementation of our business strategy. Further, we must adequately train our new personnel, especially our technical support personnel, to adequately, and accurately, respond to and support our industry partners and customers. If we fail to do this, it could lead to dissatisfaction among our partners or customers, which could slow our growth.

We must continually attract and retain engineering personnel or we will be unable to execute our business strategy.

   We have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled engineers with appropriate qualifications to support our rapid growth and expansion. We must continually enhance and introduce new generations of our phase shifting and OPC technologies. As a result, our future success depends in part on our ability to identify, attract, retain and motivate qualified engineering personnel with the requisite educational background and industry experience. If we lose the services of a significant number of our engineers, it could disrupt our ability to implement our business strategy. Competition for qualified engineers is intense, especially in the Silicon Valley where we are located.

Our chief executive officer and chief technology officer, as well as the co-founders of Transcription, are critical to our business and they may not remain with us in the future.

   Our future success will depend to a significant extent on the continued services of Y. C. (Buno) Pati, our President and Chief Executive Officer, Yao-Ting Wang, our Chief Technology Officer, Roger Sturgeon, one of our directors and a senior executive of Transcription and Kevin MacLean, Vice President and General Manager of Transcription. If we lose the services of any of these key executives, it could slow our product development processes and searching for their replacements could divert our other senior management's time and increase our operating expenses. In addition, our industry partners and customers could become concerned about our future operations, which could injure our reputation. We do not have long-term employment agreements with these executives and we do not maintain any key person life insurance policies on their lives.

If we fail to protect our intellectual property rights, competitors may be able to use our technologies which could weaken our competitive position, reduce our revenue or increase our costs.

   Our success depends heavily upon proprietary technologies, specifically our patent portfolio. The rights granted under our patents and patent applications may not provide competitive advantages to us. In addition, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. As a result of any such litigation, we could lose our proprietary rights and incur substantial unexpected operating costs. Litigation could also divert our resources, including our managerial and engineering resources. We rely primarily on a combination of patents, copyrights, trademarks and trade secrets to protect our proprietary rights and prevent competitors from using our proprietary technologies in their products. These laws and procedures provide only limited protection. We have been issued two U.S. patents, have five U.S. patent applications currently pending in the U.S. and nine foreign patent applications currently pending in selected foreign countries. Our pending patent applications may not result in issued patents, and our existing and future patents may not be sufficiently broad to protect our proprietary technologies. Also, patent protection in foreign countries may be limited or unavailable where we have filed for and need such protection. Furthermore, if we fail to adequately protect our trademark rights, this could impair our brand identity and ability to compete effectively. If we do not successfully protect our trademark rights, this could force us to incur costs to re-establish our name or our product names, including significant marketing activities.

If third parties assert that our proprietary technologies and software products infringe their intellectual property rights, this could injure our reputation and limit our ability to license or sell our proprietary technologies or software products.

   Third parties, for competitive or other reasons, could assert that our proprietary technologies and software products infringe their intellectual property rights. These claims could injure our reputation and decrease or block our ability to license or sell our software products. For example, on March 14, 2000, ASML MaskTools, Inc. filed a complaint alleging we infringe two U.S. patents and have committed unfair or fraudulent business practice under the California Business and Professions Code. We are currently investigating the patents and allegations. The defense of these claims could divert management's attention from the day to day operations of our company, as well as divert resources from current planned uses, such as hiring and supporting additional engineering personnel. Litigation is inherently uncertain, and an adverse decision could limit our ability to offer some features in our OPC product. In addition, a company could invite us to take a patent license. If we do not take the license, the requesting company could contact our industry partners or customers and suggest that they not use our software products because we are not licensed under their patents. This action by the requesting company could affect our relationships with these industry partners and customers and may prevent future industry partners and customers from licensing our software products. The intensely competitive nature of our industry and the important nature of our technologies to our competitors' businesses may contribute to the likelihood of being subject to third party claims of this nature. Please see "Business--Intellectual Property."

Any potential dispute involving our patents or other intellectual property could include our industry partners and customers, which could trigger our indemnification obligations with them and result in substantial expense to us.

   In any potential dispute involving our patents or other intellectual property, our licensees could also become the target of litigation. This could trigger our technical support and indemnification obligations in some of our license agreements which could result in substantial expense to us. In addition to the time and expense required for us to supply such support or indemnification to our licensees, any such litigation could severely disrupt or shut down the business of our licensees, which in turn could hurt our relations with our customers and cause the sale of our proprietary technologies and software products to decrease.

Defects in our proprietary technologies and software products could decrease our revenue and our competitive market share.

   If our industry partners and customers discover any defects after they implement our proprietary technologies and software products, these defects could significantly decrease the market acceptance and sales of our software products, which could decrease our competitive market share. Any actual or perceived defects with our proprietary technologies and software products may also hinder our ability to attract or retain industry partners or customers, leading to a decrease in our revenue. These defects are frequently found during the period following introduction of new products or enhancements to existing products. Despite testing prior to introduction, our software products may contain software errors not discovered until after customer implementation. If our software products contain errors or defects, it could require us to expend significant resources to alleviate these problems, which could result in the diversion of technical and other resources from our other development efforts.

We face operational and financial risks associated with international operations.

   We derive a significant portion of our revenue from international sales. We have only limited experience in developing, marketing, selling and supporting our proprietary technologies and software products internationally and may not succeed in maintaining or expanding our international operations, which could slow our revenue growth. We are subject to risks inherent in doing business in international markets. These risks include:

  . fluctuations in exchange rates which may negatively affect our operating results;

  . greater difficulty in collecting accounts receivable resulting in longer collection periods;

  . compliance with and unexpected changes in a wide variety of foreign laws and regulatory environments with which we are not familiar;

  . export controls which could prevent us from shipping our software products into and from some markets;

  . changes in import/export duties and quotas could affect the competitive pricing of our software products and reduce our market share in some countries; and

  .  economic or political instability.

   We may be unable to continue to market our proprietary technologies and software products successfully in international markets.

We may need to raise additional funds to support our growth or execute our strategy and if we are unable to do so, we may be unable to develop or enhance our proprietary technologies and software products, respond to competitive pressures or acquire desired businesses or technologies.

   We currently anticipate that our available cash resources, combined with the net proceeds from this offering, will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, we may need to raise additional funds in order to:

  .  support more rapid expansion;

  .  develop new or enhanced products;

  .  respond to competitive pressures; or

  .  acquire complementary businesses or technologies.

   These factors will impact our future capital requirements and the adequacy of our available funds. We may need to raise additional funds through public or private financings, strategic relationships or other arrangements.

We may be unable to consummate other potential acquisitions or investments or successfully integrate them with our business, which may slow our ability to expand the range of our proprietary technologies and software products.

   To expand the range of our proprietary technologies and software products, we may acquire or make investments in additional complementary businesses, technologies or products if appropriate opportunities arise.

We may be unable to identify suitable acquisition or investment candidates at reasonable prices or on reasonable terms, or consummate future acquisitions or investments, each of which could slow our growth strategy. If we do acquire additional companies or make other types of acquisitions, we may have difficulty integrating the acquired products, personnel or technologies. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

Management will have broad discretion as to the use of proceeds from this offering and, as a result, we may not use the proceeds to the satisfaction of our stockholders.

   Our board of directors and management will have broad discretion in allocating the net proceeds of this offering. They may choose to allocate such proceeds in ways that do not yield a favorable return or are not supported by our stockholders. We have designated only limited specific uses for the net proceeds from this offering. Please see "Use of Proceeds."

The concentration of our capital stock ownership with insiders upon the completion of this offering will likely limit your ability to influence corporate matters.

   The concentration of ownership of our outstanding capital stock with our directors and executive officers after this offering may limit your ability to influence corporate matters. Prior to the completion of this offering, our directors and executive officers, and their affiliates, beneficially own 67.0% of our outstanding capital stock, and we expect them to remain significant stockholders upon the completion of this offering. As a result, these stockholders, if acting together, will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any corporate transactions.

We have anti-takeover defenses that could delay or prevent an acquisition of our company.

   Provisions of our certificate of incorporation and bylaws in effect after completion of this offering and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Please see "Description of Capital Stock."

Negotiations between the underwriters and us determined the initial public offering price, but the market price may be less or may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

   This initial public offering price may vary from the market price of our common stock after the offering. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including:

  .  actual or anticipated fluctuations in our operating results;

  .  changes in market valuations of other technology companies;

  .  conditions or trends in the semiconductor industry;

  . announcements by us or our competitors of significant technical innovations, contracts, acquisitions or partnerships;

  .  additions or departures of key personnel;

  . any deviations in net revenue or in losses from levels expected by securities analysts;

  . volume fluctuations, which are particularly common among highly volatile securities of technology related companies; and

  . sales of substantial amounts of our common stock or other securities in the open market.

   General political or economic conditions, such as recession or interest rate or currency rate fluctuations in the United States or abroad, also could cause the market price of our common stock to decline. Please see "Underwriting."

Our stock price is likely to be extremely volatile as the market for technology companies' stock has recently experienced extreme price and volume fluctuations.

   Volatility in the market price of our common stock could result in securities class action litigation. Any litigation would likely result in substantial costs and a diversion of management's attention and resources. Despite the strong pattern of operating losses of technology companies, the market demand, valuation and trading prices of these companies have been high. At the same time, the share prices of these companies' stocks have been highly volatile and have recorded lows well below their historical highs. As a result, investors in these companies often buy the stock at very high prices only to see the price drop substantially a short time later, resulting in an extreme drop in value in the stock holdings of these investors. Our stock may not trade at the same levels as other technology stocks. In addition, technology stocks in general may not sustain current market prices.

An active public market for our common stock may not develop.

   An active public market for our common stock may not develop or be sustained after this offering. The initial public offering price for the shares has been determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

A large number of shares becoming eligible for sale after this offering could cause our stock price to decline.

   Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Please see "Shares Eligible for Future Sale."

You will incur immediate and substantial dilution in the book value of the stock you purchase.

   The initial public offering price is substantially higher than the book value per share of our outstanding common stock immediately after the offering. This is referred to as dilution. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately $10.81, at an initial public offering price of $12.00 per share, in the book value per share of our common stock from the price you pay for our common stock. Please see "Dilution."

If we raise additional capital through the issuance of new securities at a price lower than the initial public offering price, you will incur additional dilution.

   If we raise additional capital through the issuance of new securities at a
lower price than the initial public offering price of $   per share, you will
be subject to additional dilution. If we are unable to access the public markets in the future, or if our performance or prospects decreases, we may need to consummate a private placement or public offering of our capital stock at a lower price than the initial public offering price. In addition, any new securities may have rights, preferences or privileges senior to those securities held by you.

Exercise of registration rights after this offering could adversely affect our stock price.

   If holders of registration rights exercise those rights after this offering, a large number of securities could be registered and sold in the public market, which could result in a decline in the price of our common stock. If we were to include in a company-initiated registration shares held by these holders pursuant to the exercise of their registration rights, our ability to raise needed capital could suffer. After this offering, the holders of 17,476,825 shares of our common stock, which will represent a total of approximately 60.1% of our outstanding stock after completion of this offering, are entitled to rights with respect to registration under the Securities Act of 1933.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   Our net proceeds from the sale of 5,534,000 shares of common stock in this offering at an estimated initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $59.8 million. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $69.0 million.

   In connection of our acquisition of Transcription Enterprises Limited, we issued promissory notes in the aggregate principal amount of $40 million, $35 million of which is outstanding. Interest on the notes accrues at 8.0% per annum. These notes are payable in 16 equal quarterly payments of $2.2 million, plus interest, commencing on April 1, 2000. We expect to pay the balance of principal and accrued interest under the notes with a portion of the net proceeds from this offering. The remaining proceeds will be used for working capital and general corporate purposes. We may use a portion of the net proceeds to acquire businesses, products and technologies that are complementary to our business. However, we have no present plans or committments and are not engaged in any negotiations with respect to any transactions of this type. Pending these uses, we will invest the net proceeds from this offering in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock or other securities. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends for the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our total capitalization as of December 31, 1999:

  . on an actual basis after giving effect to the three-for-two forward stock split of our preferred stock and common stock;

  . on a pro forma basis to reflect our acquisition of Transcription
    Enterprises Limited effected in January 2000 and the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the sale of the 5,534,000 shares of common stock at an assumed initial public offering price of $12.00 per share in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses to be paid by us and the repayment of the remaining $35.0 million of notes issued in connection with the acquisition of Transcription Enterprises Limited.

   You should read this information together with the consolidated financial statements and the notes to these statements appearing elsewhere in this prospectus.

                                             As of December 31, 1999
                                     -------------------------------------------
                                                                    Pro Forma
                                       Actual       Pro Forma      As Adjusted
                                     ------------  ------------   --------------
                                      (in thousands, except per share data)

Notes payable, including current
 portion............................ $        --   $     35,000    $        --
                                     ------------  ------------    ------------
Stockholders' equity:
  Convertible preferred stock,
   $0.0001 par value: 12,253 shares
   authorized, 8,103 issued and
   outstanding, actual; no shares
   issued or outstanding, pro forma
   and pro forma as adjusted........            1           --              --
  Common stock, $0.0001 par value:
   30,000 shares authorized, actual,
   pro forma and pro forma as
   adjusted; 9,570 shares issued and
   outstanding, actual; 17,673
   shares issued and outstanding,
   pro forma; 27,017 shares issued
   and outstanding, pro forma as
   adjusted.........................            1             2               3
 Additional paid in capital.........       50,100        95,820         155,648
 Receivable from stockholders.......         (315)         (315)           (315)
 Deferred stock compensation........      (21,220)      (21,220)        (21,220)
 Accumulated deficit................      (16,162)      (16,462)        (16,462)
                                     ------------  ------------    ------------
  Total stockholders' equity .......       12,405        57,825         117,654
                                     ------------  ------------    ------------
    Total capitalization............ $     12,405  $     92,826    $    123,948
                                     ============  ============    ============

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1999, after giving effect to our acquisition of Transcription Enterprises Limited effected in January 2000 and the conversion of our outstanding preferred stock into common stock, was $(27.6) million or $(1.29) per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of outstanding shares of common stock.

   Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of the 5,534,000 shares of common stock offered by this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value at December 31, 1999 would have been $32.2 million or $1.19 per share. This represents an immediate increase in net tangible book value to existing stockholders of $2.48 per share and an immediate dilution to new public investors of $10.81 per share. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............          $12.00
  Pro forma net tangible book value per share as of December
   31, 1999.................................................  $(1.29)
  Increase per share attributable to new public investors...    2.48
                                                              ------         ---
Pro forma net tangible book value per share after offering..            1.19
                                                                      ------ ---
Dilution per share to new public investors..................          $10.81
                                                                      ======

   The following table sets forth on a pro forma basis as of December 31, 1999, after giving effect to the conversion of our preferred stock and the acquisition of Transcription Enterprises Limited, and assuming a three-for-two forward stock split of all the outstanding common stock, the differences between the number of shares of common stock purchased from us, the total price paid, and the average price per share paid by the existing stockholders and new public investors, deducting estimated underwriting discounts and commissions and offering expenses to be paid by us, using an assumed initial public offering price of $12.00 per share:

                                                   Total Cash
                             Shares Purchased     Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 21,483,450   79.5% $24,488,000   29.0%    $ 1.14
New public investors.......  5,534,000   20.5   59,828,000   71.0      10.81
                            ----------  -----  -----------  -----
  Total.................... 27,017,450  100.0% $84,316,000  100.0%
                            ==========  =====  ===========  =====

   If the underwriters' over-allotment option is exercised in full, the number of shares held by new investors increase to 6,364,100, or 22.9%, of the total shares of common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

   The following selected financial data are qualified by reference to, and should be read in conjunction with, Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto and other information contained in this prospectus. The selected balance sheet data as of December 31, 1998 and 1999 and selected statements of operations data for the years ended December 31, 1997, 1998 and 1999 have been derived from our audited financial statements and the notes thereto included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1996 and 1997 and the selected statement of operations data for the year ended December 31, 1996 were derived from financial statements not included in this prospectus.

                                               Years ended December 31,
                                            ---------------------------------
                                             1996     1997    1998     1999
                                            -------  ------  -------  -------
                                              (in thousands, except per
                                                     share data)
Statement of Operations Data
Revenue.................................... $    51  $  620  $   736  $ 5,492
                                            -------  ------  -------  -------
Costs and expenses:
  Cost of revenue..........................       9      57      127      307
  Research and development.................     202     993    2,721    4,816
  Sales and marketing......................       2      58    1,404    4,277
  General and administrative...............      43     131    2,355    1,303
  Amortization of deferred stock
   compensation(*).........................      --      --      862    3,990
                                            -------  ------  -------  -------
    Total costs and expenses...............     256   1,239    7,469   14,693
                                            -------  ------  -------  -------
Loss from operations.......................    (205)   (619)  (6,733)  (9,201)
Interest income, net.......................       6      35      182      373
                                            -------  ------  -------  -------
Net loss................................... $  (199) $ (584) $(6,551) $(8,828)
                                            =======  ======  =======  =======
Net loss per common share, basic and
 diluted................................... $ (0.04) $(0.08) $ (0.89) $ (1.26)
                                            =======  ======  =======  =======
Weighted-average common shares, basic and
 diluted...................................   4,722   7,397    7,373    7,019
                                            =======  ======  =======  =======
Pro forma net loss per common share, basic
 and diluted (unaudited)...................                           $ (0.64)
                                                                      =======
Pro forma weighted-average common share,
 basic and diluted (unaudited).............                            13,885
                                                                      =======
                                                  As of December 31,
                                            ---------------------------------
                                             1996     1997    1998     1999
                                            -------  ------  -------  -------
                                                    (in thousands)
Balance Sheet Data
Cash and cash equivalents.................. $   615  $  656  $ 4,973  $13,486
Working capital............................     340     377    2,319   10,499
Total assets...............................     650   1,081    6,611   17,605
Total stockholders' equity.................     338     474    2,815   12,405
                                               Years ended December 31,
                                            ---------------------------------
                                             1996     1997    1998     1999
                                            -------  ------  -------  -------
                                                    (in thousands)
(*) Amortization of Deferred Stock
 Compensation:
  Cost of revenue..........................      --      --  $    22  $   117
  Research and development.................      --      --      465    1,836
  Sales and marketing......................      --      --      361    1,444
  General and administrative...............      --      --       14      593
                                            -------  ------  -------  -------
                                                 --  $   --  $   862  $ 3,990
                                            =======  ======  =======  =======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Our actual results could differ materially from those discussed in the forward-looking statements contained in this section. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our financial statements and notes thereto appearing elsewhere in this prospectus.

Overview

   We design and develop proprietary technologies and software products that enable the design and manufacture of semiconductors with subwavelength feature sizes. From our incorporation in October 1995 through February 1997, we primarily focused our activities on conducting research and development and establishing markets and distribution channels for our proprietary technologies and software products. In February 1997, we shipped our first software product, IC Workbench.

   In January 2000, we acquired Transcription Enterprises Limited for approximately $45.7 million in Series E preferred stock and $40.0 million in notes payable, resulting in goodwill and other intangible assets of $85.4 million which will be amortized on a straight-line basis over two to five years. We will account for the acquisition under the purchase method of accounting and, as a result, our historical results of operations do not include the results of operations of Transcription.

   Had the acquisition taken place on January 1, 1999, we would have had combined revenues of $16.8 million in 1999 after giving effect to reduction of pro forma combined revenues related to deferred revenues on Transcription contracts. Our pro forma combined costs and expenses for the year ended December 31, 1999 would have been $37.0 million, including $4.4 million of costs and expenses from Transcription and amortization of intangible assets associated with the acquisition of $18 million. Pro forma net interest expense for the year would have been $3.2 million, and the pro forma net loss would have been $20.7 million, or $(2.95) per share.

   Because of the significance of the acquisition, we do not believe the discussion and analysis of our historical financial condition and results of operations set for the below are indicative, nor should they be relied upon as an indicator, of our future performance.

   We derive revenue from intellectual property and software licenses, maintenance and related technical services. To date, we have derived a significant portion of our revenue from research and development licenses to integrated device manufacturers, or IDMs, and foundries of our phase shifting technologies and software and OPC software licenses, as well as licenses of photomask verification software to semiconductor resellers. An IDM is a traditional semiconductor company that designs and manufactures its own ICs. Our research and development licenses limit the use of our proprietary technologies for pre-production purposes.

   We expect to enter into production licenses with semiconductor manufacturers as they adopt our proprietary technologies for production. Production licenses grant licensees the right to use our phase shifting intellectual property and software to design and manufacture subwavelength ICs. We entered into our first production license with an IDM in December 1999. We expect production licenses to account for a significant portion of our revenue in the future and that fees for production licenses will be time-based, and structured on a per fabrication facility or per device basis.

   We license our intellectual property and software products through our direct sales force and to resellers. To date, our direct sales force has primarily focused on selling research and development licenses to semiconductor manufacturers. We anticipate an increase in direct sales efforts related to converting these manufacturers to production licensees. Our reseller licensees are primarily leading semiconductor equipment manufacturers that integrate our software products with their equipment.

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


   In the fourth quarter of 1999 and first quarter of 2000, we entered into agreements with a major design tool vendor that provides the vendor with distribution rights to our phase shifting and OPC technologies, and under which we will jointly develop phase shifting design methodologies. In addition, the vendor has agreed to integrate portions of our software products with its physical design and vertification tools. Under the agreements, we will receive fees totaling up to $26 million payable over a period of approximately three years. Each agreement may be extended by the vendor for an additional two-year period for additional fees of up to an aggregate of $24 million.

   Revenue from existing research and development licenses is recognized ratably over a related service period. Maintenance revenue is typically priced based on a percentage of the license fee and is recognized ratably over the term of the agreement, typically 12 months. We typically recognize revenue from technical services as the services are performed. For licenses to resellers and licenses of our manufacturing data preparation software, where the license fee is fixed or determinable and the collection of the fee is probable, revenue is recognized upon delivery if no significant post delivery obligations remain. We record billed amounts due from customers in excess of recognized revenue as deferred revenue. The timing and amounts billed to customers can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue in any given period.

   We have adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires enterprises to report information about operating segments in annual financial statements and selected information about reportable segments in interim financial reports. It also establishes standards for related disclosures about products, geographic areas and major customers. The method for determining what information to report is based upon the "management" approach. This method requires us to report certain financial information related to continuing operations that is provided to our chief operating decision-maker for the purpose of evaluating financial performance and resource allocation. Our chief operating decision-maker reviews revenue by both geography and customer. We allocate resources and generate revenue based on requirements of our customers in the semiconductor industry. We are not organized into business units nor do we capture expenses or allocated resources based on segmentation of our business. Thus, we operate in a single segment.

   Since inception, we have incurred substantial costs to develop our proprietary technologies and software products, to recruit and train personnel for our engineering, sales and marketing and technical support departments, and to establish an administrative organization. As a result, we have incurred net losses in each year since inception and had an accumulated deficit of $16.2 million as of December 31, 1999. We anticipate that our operating expenses will increase substantially in future years as we increase sales and marketing operations, increase research and development, broaden technical support services and expand international operations. In addition, we expect to incur additional non-cash operating expenses relating to amortization of deferred stock compensation and goodwill associated with our acquisition of Transcription Enterprises Limited. Accordingly, we expect to incur additional losses for the foreseeable future. In addition, our limited operating history makes it difficult for us to predict future operating results and, accordingly, there can be no assurance that we will achieve or sustain revenue growth or profitability.

Results of Operations

Years 1998 and 1999

   Revenue. Revenue increased from $736,000 in 1998 to $5.5 million in 1999. The increase in 1999 was primarily due to increased research and development licenses to foundries and IDMs and increased reseller sales.

 Costs and Expenses

   Cost of revenue. Cost of revenue includes primarily salary and related costs for engineers associated with maintenance and technical services. Cost of revenue increased from $127,000 in 1998 to $307,000 in 1999. This increase was due primarily to an increase in the time spent on service and integration efforts by our engineering personnel. Cost of revenue decreased as a percentage of sales from 17.0% of revenue in 1998 to

6.0% of revenue in 1999. We anticipate that cost of revenue will increase in dollar amount as we support our expanding number of industry partners and customers and assist our research and development licensees to transition into production. We expect, however, that cost of revenue will continue to decrease as a percentage of revenue in the long term.

   Research and development. Research and development expenses consist primarily of personnel and related costs. Research and development expenses increased from $2.1 million in 1998, exclusive of a $600,000 bonus paid to one of our founders and executive officers, to $4.8 million in 1999. The increase in dollar amounts reflects our expanding research and development efforts in subwavelength technologies and products. Research and development expenses decreased as a percentage of revenue from 285.3% of revenue in 1998, exclusive of the $600,000 bonus, to 87.3% of revenue in 1999. A significant portion of the increase was due to the addition of personnel and personnel-related costs for enhancement of existing applications and development of new products. We anticipate that we will continue to commit substantial resources to research and development in the future. We expect that research and development expenses will increase in dollar amounts to support increased research and development efforts, but decline as a percentage of revenue in the long term.

   Sales and marketing. Sales and marketing expenses consist primarily of salaries and related costs for sales and marketing personnel, sales commissions, tradeshows and other marketing activities. Sales and marketing expenses increased from $1.4 million in 1998 to $4.3 million in 1999. This increase was primarily due to the hiring of additional sales and marketing personnel, increased sales commissions and higher tradeshow expenses. Sales and marketing expenses decreased as percentage of revenue from 190.2% of revenue in 1998 to 77.8% of revenue in 1999. We expect that sales and marketing expenses will increase in dollar amounts to support increased sales efforts, but decline as a percentage of revenue in the long term.

   General and administrative. General and administrative expenses consist primarily of salaries and related costs for operations and finance employees and legal and accounting services. General and administrative expenses increased, exclusive of the $1.4 million bonus to a founder and officer in 1998, from $1.0 million in 1998 to $1.3 million in 1999. Exclusive of the bonus, general and administrative expenses increased in 1999 primarily as a result of increased spending in personnel and personnel-related costs. General and administrative expenses decreased as a percentage of revenue from 129.8% of revenue in 1998, exclusive of the $1.4 million bonus, to 23.6% of revenue in 1999. We expect that general and administrative will increase in dollar amounts to support increased administrative efforts, but decline as a percentage of revenue in the long term.

   On February 1, 2000, we granted stock options to purchase an aggregate of 2,007,000 shares of common stock. In connection with the grant of these stock options, we recognized deferred stock compensation totaling $17.0 million, which will be amortized over the four year vesting period of the stock options.

   Amortization of deferred stock compensation. Amortization of deferred stock compensation represents the amount of amortization related to the difference between the exercise price of options granted and the estimated fair market value of the underlying common stock on the date of the grant. We recognized stock-based compensation of $2.8 million in 1998 and $23.3 million in 1999 related to the grant of stock options. We are amortizing these amounts over the vesting periods of the individual options, using the multiple option method. Amortization of deferred stock-based compensation totaled $862,000 and $4.0 million for 1998 and 1999, respectively. Outstanding options will continue to vest over the next four years. Future compensation expense from options granted through December 31, 1999 is estimated to be $11.2 million for 2000, $5.9 million for 2001, $3.0 million for 2002 and $1.1 million for 2003.

   Interest income. Interest income increased from $182,000 in 1998 to $373,000 in 1999 primarily due to higher average cash and short-term investment balances.

Years 1997 and 1998

   Revenue. Revenue increased from $620,000 in 1997 to $736,000 in 1998. This increase was primarily attributable to increased reseller sales, as well as maintenance and support on an increased number of customers.

 Costs and Expenses

   Cost of Revenue. Cost of revenue increased from $57,000 in 1997 to $127,000 in 1998. This increase was due primarily to increased service and integration efforts by our engineering personnel.

   Research and development. Research and development expenses increased from $1.0 million in 1997 to $2.7 million in 1998. This increase was due to the addition of personnel and higher personnel-related costs to enhance and expand our product offerings and a $600,000 bonus paid to a founder and officer.

   Sales and marketing. Sales and marketing expenses increased from $58,000 in 1997 to $1.4 million in 1998. This increase was primarily due to the addition of personnel and higher personnel-related costs resulting from the continued growth of our sales and marketing organizations, as well as costs associated with the sales and marketing of our products.

   General and administrative. General and administrative expenses increased from $131,000 in 1997 to $2.4 million in 1998. General and administrative expenses increased in 1998 partly as a result of increased spending in legal, accounting and human resources professional services. General and administrative expenses also included a bonus of $1.4 million to one of our founders and executive officers in 1998.

   Interest income. Interest income increased from $35,000 in 1997 to $182,000 in 1998 primarily due to higher average cash and short-term investment balances.

Net Operating Losses and Tax Credit Carryforwards

   As of December 31, 1999, we had federal net operating losses and research and development credit carryforwards of approximately $6.9 million and $217,000, respectively. The net operating loss and research and development credit carryforwards will expire at various dates, beginning in 2010, if not utilized. Under the provisions of the Internal Revenue Code of 1986, as amended, substantial changes in our ownership may limit the amount of net operating loss carryforwards that can be utilized annually in the future to offset taxable income. A valuation allowance has been established to fully reserve the potential benefits of these carryforwards in our financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.

Liquidity and Capital Resources

   Since inception, we have funded our operations primarily through the private sale of our equity securities in aggregate net proceeds of approximately $24.5 million. As of December 31, 1999 we had $10.5 million in working capital and $13.5 million in cash and cash equivalents. We anticipate using available cash to fund growth in operations, invest in capital equipment, acquire businesses, and license technologies or software products related to our line of business.

   Net cash used in operating activities was $3.3 million in 1998, compared to $4.4 million in 1999. Net cash used in operating activities in 1999 primarily reflects a net loss of $8.8 million, partly offset by amortization of deferred stock compensation costs of $4.0 million.

   Net cash provided by financing activities was approximately $719,000 in 1997, $8.0 million in 1998 and $14.4 million in 1999. Net cash provided by financing activities includes proceeds from the issuance of preferred and common stock and stock warrants.

   Capital expenditures were approximately $82,000 in 1997, $455,000 in 1998 and $1.5 million in 1999. Our capital expenditures consisted of purchases of computer hardware and software, office furniture and equipment and leasehold improvements. Purchases of computer equipment represent the largest component of our capital expenditures. We expect to invest approximately $2.0 million in 2000 mainly for computer equipment, facilities and business systems upgrades.

   On January 1, 2000, we acquired Transcription Enterprises Limited. In connection with the acquisition, we issued $40.0 million in promissory notes. Shortly after issuance of the notes, we repaid $5.0 million of the principal, leaving a balance of $35.0 million outstanding under the notes. The remaining principal amount, plus interest at 8% per annum, is payable in 16 equal quarterly payments of $2.2 million, plus interest commencing on April 1, 2000. We expect to repay these notes in full with the net proceeds of this offering.

   We expect to experience significant growth in our operating expenses, particularly research and development and sales and marketing expenses, for the foreseeable future in order to execute our business strategy. As a result, we anticipate that such operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions of, or investments in, complementary businesses, technologies or product lines. We believe that the net proceeds from the sale of the common stock in this offering, together with funds generated from operations, will be sufficient to meet our working capital requirements for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

Recent Accounting Pronouncements

   In June 1998, FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement does not apply to us as we currently do not have any derivative instruments or hedging activities.

Disclosures About Market Risk

   Our exposure to market risk is limited to interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term debt securities issued by corporations. We place our investments with high quality issuers and limit the amount of credit exposure to any one issuer. Due to the nature of our short-term investments, we believe that we are not subject to any material market risk exposure.

Year 2000 Compliance

   As of March 2, 2000, we had not experienced, nor do we expect to experience, any Year 2000-related disruption in the operation of our systems. To our knowledge, none of our material suppliers or vendors experienced any material Year 2000 problems or had any difficulty resolving the so-called "century leap year" algorithm. Although most Year 2000 problems should have become evident on January 1, 2000 or February 29, 2000, additional Year 2000-related problems may become evident in the future.

                                    BUSINESS

Overview

   We are a leading commercial provider of proprietary technologies and software products that enable the design and manufacture of subwavelength semiconductors using existing design tools and semiconductor equipment. We believe we accelerate the semiconductor technology roadmap by at least two years, enabling the production of semiconductors with feature sizes of 0.09 micron. Our comprehensive solution addresses each key stage of the design-to-silicon flow, including physical design of semiconductors; verification that the design is optimal; manufacturing data preparation, manufacturing and inspection of photomasks, or templates; and the manipulation of light waves to create images of IC patterns, or photolithography. By offering a subwavelength solution that is used in every key stage of the semiconductor design and manufacturing process, we help to integrate the entire design-to-silicon flow for subwavelength ICs.

   Our patented phase shifting, proprietary OPC and process modeling technologies form the foundation of our subwavelength solution. By enabling our industry partners and customers to produce smaller, faster and more power efficient semiconductors with existing semiconductor equipment, our subwavelength solution allows our industry partners and customers to introduce new high performance semiconductors more quickly, while significantly increasing their return on invested capital. Motorola and one of our industry partners demonstrated success with our proprietary technologies, and MIT Lincoln Laboratory, a research laboratory, demonstrated the future potential of our proprietary technologies by creating 0.05 micron features. We believe our technology leadership and our relationships with leading companies within the semiconductor industry drive the adoption of our comprehensive subwavelength solution as the industry standard. Our industry partners and customers include Applied Materials, KLA-Tencor, DuPont Photomask, Phototronics, Cadence, TSMC and UMC.

Industry Background

   Businesses and individuals increasingly rely on electronic products and systems powered by semiconductors. These products and systems include desktop and portable personal computers, mobile phones, Internet appliances, video game consoles, and high-speed networking and communications products that serve as the backbone of the Internet. The semiconductor industry could not enhance these electronic products or continue to introduce new, more sophisticated products without these advances. Growing recognition of the benefits of advances in electronics, including enhanced productivity and communications capability, drives demand for higher performance, lower cost, smaller and more power efficient products with greater functionality. To meet this demand, manufacturers of electronic products and systems require an increasing supply of faster, cheaper and more power efficient semiconductors. The Semiconductor Industry Association estimated, in its October 1999 report, that the worldwide market for semiconductors will grow from $144 billion in 1999 to $233 billion in 2002, or 61.8%. Delivering these advanced semiconductors will require rapid advances in IC design and manufacturing technologies.

 The Historical March to Smaller Feature Sizes and Systems-on-a-Chip

   The ability to produce advanced ICs depends on developing technology that enables the design and manufacture of semiconductors with smaller feature sizes. A semiconductor's "feature size" relates to the size of circuit components in the device and is measured in microns, or millionths of a meter. Advanced semiconductors today have feature sizes of 0.18 to 0.25 micron. To illustrate how small these features are, when placed side by side, one thousand
0.10 micron transistors can fit within the width of a single human hair. Smaller feature sizes significantly increase performance while decreasing the size, cost and power consumption of semiconductors. Smaller feature sizes also allow multiple components, such as microprocessors, memory, analog components and digital signal processors, to be integrated into a single semiconductor. The resulting complex semiconductor, commonly referred to as system-on-a-chip, offers significant performance, cost, power and reliability benefits over systems that require multiple semiconductors to perform the same tasks.

   Advances in semiconductor design and manufacturing technologies enabled reductions in feature sizes from 3.0 micron in 1980 to 0.18 micron in today's advanced production fabrication facilities. These advances led to significant improvements in electronic systems and products. For example, today's cellular phones compared to those of a few years ago have a battery life of days instead of hours, weigh ounces instead of pounds and can be produced at a fraction of the price. In addition, today's cellular phones have many times the computing power of the most advanced personal computer in 1980.

   To date, the semiconductor industry relied upon advances in semiconductor equipment to produce smaller feature sizes on semiconductors. However, to fully realize the benefits of smaller feature sizes, significant advances have also been required in each of the following stages of the semiconductor design-to-silicon flow:

  . Semiconductor Design Tools. A variety of complex software programs used to design, simulate and verify semiconductor designs.

  . Photomasks. Transparent templates used to transfer images of electronic circuits onto silicon wafers.

  . Semiconductor Equipment. Sophisticated equipment used to manufacture semiconductors.

  . Semiconductor Manufacturing. Complex processes required to create semiconductors on silicon.

   Historically, leading semiconductor companies designed, manufactured and tested their semiconductors in their own facilities using internally developed tools. The growing complexity of the design and manufacturing processes and the escalating cost of manufacturing facilities resulted in a disaggregation of the semiconductor industry into companies separately focusing on each individual stage of the design-to-silicon flow. This disaggregation is fueling the rapid growth of "fabless" semiconductor companies, which do not own or operate their own semiconductor fabrication facilities, design tool vendors, semiconductor equipment manufacturers and third-party semiconductor manufacturers, or foundries. Each of these industry markets faces significant challenges as feature sizes continue to decrease.

 The Subwavelength Challenge

   Semiconductor manufacturing equipment transmits light at a specific wavelength through a photomask to create images of IC patterns on a semiconductor. This process is referred to as photolithography or optical lithography. At feature sizes below 0.25 micron, the semiconductor industry reached a critical technology transition. At and above 0.25 micron, the wavelength of light used is smaller than the IC features. However, at 0.18 micron and below, the wavelength of light used in production semiconductor manufacturing equipment is significantly larger than the IC features, resulting in image quality that degrades rapidly. This is like trying to paint a one-inch line with a four-inch paint brush. This growing disparity between feature sizes and wavelength of light is referred to as the "subwavelength gap." As a result, manufacturers in the industry cannot produce semiconductors with feature sizes of 0.18 micron and smaller with acceptable yield levels using traditional technologies. Furthermore, as the demand for reduced feature sizes continues to outpace the reduction in wavelengths used by available equipment, this subwavelength gap will widen.


                              [GRAPH APPEARS HERE]

   In its 1999 International Technology Roadmap, the Semiconductor Industry Association predicted that the semiconductor industry would introduce microprocessors with 0.10 micron feature sizes for semiconductors by the end of 2001 and 0.10 micron DRAM by the end of 2005. Advances in manufacturing equipment technology alone can no longer enable the progression to smaller feature sizes and we do not expect alternative non-optical manufacturing processes to be commercially viable for many years. As a result, the semiconductor industry must develop and integrate new subwavelength solutions into all aspects of the design-to-silicon flow.

Our Solution

   We are a leading commercial provider of proprietary technologies and software products that enable the design and manufacture of subwavelength semiconductors using existing design tools and semiconductor equipment. We have accelerated the semiconductor technology roadmap by at least two years, enabling the production of semiconductors with feature sizes of 0.09 micron. Our comprehensive solution addresses each key stage of the design-to-silicon flow, including physical design, design verification, manufacturing data preparation, photomask manufacturing inspection and photolithography. By offering a subwavelength solution that is used in every stage of the semiconductor design and manufacturing process, we integrate the entire design-to-silicon flow for subwavelength ICs.


                           [FLOW CHART APPEARS HERE]

   Our patented phase shifting and proprietary OPC and process modeling technologies serve as the foundation for our subwavelength solution. Our subwavelength solution leverages our expertise in semiconductor and photomask manufacturing processes, semiconductor equipment, IC design, software development and subwavelength technologies.

   Our proprietary technologies and software products are designed to offer the following key benefits:

   Proven Path to Smaller, Faster, Cheaper and Power Efficient Devices. Our industry partners and customers demonstrate the success of our proprietary technologies and software products. For example, Motorola used our phase shifting technology and software to enable its 0.18 micron wafer fabrication facilities to produce 0.10 micron features. Similarly, in November 1999, one of our industry partners announced that it developed the world's fastest digital signal processor operating at one volt. To create this high-performance digital signal processor, the partner reduced the feature sizes from 0.25 micron to
0.12 micron using our phase shifting technology software. Further, in February 2000, MIT Lincoln Laboratory, a research laboratory, demonstrated the future potential of our technologies and products by successfully creating 0.05 micron features. MIT used our phase shifting technology software and 0.25 micron semiconductor manufacturing equipment.

   Accelerate Time to Market. In today's economy, semiconductor manufacturers can achieve a significant market advantage by being the first to introduce more advanced semiconductors. Introducing next generation semiconductors has historically required the semiconductor industry to install new equipment or to construct new manufacturing facilities, which may take up to three years to complete. Our phase shifting technology and software products enable companies to use existing equipment to produce smaller, faster and more power efficient semiconductors, thereby enabling them to introduce new products more rapidly.

   Increase Return on Capital Equipment Investment. We design our proprietary technologies and software products to enable existing semiconductor manufacturing equipment to produce subwavelength ICs. Using our technologies and products, semiconductor manufacturers will not be required to spend billions of dollars to produce ICs with smaller and smaller feature sizes. As a result, these semiconductor manufacturers can significantly increase their return on invested capital. Furthermore, we believe that the use of our proprietary technologies and software products results in higher manufacturing yields.

   Integrate the Key Stages of the Design-to-Silicon Flow. We design our proprietary technologies and software products on a common platform and architecture and are implemented in key stages of the design-to-silicon flow. Our software products utilize a common process modeling and simulation technique that allows the tools and equipment used in subsequent stages to understand and process the results generated by each of the prior stages. For example, the separate tools and equipment used to design, verify and manufacture semiconductors can coordinate with each other to ensure an accurate design-to-silicon flow. This coordination is particularly critical in the semiconductor industry, which disaggregated into different companies that specialize in separate key stages of the design-to-silicon flow. We believe this is necessary to the successful production of subwavelength semiconductors.

Our Strategy

   Our objective is to establish our proprietary technologies and software products as the industry standard for the design and manufacture of subwavelength semiconductors. Key elements of our strategy include:

   Drive Continued Adoption of Our Subwavelengh Solution. We seek to proliferate our proprietary technologies and software products as the solution to the subwavelength gap problem. As part of this strategy, we intend to continue to expand our relationships with leading integrated device manufacturers, or IDMs, such as Lucent and Motorola, and leading foundries such as TSMC and UMC. Due to the increasing proportion of semiconductors manufactured at foundries, we intend to increasingly focus our efforts on establishing our patented phase shifting technologies as the standard at TSMC, UMC and other foundries to further drive the adoption of our subwavelength solution by each of the other participants in the design-to-silicon flow.

   Expand Relationships with Our Industry Partners. We intend to strengthen and expand our industry partner relationships with the leading companies within each stage of the design-to-silicon flow. To date, we have developed relationships with semiconductor design tool vendors such as Cadence, photomask manufacturers such as Dupont Photomask and Photronics, and semiconductor equipment manufacturers such as Applied Materials and KLA-Tencor. We believe that these broad-based industry relationships will help to proliferate our proprietary technologies and software products as the industry standard.

   Leverage Our Comprehensive Platform. We intend to leverage the common platform of our proprietary technologies and software products to aggressively market our products to each key market in the semiconductor industry. This common platform enables data and information regarding subwavelength designs to be shared by participants in each key stage of the design-to-silicon flow. Because our proprietary technologies and software products ensure the accurate and consistent communication of subwavelength design and process data, each participant in the design-to-silicon flow benefits from their use.

   Leverage Our Dominant Market Position in Manufacturing Data Preparation Products. The vast majority of semiconductor, photomask and semiconductor equipment manufacturers and foundries use our manufacturing data preparation software as the essential link between the design and production stages of the design-to-silicon flow. We intend to build on this dominant market position in manufacturing data preparation to market our subwavelength proprietary technologies and software products to these customers.

   Extend Technology Leadership Position. We believe we were among the first to recognize that the subwavelength gap would represent a significant challenge to continued advances in semiconductor technology. To capitalize on this business opportunity, we engaged in significant research and development activities over the past four years, pioneering proprietary and manufacturable phase shifting technologies that we believe are the key to bridging the subwavelength gap. We assembled a strong team of subwavelength experts, more than half of which have graduate technical degrees, and we intend to continue expanding our research and development efforts to further enhance our proprietary technologies.

   Maintain Time-Based Software and Intellectual Property Licensing Models. Our business model allows us to build on the sales and marketing efforts of our industry partners, which resell, market and promote our technologies and products. We seek to generate the majority of our future revenue through time-based license fees, intellectual property licensing agreements and other innovative, ongoing agreements with IDMs, foundries and reseller licensees.

Technology

   As feature sizes decreased to dimensions smaller than the wavelength of light used in optical lithography equipment, phase shifting and OPC technologies became critical to the continued growth of the semiconductor industry. Widespread deployment of subwavelength technologies requires the industry to create an efficient and integrated IC design and manufacturing process and introduce new technologies into several stages of the design-to-silicon flow. Our proprietary technologies and software products allow IC designers, as well as manufacturers of photomasks, semiconductor equipment and semiconductor devices, to successfully deploy phase shifting and OPC technologies. We believe we are the only company exclusively focused on delivering a comprehensive solution that enables the design and manufacture of subwavelength ICs.

 Phase Shifting

   The foundation of our subwavelength process technologies lies in our phase shifting technology, which manipulates light waves to produce high-resolution images of subwavelength IC features. Our phase shifting technology sequences positive and negative light wave patterns to prevent interfering waves from causing the image on silicon to blur or disappear entirely. This enables designers and manufacturers to create IC features that are less than half the size of those that can be produced using conventional optical lithography techniques. Our phase shifting technology also dramatically reduces sensitivity to variations in the manufacturing process such as focus deviations and lens imperfections, significantly improving manufacturing yields. We developed the industry's first production-worthy, commercial phase shifting technology by combining the multidisciplinary expertise of our scientists and engineers and investing significantly in joint research and development activities with leading photomask and semiconductor manufacturers.


                              [CHART APPEARS HERE]

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

   Optical Proximity Correction

   Our OPC technologies embed corrective features in the IC design and photomask to reduce image distortions caused by interfering light waves. We developed these technologies in close collaboration with photomask and semiconductor manufacturers to improve photomask manufacturability without sacrificing performance. Our OPC technologies focus on correcting distortions in semiconductor features that would most affect the semiconductor's performance. OPC makes it possible to obtain an IC pattern that more closely resembles the original desired design. However, as feature sizes continue to decrease, OPC is no longer sufficient to ensure acceptable manufacturing yields. At these smaller feature sizes, semiconductor manufacturers will employ both OPC and phase shifting process technologies.


                             [4 CHARTS APPEAR HERE]

   Process Modeling and Simulation

   Historically, the designed layout of a semiconductor, its representation on the photomask and the corresponding features on the semiconductor were essentially identical. At subwavelength feature sizes, this relationship no longer exists. As a result of distortions created during the manufacturing process and the application of phase shifting and OPC, the design of a semiconductor, its representation on the photomask and the pattern transferred to the semiconductor all look different. We developed proprietary process modeling and simulation technologies that recharacterize the relationship between device design, photomask pattern and semiconductor features. This recharacterized relationship allows designers and manufacturers to accurately translate designs and photomasks to final semiconductors. Semiconductor manufacturers can calibrate our process models to accurately characterize their specific processes and use them in our software products throughout the design-to-silicon flow. Manufacturers can use a common process model throughout the design-to-silicon flow to facilitate consistency in the communication of process and design data.

   Implementation Technologies

   We developed several technologies necessary to implement the mainstream design and manufacturing use of phase shifting and OPC technologies. These include:

  .  design automation algorithms for phase shifting and OPC;

  .  hierarchical design data management technologies;

  .  subwavelength design verification technologies;

  .  photomask defect analysis technologies;

  . high-performance process simulation algorithms and process model calibration technologies; and

  .  algorithms for manufacturing data preparation.

Products

   We offer technology products, software products and services that together provide a comprehensive subwavelength design-to-silicon solution.

 Technology Products

   Phase Shift Technology. Our phase shifting technology licenses allow the licensee to produce subwavelength semiconductor devices using our proprietary technology. We offer limited use research and development licenses that allow the licensee to use our proprietary technology for pre-production purposes. We also offer production licenses of our phase shifting technology that are time based, or are licensed per fabrication facility or per device produced.

   Subwavelength Process Development. We offer a comprehensive implementation package that includes a development plan, calibration and test photomasks and on-site customer assistance to develop advanced subwavelength manufacturing processes using our phase shifting and OPC technologies and software products. Our engineers and scientists work on-site at our customers' fabrication facilities to develop these processes and generate design rules, calibrated models and associated design-to-silicon flows.

 Software Products

   We offer a comprehensive suite of complex, tightly integrated software products that all of the key markets within the semiconductor industry can use. These markets use our software products independently or integrate them with IC design tools, and photomask and semiconductor manufacturing equipment. Our products address the needs of subwavelength design and manufacture in four key sectors of the design-to-silicon flow:


 Sector                          Products                    Applications

 Physical Design and        iNPhase            . Ensure compatability of semiconductor
 Post-
  Layout Data Processing    TROPiC              designs with subwavelength processes
                            iMagic             . Create phase shifted and OPC device
                            SiVL                design layout
                                               . Verify silicon performance of designs

---------------------------------------------------------------------------------------
 Manufacturing Data         CATS               . Process design data required to
  Preparation and           iNMask              fabricate and inspect photomasks
  Photomask Manufacturing   iNMask-MRC         . Verify input data, manufacturing data
                                                 processing and photomask layout
                                               . Convert photomask design data to
                                                formats required by specific photomask
                                                manufacturing equipment
                                               . Verify photomask and wafer
                                                manufacturability

---------------------------------------------------------------------------------------
 Photomask Inspection       Virtual Stepper    . Characterize located photomask defects
  and Measurement           iNSpect            . Transcribe and transfer design data to
                                                photomask and wafer inspection and
                                                measurement equipment
---------------------------------------------------------------------------------------
 IC Fabrication and         IC Workbench       . Optimize fabrication process
 Process                                         parameters
  Development               ModelCal           . Generate calibrated process models and
                            RuleGen             design rules for phase shift and OPC
                            CheckIt             processes and our products
                                               . Verify silicon performance of designs


   Each of these products is described below.

 Physical Design and Post-Layout Data Processing Products

   iNPhase. Our iNPhase product automates and integrates the design, verification and OPC functions of our phase shifting technology. iNPhase also verifies that the semiconductor design is free of "phase conflicts," or design configurations that could result in manufacturing failures.

   TROPiC. This integrated product automatically corrects designs for process-induced distortions of subwavelength features. TROPiC implements our OPC technologies that control photomask complexity to lower photomask cost without sacrificing semiconductor performance.

   iMagic. Our process simulation software product uses process models that are calibrated to individual semiconductor manufacturers' processes. iMagic is used by designers to simulate the final IC features that correspond to their designs.

   SiVL. Our silicon-versus-layout product utilizes our proprietary process simulation technologies to verify that conventional, phase shifting and OPC designs produce printed IC patterns within specified tolerances. By accurately predicting "silicon level" failures, SiVL reduces or eliminates the need to repeat the design and manufacturing process. SiVL integrates with tools used to verify that the IC patterns are within specified tolerances.

 Manufacturing Data Preparation and Photomask Manufacturing Products

   CATS. This family of products includes products that automatically create different photomask layers by sizing and combining design layers. Our CATS products allow users to view the input and output data of the manufacturing data preparation process and verify photomask design accuracy using a combination of graphical algorithmic and query analyses.

   iNMask. Our iNMask formatting product automatically transcribes photomask layout data into input data formats optimized for specific photomask manufacturing equipment. iNMask supports leading photomask equipment manufacturers, including Etec, Hitachi and Leica.

   iNMask-MRC. This product verifies that the photomask data files produce manufacturable photomasks and wafers. The data is checked for variations from manufacturing requirements, including minimum widths, spacing and layer to layer errors.

 Photomask Inspection and Metrology Products

   Virtual Stepper. This product allows photomask manufacturers to accurately assess the impact of photomask defects on the silicon wafer. Photomask manufacturers using Virtual Stepper can quickly determine photomask quality, improving their productivity and yield. The Virtual Stepper takes direct input from defect inspection and review equipment manufactured by leading equipment companies including Applied Materials, KLA-Tencor and Zygo.

   iNSpect. Our iNSpect product automatically transcribes photomask layout data into input data formats optimized for specific photomask and wafer inspection equipment. iNSpect also identifies measurement locations for photomask and wafer measurement equipment. This product supports leading equipment manufacturers, including Applied Materials, KLA-Tencor, Leica and Zygo.

 Semiconductor Fabrication and Process Development

   IC Workbench. IC Workbench is an interactive process simulation, analysis and optimization tool. This product includes a powerful graphical user interface, design data viewer and editor with real-time simulation feedback. This allows users to rapidly evaluate the impact of design and process parameters on the final silicon results while optimizing subwavelength processes.

   ModelCal. This product enables users to automatically calibrate process models using empirical measurement data from specific semiconductor manufacturers' processes. ModelCal implements our proprietary model calibration technology to produce extremely accurate process models using our calibration photomask designs for both phase shifting and OPC applications.

   RuleGen. This product automatically generates design rules and parameters for phase shifting and OPC processes using our calibrated process models. The output of RuleGen is fully compatible with the input requirements of InPhase and TROPiC.

   CheckIt. This product performs accurate, exhaustive, silicon-level verification for phase shifting and OPC designs prior to IC production. CheckIt accurately predicts potential failures in the manufacture of semi-conductors and marginal locations on phase shifting and OPC designs.

Services

   Design Services. We assist our industry partners and customers with semiconductor designs that use our phase shifting and OPC technologies. Our design services include creating phase shifted designs, applying OPC technology to designs and verifying the final design layout. Our design services help industry partners and customers rapidly adopt our technologies.

   Technology Integration Services. We offer technology integration services to allow our industry partners to integrate our software products with their products for marketing to their customers. We develop software interfaces to semiconductor design tools and equipment to enable the necessary data communication to integrate the operation of the combined products.

 Customers and Industry Partners

   We license our proprietary technologies and software products to companies in key markets within the semiconductor industry. Our customers include licensees of our phase shifting technology and software, manufacturing data preparation software and silicon verification and photomask verification software. Our industry partners integrate our technologies and software into their products and act as resellers. The following customers and/or industry partners accounted for license, maintenance and technical service revenues of more than $100,000 in 1999:


   IDMs and Foundries             Design Tool Vendors
   CNet                           Cadence Design Systems
   Conexant
   Fujitsu                        Semiconductor Equipment
   IBM                            Manufacturers
   LG International               Applied Materials
   Lucent                         KLA-Tencor
   Matsushita                     Ultrabeam
   Motorola                       Zygo
   National Semiconductor
   NEC                            Mask Manufacturers
   OKI                            Align Rite
   Samsung                        Compugraphics
   Siemens                        Dai Nippon Printing
   ST Microelectronics            DuPont Photomask
   Texas Instruments              Hoya
   Tokyo University               Photronics
   Toshiba                        Precision Semiconductor
   TSMC                           Mask Corporation
   UMC                            Taiwan Mask Corporation
   VLSI Technology                Toppan
   World Semiconductor
    Manufacturing Company


   All of the companies listed above are our customers. In addition, Lucent, Motorola, Toshiba, TSMC, UMC, Cadence, Applied Materials, KLA-Tencor, Zygo, DuPont Photomask, Photronics and Taiwan Mask Corporation are our industry partners.

Sales and Marketing

   We rely on our direct sales force and on our industry partner relationships to penetrate each key market of the semiconductor industry. Domestically, our direct sales force operates primarily out of our headquarters in California. We also employ sales personnel in Minnesota and Texas. In addition, we maintain sales personnel and support staff who work closely with resellers and partners in Korea, Japan, The Netherlands and Taiwan. We intend to continue to expand our sales and support personnel both domestically and internationally. As of January 1, 2000, we had 28 employees involved in sales and marketing.

   Our marketing personnel focus on developing our relationships with industry partners. Our industry partners include leading semiconductor equipment manufacturers, such as Applied Materials and KLA-Tencor, and design tool companies, such as Cadence. We also entered into joint-marketing relationships with leading photomask manufacturers, such Dupont Photomask and Photronics. Our direct sales efforts have focused primarily on licensing to foundries and IDMs. To date, we have concentrated our sales and marketing efforts on selling research and development licenses. We expect to extend these efforts to generate production licenses as semiconductor manufacturers move into production of subwavelength ICs. We have already entered into a production license with a leading IDM. We believe that our broad-based sales and marketing efforts will facilitate the adoption of our subwavelength technologies as the industry standard.

Research and Development

   Our future success will depend to a large extent on our ability to rapidly develop and introduce new proprietary technologies and software products and enhancements to our existing products. We have made and expect to continue to make substantial investments in research and development. The complexity of phase shifting and OPC technologies requires expertise in physical IC design and layout, photomask manufacturing, optical lithography, numerical algorithms and software development. We believe that the multidisciplinary expertise of our team of scientists and engineers will continue to advance our market and technological leadership.

   As of January 1, 2000, our engineering group consisted of 51 employees, 67% of whom have advanced degrees, including 35% who have Ph.D.s. These employees are focused on the following objectives:

   Product Development. Our product development group is organized in teams around the different products we offer. A separate team within this group develops our common core technology and ensures that each product fits into this common architecture.

   Advanced Research. Our advanced research group works independently from our product development group to assess and develop new technologies that meet the evolving needs of subwavelength design and manufacturing.

   Product Engineering. Our product engineering group is primarily focused on product release, platform support, quality assurance and product documentation.

Competition

   The semiconductor industry is highly competitive and characterized by rapidly changing design and process technologies. The market for phase shifting and OPC solutions is rapidly evolving and we expect competition to continue to increase. We face direct competition from other providers of phase shifting, OPC and manufacturing data preparation solutions, including Avant! and Mentor Graphics. We also compete with companies that have developed or have the ability to develop their own proprietary phase shifting and OPC enabling solutions, such as IBM. Many of these companies are larger than we are, have greater financial or other resources than we do and therefore can withstand adverse market or economic conditions more readily than we can. We may also face competition from alternatives to current photolithography systems. In addition, commercially viable manufacturing processes that provide alternatives to our subwavelength solution may be developed in the future by existing or potential competitors. We believe that the principal competitive factors in our market include technology viability, product availability, performance, reliability, functionality, cost and customer service. We believe we compete favorably with respect to each of these factors.

Intellectual Property

   Our future success and competitive position depend upon our continued ability to develop and protect proprietary technologies. We rely significantly on a combination of patents, copyrights, trademarks and trade secrets to protect our proprietary technologies and prevent competitors from using our technologies in their products. We have been issued two U.S. patents and have five U.S. patent applications currently pending in the U.S. and nine foreign patent applications currently pending in selected foreign countries. In the future, we may seek additional patent protection when we feel it is necessary.

   Our existing or future patents may be circumvented, blocked, licensed to others or challenged as to inventorship, ownership, scope, validity or enforceability. Third parties have advised us of literature which they believe to be relevant to our patents. We do not believe this literature will materially affect the scope or enforceability of our present or future patents. We may not receive competitive advantages from the rights granted under our patents. In addition, our future patent applications may not be issued with the scope of the claims sought by us, if at all. Furthermore, others may develop technologies that are similar or superior to our proprietary technologies, duplicate our proprietary technologies or design around the patents owned or licensed by us. We are aware of certain patents drawn to our attention with which our products or patents may conflict. We believe that one of these patents may be invalid, but if found to be valid, we further believe that it would be licensable under reasonable terms. We are evaluating the other patents, but we believe that these patents are either invalid or that our patents and products do not directly infringe these patents. In addition, in foreign countries, we may not receive effective patent and trademark protection. We cannot be sure that steps we take to protect our proprietary technologies will prevent misappropriation of our technologies.

   In addition, we generally enter into confidentiality agreements with our employees, industry partners and customers, as well as generally control access to and distribution of our documentation and other proprietary information. Despite this protection, unauthorized parties may copy aspects of our current or future software products or obtain and use information that we regard as proprietary.

   The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions. There are also numerous patents in the semiconductor industry and new patents are being issued at a rapid rate. This often results in significant and often protracted and expensive litigation. There is no intellectual property litigation currently pending against us. However, from time to time third parties may notify us of intellectual property infringement claims. If it is necessary or desirable, we may seek licenses under these third party patents or intellectual property rights. However, we cannot be sure that third parties will offer licenses to us or that we accept the terms of any offered licenses.

   If we fail to obtain a license from a third party for proprietary technologies that we use, we could incur substantial liabilities, or suspend sales of our software products or our use of processes requiring the technologies. Litigation could cause us to incur significant expenses, harm our sales of the challenged technologies or software products and divert the efforts of our technical and management personnel, whether or not a court decides the litigation is in our favor. In the event we receive an adverse result in any litigation, we could be required to pay substantial damages, cease sale of infringing products, expend significant resources to develop or acquire non-infringing technology and discontinue the use of processes requiring the infringing technology or obtain licenses to the infringing technology. We may not be successful in the development or acquisition of intellectual property, or the necessary licenses may not be available under reasonable terms, and any development, acquisition or license could require us to expend a substantial amount of time and other resources. Any of these developments would harm our business.

Employees

   As of January 1, 2000, we employed 98 individuals in the United States, of which 96 were located in the Silicon Valley. As of January 1, 2000, we also employed seven individuals abroad to provide technical support to customers in Asia and Europe, two of which were located in Korea, two in Taiwan, one in Japan and two in The Netherlands. None of our employees is represented by a labor union or is subject to a collective bargaining agreement. We believe that our relationship with our employees is good.

Facilities

   Our executive offices and principal operations are currently located in approximately 39,300 square feet of office space in San Jose, California under a lease that expires in May 2004. We also lease approximately 2,400 square feet of office space in Los Gatos, California under a lease that expires in January 2001. We believe that our existing facilities are adequate for our current needs.

Legal Proceedings

   We are not currently party to any material legal proceedings.

                                   MANAGEMENT

   The following table sets forth information regarding our executive officers and directors as of January 24, 2000:

 Name                       Age Position
 ----                       --- --------
 William H. Davidow(b).....  64 Chairman of the Board
 Y. C. (Buno) Pati.........  35 President, Chief Executive Officer and
                                Director
 Yao-Ting Wang.............  36 Chief Technology Officer and Director
 Richard Mora..............  53 Chief Financial Officer and Vice President,
                                Operations
 Atul Sharan...............  40 Vice President, Marketing and Business
                                Development
 Lars Herlitz..............  35 Vice President, Engineering
 John Traub................  53 Vice President, Worldwide Sales
 Kevin MacLean.............  37 Vice President and General Manager,
                                Transcription
 Roger Sturgeon............  55 Director and Fellow
 Thomas Kailath(b).........  64 Director
 Narendra K. Gupta(a)......  51 Director
 Abbas El Gamal(a).........  49 Director
 Harvey Jones(a)(b)........  47 Director

--------
(a) Member of the Audit Committee
(b) Member of the Compensation Committee

   William H. Davidow has served as our Chairman of the Board since January 2000 and as a director of our company since June 1998. Mr. Davidow has served as a partner at Mohr, Davidow Ventures since May 1985 and has been a high-technology industry executive and a venture investor for over 20 years. From August 1973 to January 1985, Mr. Davidow was at Intel Corporation where he was Senior Vice President of marketing and sales, Vice President of the microcomputer division and Vice President of the microcomputer systems division. Mr. Davidow received a Ph.D. in electrical engineering from Stanford University, an M.S. in electrical engineering from the California Institute of Technology, an M.S. in electrical engineering from Dartmouth College and a B.S. in electrical engineering from Dartmouth. Mr. Davidow is chairman of the board at both Rambus Corporation and Viant Corporation. Mr. Davidow also serves on the boards of several other start-up companies.

   Dr. Y. C. (Buno) Pati has served as our President and Chief Executive Officer and a director since he co-founded our company in October 1995. From October 1995 to December 1996, Dr. Pati served as an assistant professor of electrical engineering and computer science at Harvard University. From October 1992 to October 1995, Dr. Pati conducted research efforts in computational and system sciences applied to integrated circuit manufacturing at Stanford University. Dr. Pati has published numerous articles in signal processing, communications, fast lithography simulations and automated phase shifting photomask design. Dr. Pati received a B.S., an M.S. and a Ph.D. in electrical engineering from the University of Maryland at College Park.

   Dr. Yao-Ting Wang has served as our Chief Technology Officer and a director since he co-founded our company in October 1995. Dr. Wang's doctoral dissertation research was on automated design of phase shifting photomasks using fast algorithms and signal processing techniques. Dr. Wang is active in the areas of fast lithography simulations and automated advanced photomask designs, with specific interests in communications, signal processing and lithographic techniques. Dr. Wang received a B.S. degree from National Taiwan University and a Ph.D. in Electrical Engineering from Stanford University.

   Richard Mora has served as our Chief Financial Officer and Vice President, Operations since May 1999. From August 1994 to April 1999, Mr. Mora was Chief Financial Officer and Vice President of Finance at Mattson Technologies, Inc., a semiconductor equipment manufacturer. During 1994, Mr. Mora was also Vice

President and General Manager of the High Temp Products Division at Mattson. From September 1988 to August 1994, Mr. Mora served as Chief Financial Officer and Vice President of Finance at Actel Corporation, a semiconductor manufacturer. From June 1985 to August 1988, Mr. Mora was Chief Financial Officer and Vice President of Finance at HHB Systems. Mr. Mora received a B.S. in Accounting from Santa Clara University and is a Certified Public Accountant.

   Atul Sharan has served as our Vice President, Marketing and Business Development since October 1998. From April 1997 to October 1998, Mr. Sharan was director of strategic business development at Ambit Design Systems where he helped establish and manage key partner relationships with LSI Logic and Cadence. From May 1991 to March 1997, Mr. Sharan held senior sales and marketing management positions at Compass Design Automation. While at Compass as General Manager-Compass India Operations, Mr. Sharan helped establish a software development center in India. From December 1984 to May 1991, Mr. Sharan worked in semiconductor manufacturing operations at VLSI Technology and Integrated Device Technology. While at IDT, Mr. Sharan helped initiate the company's first overseas test and assembly plant in Penang, Malaysia.
Mr. Sharan received an M.B.A. from the University of California at Berkeley, an M.S. in engineering from the University of Houston, Texas and a B.Tech. Degree in engineering from the Indian Institute of Technology in Kanpur, India.

   Lars Herlitz has served as our Vice President, Engineering since December 1998. From March 1994 to November 1998, Mr. Herlitz served in various positions at Escalade Corporation, an engineering design automation company focused on system-on-chip design. Mr. Herlitz culminated his career at Escalade as Vice President of Engineering from 1997 to 1998. From December 1987 to March 1994, Mr. Herlitz served in various positions at Cadence, including as Director of Engineering from 1993 to 1994. Mr. Herlitz received an M.S. in electrical engineering and computer science from the University of Linkoping in Sweden.

   John Traub has served as our Vice President, Worldwide Sales since September 1999. From December 1998 to September 1999, Mr. Traub served as Vice President of Worldwide Sales at Ultratech Stepper, Inc. From June 1997 to December 1998, he was President and Chief Executive Officer of Cyberspace Inc., a technology consulting company which he founded. From June 1989 to June 1997, Mr. Traub held various positions at Systems Chemistry, Inc., a manufacturer of ultra-high parity chemical systems, including Vice President of Worldwide Sales, Chairman, President and Chief Executive Officer. From April 1982 to June 1989, he was founder and Managing Director and Vice President of Business Development of Align-Rite Ltd. in Wales, where he successfully expanded the U.S. company's business into the European market.

   Kevin MacLean has served as our Vice President and General Manager, Transcription since January 2000. In June 1986, Mr. MacLean co-founded Transcription Enterprises Limited, where he served as Vice President until we acquired the company in January 2000. Mr. MacLean received a B.S. in mechanical engineering from Cornell University.

   Roger Sturgeon has served as a director of our company and a Fellow since January 2000. In June 1986, he co-founded Transcription Enterprises Limited, where he served as President until we acquired the company in January 2000. Mr. Sturgeon received an M.S. in electrical engineering and computer science from the University of California at Berkeley and a B.S. in engineering sciences from the University of California at Berkeley.

   Dr. Thomas Kailath has served as a director of our company since October 1995 and was Chairman of the Board from October 1995 to January 2000. Dr. Kailath has served as the Hitachi American Professor of Engineering at Stanford University since 1987. From January 1981 to June 1987, Dr. Kailath was Associate Department Chairman of the Department of Electrical Engineering at Stanford University and served as Director of the Information Systems Laboratory from January 1971 to January 1981. In February 1980, Dr. Kailath co-founded Integrated Systems Inc., a leading developer of embedded software, and has served as a director of Integrated Systems since its inception. Dr. Kailath received an Sc.D. in Electrical Engineering from the Massachusetts Institute of Technology, an S.M. in Electrical Engineering from MIT and a B.E. in telecommunications from the University of Poona, India. Dr. Kailath is a member of the National Academy of Engineering and the American Academy of Arts and Sciences. Dr. Kailath serves on the board of Excess Bandwidth Corporation.

   Dr. Narendra K. Gupta has served as director of our company since April 1997. Dr. Gupta co-founded Integrated Systems in 1980 and has served as its Chairman since November 1992. He was the President and Chief Executive Officer of Integrated Systems from its inception until May 1994. Dr. Gupta received a Ph.D. in engineering from Stanford and an M.S. in engineering from the California Institute of Technology. Dr. Gupta also received a B. Tech. Degree in mechanical engineering from the Indian Institute of Technology. Dr. Gupta was elected a Fellow of the Institute for Electrical and Electronics in 1991.

   Dr. Abbas El Gamal has served as a director of our company since April 1997. Dr. El Gamal has been on the faculty of the Electrical Engineering department at Stanford University since September 1981. In December 1990, Dr. El Gamal co-founded Silicon Architects, which was acquired by Synopsis in 1995 and served as its Chief Technical Officer until May 1995. In July 1986, Dr. El Gamal co-founded Actel Corporation and served as its Chief Scientist until November 1990. From July 1984 to July 1986, Dr. El Gamal served as a director of LSI Logic's Research Lab, where he developed silicon compilation technology, DSP and image processing ASICs. Dr. El Gamal's research interests include CMOS image sensors and digital cameras, image processing, photomask programmable gate arrays and information theory. He has authored or co-authored over 100 papers and 20 patents in these areas. Dr. El Gamal received a Ph.D. in electrical engineering from Stanford, an M.S. in Statistics from Stanford and a B.S. in Electrical Engineering from Cairo University, Egypt. Dr. El Gamal is a Fellow of The Institute of Electrical and Electronics Engineers and serves on the boards of Lightspeed Semiconductor and PiXIM, Inc.

   Harvey Jones has served as a director of our company since June 1998. From December 1987 to February 1998, Mr. Jones was employed by Synopsys, an electronic design automation software company. Mr. Jones served as President and Chief Executive Officer of Synopsys from December 1987 to January 1995, and as its Executive Chairman of the Board from January 1995 to February 1998. From April 1981 to November 1987, Mr. Jones served in various positions at Daisy Systems, a computer-aided engineering company he co-founded, most recently as President and Chief Executive Officer. From August 1974 to March 1981, Mr. Jones served in various positions at Calma, a computer-aided design company, most recently as Vice President of Marketing. In addition to his operational roles, Mr. Jones has been an investor and active board member of such ventures as Remedy Corporation, an enterprise software company, and NVIDIA Corporation, a 3-D graphics processor company. Mr. Jones received an M.S. degree from MIT's Sloan School of Management and a B.S. in mathematics and computer sciences from Georgetown University.

Classified Board

   Immediately following the offering, our board of directors will consist of eight directors divided into three classes with each class serving for a term of three years as follows:

         Class                Expiration          Member
         -----                ----------          ------
         Class I.............    2001    El Gamal, Jones and Wang
         Class II............    2002    Kailath and Sturgeon
         Class III...........    2003    Davidow, Gupta and Pati

   At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed those directors whose terms are expiring. In addition, our bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control of our company.

Board Committees

   The board of directors has a compensation committee and an audit committee. The compensation committee, currently comprised of Mr. Davidow, Mr. Jones and Mr. Kailath, administers the 1997 stock plan, the 2000 stock plan, the 2000 employee stock purchase plan and all matters concerning executive compensation and employee agreements. The audit committee, currently comprised of Mr. El Gamal, Mr. Gupta and Mr. Jones, performs the following functions:

  . monitors our system of internal controls;
  . corporate financial reporting and internal and external audits;
  . provides the board of directors with the results of its examinations and recommendations;
  . outlines to the board of directors the improvements made or to be made in internal accounting controls;
  . nominates independent auditors; and
  . provides the board of directors with other information and materials necessary to make the board of directors aware of significant financial matters.

   Each of the audit committee and compensation committee was established in January 2000.

Director Compensation

   We do not currently pay compensation to directors for serving in that capacity, nor do we reimburse directors for expenses incurred in attending board meetings. In November 1999, Mr. Davidow received an option to purchase an aggregate of 150,000 shares of common stock at an exercise price per share of $1.00. On February 1, 2000, Mr. Sturgeon received an option to purchase an aggregate of 225,000 shares of common stock at an exercise price per share of $2.67. Please see "Related Party Transactions--Restricted Stock Purchase Agreements." On February 1, 2000, each of Mr. Davidow, Mr. El Gamal, Mr. Gupta, Mr. Jones and Mr. Kailath received an option to purchase 7,500 shares of common stock at an exercise price per share of $2.67 in consideration for their prior services on the board of directors. The board has the discretion to grant options to non-employee directors under the 2000 stock plan. See "Employee Benefit Plans--2000 Stock Plan."

Compensation Committee Interlocks and Insider Participation

   The compensation committee is currently comprised of Mr. Davidow, Mr. Jones and Mr. Kailath. None of these committee members has at any time been an officer or employee of our company. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Limitation on Liability and Indemnification Matters

   Our amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for:

  . any breach of the director's duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

  . any transaction from which the director derived an improper personal benefit.

   Our bylaws require that we indemnify our directors and officers to the extent permitted by Delaware law. We may, in our discretion, indemnify other employees and agents to the extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any of our officers, directors, employees or other agents for any liability incurred in that capacity or arising out of that status, regardless of whether indemnification is permitted under Delaware law.

   We have also entered into agreements to indemnify our directors and officers. These agreements indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of our company, arising out of their services as one of our directors or officers, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, we have obtained directors' and officers' insurance providing indemnification for some of our directors, officers and employees for certain liabilities. We believe that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

   The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Moreover, a stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

   At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Executive Compensation

   The following table sets forth information concerning the compensation that we paid during the fiscal year ended December 31, 1999 to our Chief Executive Officer and our three other most highly compensated officers who earned more than $100,000 during that fiscal year. All option grants were made under our 1997 stock plan. The amounts listed under "All Other Compensation" represent the dollar value of term life insurance premiums paid by us on behalf of the named executive officer during the fiscal year ended December 31, 1999. There is no cash surrender value under the life insurance policy.

                           Summary Compensation Table

                                       Annual
                                    Compensation      Long Term Compensation
                                  ---------------- ----------------------------
                                                   Securities
                                   Salary   Bonus  Underlying     All Other
Name and Principal Position         ($)      ($)   Options (#) Compensation ($)
---------------------------       -------- ------- ----------- ----------------
Buno Pati........................ $104,000 $    --        --         $ 91
 President and Chief Executive
  Officer
Richard Mora.....................   80,095  25,962   412,500           78
 Chief Financial Officer and Vice
  President, Operations
Atul Sharan......................  130,000  52,000   277,500          101
 Vice President, Marketing and
  Business Development
Lars Herlitz.....................  130,000  37,250   255,000          101
 Vice President, Engineering

Option Grants in Last Fiscal Year

   The following table sets forth information with respect to stock options granted to our Chief Executive Officer and our three most highly compensated executive officers during the fiscal year ended December 31, 1999. We have never granted any stock appreciation rights. All option grants were made under our 1997 stock plan. The exercise price per share was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. Percentage of total options is based on an aggregate of 3,019,050 shares of common stock granted under the 1997 stock plan in the year ended December 31, 1999. The potential realizable value is calculated based on the term of the ten-year option and assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

                                        Individual Grants                 Potential Realizable
                         ------------------------------------------------   Value at Assumed
                            Number                                        Annual Rates of Stock
                         of Securities     % of                            Price Appreciation
                          Underlying   Total Options Exercise              for Option Term ($)
                            Options     Granted in   Price Per Expiration ----------------------
Name                      Granted (#)    1999 (%)    Share ($)    Date        5%        10%
----                     ------------- ------------- --------- ---------- ---------- -----------
Buno Pati...............         --          --          --           --          --         --
Richard Mora............    195,000         6.5        0.50     05/26/09      61,317    155,390
Richard Mora............    217,500         7.2        1.00     12/27/09     136,785    346,639
Atul Sharan.............     90,000         3.0        0.33     03/31/09      18,865     47,807
Atul Sharan.............    187,500         6.2        1.00     12/27/09     117,918    298,827
Lars Herlitz............    172,500         5.7        0.33     02/03/09      36,158     91,631
Lars Herlitz............     82,500         2.7        1.00     12/27/09      51,884    131,484

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth our Chief Executive Officer and our three other most highly compensated executive officers information concerning shares acquired upon exercise of stock options in fiscal year ended December 31, 1999 and exercisable and unexercisable options held as of December 31, 1999. All options were granted under our 1997 stock plan. The value realized is based on the assumed initial public offering price of $12.00, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

                                                        Number of Unexercised     Value of Unexercised
                                                       Options at December 31,   In-the-Money Options at
                             Shares                           1999 (#)            December 31, 1999 ($)
                           Acquired on      Value     ------------------------- -------------------------
Name                     Exercise (#)(a) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- ------------ ----------- ------------- ----------- -------------
Buno Pati...............          --             --          --         --             --         --
Richard Mora............     412,500      4,635,000          --         --             --         --
Atul Sharan.............      73,500        857,500     339,000         --        101,000         --
Lars Herlitz............     198,282      2,296,102      56,718         --             --         --

--------
(a) The shares acquired by each of Mr. Mora, Mr. Sharan and Mr. Herlitz were acquired pursuant to restricted stock purchase agreements. We have the right to repurchase any unvested shares at their cost in the event of any of such employees termination of employment. As of December 31, 1999, approximately 412,500 shares held by Mr. Mora, 17,250 shares held by Mr. Sharan and 155,157 shares held by Mr. Herlitz were unvested and subject to our repurchase.

Employment Agreements

 Mr. Sturgeon.

   On January 1, 2000, Mr. Sturgeon entered into an employment agreement with Transcription. Pursuant to the employment agreement, Mr. Sturgeon is to serve as Fellow for a term of two years. Mr. Sturgeon is entitled to a base salary of $205,000 per year and a bonus for the year 2000 of up to approximately $50,000, based upon the achievement of mutually agreed upon performance objectives. Simultaneously with the execution of his employment agreement, Mr. Sturgeon entered into a non-competition agreement with us and Transcription. Pursuant to the non-competition agreement, Mr. Sturgeon agreed not to compete against or solicit the employees of either us or Transcription for, generally, a period of two years after his termination of employment.

 Mr. MacLean.

   On January 1, 2000, Mr. MacLean entered into an employment agreement with Transcription. Pursuant to the employment agreement, Mr. MacLean is to serve as Vice President and General Manager of Transcription for a term of two years. Mr. MacLean is entitled to a base salary of $200,000 per year and a bonus for the year 2000 of up to approximately $100,000, based upon the achievement of mutually agreed upon revenue quotas. Simultaneously with the execution of his employment agreement, Mr. MacLean entered into a non-competition agreement with us and Transcription substantially similar to the non-competition agreement executed by Mr. Sturgeon described above.

 Generally.

   We require each of our employees to enter into confidentiality agreements prohibiting the employee from disclosing any of our confidential or proprietary information. In addition, the agreements generally provide that upon termination, the employee will not solicit our employees for a period of twelve months. At the time of commencement of employment, our employees also generally sign offer letters specifying certain basic terms and conditions of employment. Other than as described above, in general, our employees are not subject to written employment agreements.

Employee Benefit Plans

 2000 Stock Plan.

   Our 2000 stock plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees, directors, and consultants of nonstatutory stock options and stock purchase rights. As of February 15, 2000, 3,000,000 shares were authorized under the plan, no shares were subject to outstanding options and approximately 1,450,001 shares remain available for future grant. The 2000 stock plan provides for annual increases on the first day of each fiscal year beginning 2001 equal to the lesser of:

  . 3,000,000 shares;
  . 5% of our outstanding shares as of such date; or . a lesser amount determined by the board of directors.

   The 2000 stock plan may be administered by the board of directors or a committee of the board. The board has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability of the option grant and the form of consideration payable upon such exercise. The board also has the authority to amend, suspend or terminate the 2000 stock plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the plan. The 2000 stock plan terminates in 2010.

   The 2000 stock plan provides that in the event we merge with or into another corporation, or we sell substantially all of our assets, each option may be assumed or substituted by the successor corporation. If the outstanding options are not assumed or substituted by the successor corporation, each outstanding option will fully vest and become exercisable, and the optionee will have 15 days to exercise the option, after which such time the option will terminate.

   Non-Employee Director Stock Program. Pursuant to the 2000 stock plan, the board has the discretion to grant options to non-employee directors. The director option component of the 2000 stock plan will not become effective until the date of this offering. Each non-employee director who first becomes a board member after the date of this offering may be granted options for up to 30,000 shares. In addition, each non-employee director may be granted options for up to 7,500 shares annually.

   The exercise price of all options granted to non-employee directors under the 2000 stock plan is required to be 100% of the fair market value per share of the common stock, determined with reference to the closing price of the common stock as reported on the Nasdaq National Market on the date of grant.

   In the event of a change of control, each option granted pursuant to the non-employee director stock program will become fully-vested and exercisable.

   1997 Stock Plan. Our 1997 stock plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees and consultants of nonstatutory stock options. The terms of the 1997 stock plan are substantially similar to those of the 2000 stock plan. As of February 15, 2000, 6,196,500 shares were authorized under the plan, 1,238,155 shares were subject to outstanding options and approximately 962,910 shares remain available for future grant. Upon the completion of this offering, the 1997 stock plan will terminate, no further option grants will be made under the 1997 stock plan, and any shares reserved but not yet issued under the 1997 stock plan will be available for future grant under the 2000 stock plan.

   The stock option agreements under the 1997 stock plan provide for the full acceleration of vesting of options and stock purchase rights if such options or stock purchase rights are not assumed or substituted by the successor corporation in a merger or asset sale.

   2000 Employee Stock Purchase Plan. As of February 15, 2000, a total of 300,000 shares of common stock have been reserved for issuance under our 2000 employee stock purchase plan, plus annual increases on the first day of each fiscal year beginning 2001 equal to the lesser of:

  . 675,000 shares;
  . 2% of our outstanding shares as of such date; or . a lesser amount determined by the board of directors.

   The 2000 employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, contains 24 month offering periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year, except for the first such offering period, which will commence on the first trading day on or after the effective date of this offering and ends on the last trading day on or before May 14, 2002. Subsequent offering periods will each have a six-month duration commencing on the first trading day on or after May 15 and November 15 of each year.

   Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, the following employees may not be granted options to purchase stock under the purchase plan:

  . any employee who immediately after the grant would own stock possessing
    5% or more of the total combined voting power or value of all classes of our capital stock; or

  . any employee whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

   Participants may purchase common stock through payroll deductions of up to 15% of the participant's compensation. The maximum number of shares a participant may purchase during a six month offering period is 2,000 shares.

   Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period and the fair market value of the common stock at end of the offering period.

   The purchase plan provides that in the event we merge with or into another company, or we sell substantially all of our assets, each outstanding option may be assumed or substituted by the successor company. If the successor company refuses to assume or substitute the options, the offering period then in progress will be shortened and a new exercise date will be set, which will occur before the proposed merger or sale.

   The purchase plan will become effective on the effective date of this offering and will terminate ten years thereafter, unless sooner terminated by the board of directors. The board has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock.

401(k) Savings Plan

   We sponsor a 401(k) savings in which eligible employees may participate. The 401(k) savings plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Contributions to the 401(k) savings plan and income earned on such contributions are not taxable to employees until withdrawn from the 401(k) savings plan. Subject to restrictions imposed by the Internal Revenue Code on highly compensated employees, employees may generally defer up to 15% of their pre-tax earnings up to the statutorily prescribed annual limit, which is $10,500 for the 2000 calendar year, and to have the amount of such reduction contributed to the 401(k) savings plan. The 401(k) savings plan permits, but does not require, additional matching contributions to the 401(k) savings plan. To date, we have not made any matching contributions to the 401(k) savings plan. The 401(k) savings plan may be amended or terminated by us at anytime, and in our sole discretion.

                           RELATED PARTY TRANSACTIONS

Equity Investment Transactions

   In October and December 1996, we sold 2,250,006 shares of Series A preferred stock for $0.24 per share. In June and August 1997, we sold 1,050,000 shares of Series B preferred stock for $0.67 per share. In June and August 1998, we sold 2,445,089 shares of Series C preferred stock for $3.26 per share. In June and August 1999, we sold 2,357,906 shares of Series D preferred stock for $5.89 per share. In January 2000, we issued 3,809,994 shares of Series E preferred stock, for $10.67 per share, in connection with our acquisition of Transcription. Upon consummation of this offering, each outstanding share of Series A, Series B, Series C and Series D preferred stock will automatically convert into one share of common stock. Listed below are the directors, executive officers, and stockholders who beneficially own 5% or more of our securities who participated in these financings.

                                                                                           #/Shares
  Directors, Executive    Series A  Series B  Series C  Series D  Series E    Aggregate   of Common
        Officers          Preferred Preferred Preferred Preferred Preferred     Cash      Stock upon
  and 5% Stockholders       Stock     Stock     Stock     Stock     Stock   Consideration Conversion
  --------------------    --------- --------- --------- --------- --------- ------------- ----------
Entities affiliated with
 Mohr, Davidow
 Ventures(a)............        --      --    1,687,116     --           --  $ 5,500,000  1,687,116
Thomas Kailath(b).......   416,667      --       19,500     --           --      163,579    436,167
Narendra Gupta(c).......   416,666      --      338,248     --           --    1,202,705    754,914
Abbas El Gamal..........   416,667      --           --     --           --      100,000    416,667
Roger Sturgeon..........        --      --           --     --    2,388,715   25,479,632  2,388,715
Kevin MacLean...........        --      --           --     --    1,194,356   12,739,808  1,194,356

--------
(a) The Mohr, Davidow Ventures shares include shares purchased by Mohr, Davidow Ventures V, L.P. and Mohr, Davidow Ventures V, L.P., as nominee for MDV Entrepreneur's Network Fund II (A), L.P. and MDV Entrepreneur's Network Fund II (B), L.P. Entities affiliated with Mohr, Davidow Ventures also hold warrants exercisable for an aggregate of 150,000 shares of Series C preferred stock, at an exercise price per share of $3.26, for an additional aggregate cash consideration of $489,000. Mr. Davidow, a partner of Mohr, Davidow Ventures and a director of our company, disclaims beneficial ownership of the securities held by these entities except for his proportional interest in the entities.

(b) Includes shares held by Paul V. Kailath Revocable Trust u/a/d 10/1/89 and Priya S. Kailath Revocable Trust u/a/d 10/1/89. Includes 145,833 shares of Series A preferred stock and 19,500 shares of Series C preferred stock held by a limited number of relatives of Dr. Kailath.

(c) Includes shares held by Dr. Gupta, as custodian, for his minor children. Includes 31,500 shares of Series C preferred stock held by a limited number of relatives of Dr. Gupta.

Restricted Stock Purchase Agreements

 Mr. Davidow.

   In November 1999, Mr. Davidow exercised an option grant to purchase 150,000 shares of common stock and entered into a restricted stock purchase agreement regarding the shares. Pursuant to the restricted stock purchase agreement, we have the right to repurchase any of the unvested shares upon termination of his services. As of February 15, 2000, 93,750 shares held by Mr. Davidow remain unvested. All 150,000 of Mr. Davidow's shares will be released from our repurchase option on June 24, 2002. Mr. Davidow paid the $1.00 exercise price per share for such shares in cash. In addition, Mr. Davidow's stock option agreement provides that if we enter into any transaction which involves a change of control, the shares held by Mr. Davidow will automatically vest in full. Generally, a "change of control" is defined to include mergers, asset sales or other transactions involving a transfer of at least 50% of our securities.

 Mr. Mora.

   In May and December 1999, Mr. Mora exercised option grants to purchase an aggregate of 412,500 shares of common stock and entered into restricted stock purchase agreements regarding the shares. Pursuant to the restricted stock purchase agreements, we have the right to repurchase any of the unvested shares upon his termination of employment. As of February 15, 2000, an aggregate of 412,500 shares held by Mr. Mora remain unvested. All 412,500 of Mr. Mora's shares will be released from our repurchase option on December 27, 2003. Mr. Mora paid the $0.50 exercise price per share for 195,000 of such shares by delivery of two-year full-recourse promissory note bearing interest at 4.90% per annum, compounded annually. Mr. Mora paid the $1.00 exercise price per share for the remaining 217,500 shares by delivery of a two-year full-recourse promissory note bearing interest at 5.74% per annum, compounded annually. Each of the notes is secured by the shares of common stock purchased by Mr. Mora. As of February 15, 2000, approximately $320,226 in unpaid principal and interest was outstanding in the aggregate under the notes. In addition, each of Mr. Mora's option agreements provide that:

  . upon a change of control of our company, 50% of the shares subject to the options held by Mr. Mora that have not vested as of six months after the change of control shall vest in full; as of February 15, 2000, an aggregate of 412,500 shares have not vested; and

  . if Mr. Mora's employment is terminated as a result of an involuntary or constructive termination within 12 months of the change of control, all of the shares subject to the options held by Mr. Mora will vest in full.

 Mr. Sharan.

   In October 1998 and March and December 1999, Mr. Sharan received option grants to purchase an aggregate of 412,500 shares of common stock and entered into restricted stock purchase agreements regarding the shares. Pursuant to the restricted stock purchase agreements, we have the right to repurchase any of the unvested shares upon his termination of employment. As of February 15, 2000, an aggregate of 342,188 shares held by Mr. Sharan remain unvested. All 342,188 of Mr. Sharan's shares will be released from our repurchase option on October 21, 2003. Mr. Sharan paid the $0.33 exercise price for 151,500 of such shares by delivery of a two-year full-recourse promissory note bearing interest at 5.88% per annum, compounded annually. Mr. Sharan paid the $1.00 exercise price per share for 187,500 of such shares by delivery of a two-year full-recourse promissory note bearing interest at 5.88% per annum, compounded annually. Each of the notes is secured by shares of common stock purchased by Mr. Sharan. As of February 15, 2000, approximately $238,747 in unpaid principal and interest was outstanding in the aggregate under the notes. Mr. Sharan paid the remainder of the exercise price of such shares in cash. In addition, each of Mr. Sharan's option agreements provided that:

  . upon a change of control of our company, 50% of the shares subject to the options held by Mr. Sharan that have not vested as of six months after the change of control shall vest in full; as of February 15, 2000, an aggregate of 342,188 shares have not vested; and

  . if Mr. Sharan's employment is terminated as a result of an involuntary or constructive termination within 12 months of the change of control, all of the shares subject to the options held by Mr. Sharan will vest in full.

 Mr. Herlitz.

   In February and December 1999, Mr. Herlitz received option grants to purchase an aggregate of 255,000 shares of our common stock. Mr. Herlitz has exercised and entered into restricted stock purchase agreements regarding all 172,500 shares of the February 1999 option grant and 25,782 shares of the 82,500 shares of common stock subject to the December 1999 option grant. Pursuant to the restricted stock purchase agreements, we have the right to repurchase any of the unvested shares upon his termination of employment. As of February 15, 2000, 129,375 shares of the February 1999 option grant and 25,782 shares of the December 1999 option grant held by Mr. Herlitz remain unvested. All 198,282 of Mr. Herlitz's shares will be released from our repurchase option on December 14, 2003. Mr. Herlitz paid the $0.33 exercise price per share for 172,500 of the shares, and the $1.00 exercise price per share for the remaining 25,782 shares, in cash. The remaining 56,718 shares subject to the December 1999 option grant held by Mr. Herlitz have not been exercised, but are exercisable at any time at an exercise price per share of $1.00. In addition, each of Mr. Herlitz's option agreements provide that:

  . upon a change of control of our company, 50% of the shares subject to the options held by Mr. Herlitz that have not vested as of six months after the change of control shall vest in full; as of February 15, 2000, an aggregate of 211,875 shares have not vested; and

  . if Mr. Herlitz's employment is terminated as a result of an involuntary or constructive termination within 12 months of the change of control, all of the shares subject to the options held by Mr. Herlitz will vest in full.

 Mr. Traub.

   In November and December 1999, Mr. Traub received option grants to purchase an aggregate of 232,500 shares of common stock. Mr. Traub has exercised and entered into restricted stock purchase agreements for 37,500 shares of the 150,000 shares of common stock subject to the November 1999 option grant and 20,625 of the 82,500 shares of common stock subject to the December 1999 option grant. Pursuant to the restricted stock purchase agreements, we have the right to repurchase any of the unvested shares upon his termination of employment. As of February 15, 2000, all of the 58,125 shares held by Mr. Traub remain unvested. All 58,125 of Mr. Traub's shares will be released from our repurchase option on December 27, 2003. Mr. Traub paid the $1.00 exercise price per share for all such shares in cash. The remaining 174,375 shares subject to the option grants held by Mr. Traub have not been exercised, but are exercisable at any time at an exercise price per share of $1.00. In addition, each of Mr. Traub's option agreements provide that:

  . upon a change of control of our company, 50% of the shares subject to the options held by Mr. Traub that have not vested as of six months after the change of control shall vest in full; as of February 15, 2000, an aggregate of 232,500 shares have not vested; and

  . if Mr. Traub's employment is terminated as a result of an involuntary or constructive termination within 12 months of the change of control, all of the shares subject to the options held by Mr. Traub will vest in full.

 Mr. Jones.

   In April 1999, Mr. Jones exercised an option grant to purchase 150,000 shares of common stock and entered into a restricted stock purchase agreement regarding the shares. Pursuant to the restricted stock purchase agreement, we have the right to repurchase any of the unvested shares upon termination of his services. As of February 15, 2000, 93,750 shares held by Mr. Jones remain unvested. All 150,000 of Mr. Jones' shares will be released from our repurchase option on June 24, 2002. Mr. Jones paid the $0.33 exercise price per shares for such shares in cash. In addition, Mr. Jones' stock option agreement provides that if we enter into any transaction which involves a change of control, the shares held by Mr. Jones will automatically vest in full.

 Mr. Sturgeon.

   In February 2000, Mr. Sturgeon exercised an option grant to purchase an aggregate of 225,000 shares of common stock and entered into a restricted stock purchase agreement regarding the shares. Pursuant to the restricted stock purchase agreement, we have the right to repurchase any of the unvested shares upon his termination of employment from Transcription. As of February 15, 2000, all 225,000 shares held by Mr. Sturgeon remain unvested. All 225,000 of Mr. Sturgeon's shares will be released from our repurchase option on January 1, 2004. Mr. Sturgeon paid the $2.67 exercise price per share for such shares in cash. In addition, Mr. Sturgeon's restricted stock purchase agreement provides that in the event of Mr. Sturgeon's termination of employment from Transcription due to death or disability prior to January 1, 2002, 6.25% of the shares will be released from our repurchase option for each three month period, measured from January 1, 2000, for which Mr. Sturgeon completed employment with Transcription prior to his termination as a result of death or disability. Further:

  . upon a change of control of our company, 50% of the shares subject to options held by Mr. Sturgeon that have not vested as of the later of January 2, 2002 or six months after the change of control shall vest in full; as of February 15, 2000, an aggregate of 225,000 shares have not vested; and

  . if Mr. Sturgeon's employment is terminated as a result of an involuntary or constructive termination within 12 months of the change of control, all of the shares subject to options held by Mr. Sturgeon will vest in full.

 Mr. MacLean.

   In February 2000, Mr. MacLean exercised an option grant to purchase an aggregate of 225,000 shares of common stock and entered a restricted stock purchase agreement regarding the shares. Pursuant to the restricted stock purchase agreement, we have the right to repurchase any of the unvested shares upon his termination of employment from Transcription. As of February 15, 2000, all 225,000 shares held by Mr. MacLean remain unvested. All 225,000 of Mr. MacLean's shares will be released from our repurchase option on January 1, 2004. Mr. MacLean paid the $2.67 exercise price per share for such shares by delivery of a one-year full-recourse promissory note bearing interest at 8.0% per annum, compounded annually. The note is secured by the shares of common stock purchase by Mr. MacLean. As of February 15, 2000, approximately $601,973 in unpaid principal and interest was outstanding under the note. In addition, in the event Mr. MacLean's employment with Transcription is terminated prior to January 1, 2002 as a result of death or disability, the shares will be released from our repurchase option according to the same accelerated schedule described under Mr. Sturgeon's restricted stock purchase agreement above. Further:

  . upon a change of control of our company, 50% of the shares subject to options held by Mr. MacLean that have not vested as of the later of January 2, 2002 or six months after the change of control shall vest in full; as of February 15, 2000, an aggregate of 225,000 shares have not vested; and

  . if Mr. MacLean's employment is terminated as a result of an involuntary termination within 12 months of the change of control, all of the shares subject to options held by Mr. MacLean will vest in full.

 Mr. Pati.

   In February 2000, Mr. Pati exercised an option grant to purchase an aggregate of 600,000 shares of common stock and entered into a restricted stock purchase agreement regarding the shares. Pursuant to the restricted stock purchase agreement, we have the right to repurchase any of the unvested shares upon his termination of employment. As of February 15, 2000, all 600,000 shares held by Mr. Pati remain unvested. All 600,000 of Mr. Pati's shares will be released from our repurchase option on February 1, 2004. Mr. Pati paid the $2.67 exercise price per share for the shares by delivery of a two-year full-recourse promissory note bearing interest at 6.20% per annum, compounded annually. The note is secured by the shares of common stock purchase by Mr. Pati. As of February 15, 2000, approximately $1,601,696 in unpaid principal and interest was outstanding under the note. In addition, Mr. Pati's option agreement provides that:

  . upon a change of control of our company, 50% of the shares subject to the options held by Mr. Pati that have not vested as of six months after the change of control shall vest in full; as of February 15, 2000, an aggregate of 600,000 shares have not vested; and

  . if Mr. Pati's employment is terminated as a result of an involuntary termination within 12 months of the change of control, all of the shares subject to options held by Mr. Pati will vest in full.

 Mr. Wang.

   In February 2000, Mr. Wang exercised an option grant to purchase an aggregate of 499,999 shares of common stock and entered into a restricted stock purchase agreement regarding the shares. Pursuant to the restricted stock purchase agreement, we have the right to repurchase any of the unvested shares upon his termination of employment. As of February 15, 2000, all 499,999 shares held by Mr. Wang remain unvested. All 499,999 of Mr. Wang's shares will be released from our repurchase option on February 1, 2004. Mr. Wang paid the $2.67 exercise price per share for the shares by delivery of a two-year full-recourse promissory note bearing interest at 6.20% per annum, compounded annually. The note is secured by the shares of common stock purchase by Mr. Wang. As of February 15, 2000, approximately $1,334,746 in unpaid principal and interest was outstanding under the note. In addition, Mr. Wang's option agreement provides that:

  . upon a change of control of our company, 50% of the shares subject to the options held by Mr. Wang that have not vested as of six months after the change of control shall vest in full; as of February 15, 2000, an aggregate of 499,999 shares have not vested; and

  . if Mr. Wang's employment is terminated as a result of involuntary or constructive termination within 12 months of the change of control, all of the shares subject to the options held by Mr. Pati will vest in full.

 Mr. Gupta.

   In February 2000, Mr. Gupta exercised an option grant to purchase 7,500 shares of common stock and entered into a restricted stock purchase agreement regarding the shares. Pursuant to the restricted stock purchase agreement, we have the right to repurchase any of the unvested shares upon termination of his services. As of February 15, 2000, all 7,500 shares held by Mr. Gupta remain unvested. All 7,500 of Mr. Gupta's shares will be released from our repurchase option on February 1, 2004. Mr. Gupta paid the $2.76 exercise price per share for such shares in cash. In addition, Mr. Gupta's stock option agreement provides that if we entered into any transaction which involves a change of control, the shares held by Mr. Gupta will automatically vest in full.

Acquisition of Transcription

 Agreement and Plan of Reorganization.

   Pursuant to an agreement and plan of reorganization, dated December 21, 1999, among Transcription, Transcription Enterprises Limited, Mr. Sturgeon, Mr. MacLean and us, we acquired Transcription. The acquisition was effective January 1, 2000 and, as a result, Transcription is now our wholly-owned subsidiary.

   The consideration paid by us for Transcription Enterprises Limited was a combination of stock and promissory notes. We issued 3,809,994 shares of our Series E preferred stock, which the parties agreed had a fair market value of $10.67 per share. Mr. Sturgeon received 2,388,715 of such shares, or an aggregate of $25,479,632, and Mr. MacLean received 1,194,356 of such shares, or an aggregate of $12,739,808. We also issued an aggregate principal amount of $40,000,000 in promissory notes, $5,000,000 of which has already been paid by us. As of January 1, 2000, the aggregate principal amounts of the notes outstanding to Mr. Sturgeon and Mr. MacLean is approximately $21,943,574 and $10,971,787, respectively.

   As collateral security for the payment of any indemnification obligations of the former shareholders of Transcription Enterprises Limited, subject to a deductible of $100,000, 1,904,995 shares of the Series E preferred stock we issued to such shareholders were pledged to us. Such shares were withheld from the former shareholders, on a pro rata basis, and are being held in escrow with an escrow agent. 1,194,357 of the shares of Series E preferred stock issued to Mr. Sturgeon and 597,178 of the shares of Series E preferred stock issued to Mr. MacLean have been pledged to us and are in escrow. Generally, all of the pledged shares to be issued to the former shareholders of Transcription Enterprises Limited, other than Mr. Sturgeon and Mr. MacLean, or approximately 113,460 shares, will be released from the escrow upon the closing of this offering. The remaining pledged shares, approximately 1,791,535 shares, will be released to Mr. Sturgeon and Mr. MacLean as follows:

  . 50% of such shares will be released on January 1, 2001; and

  . the remaining 50% of the pledged shares will be released on January 1, 2002.

   Pursuant to the reorganization agreement, 55% of a specified amount of the accounts receivable of Transcription Enterprises Limited is to be distributed to the former shareholders of the company, on a pro rata basis, as such receivables are collected by Transcription. We are entitled to retain 45% of such accounts receivable, plus all fees associated with maintenance, support or other services rendered by Transcription Enterprises Limited on such accounts. We currently anticipate that we will collect and retain approximately $1,126,000 of the accounts receivables and maintenance services and distribute approximately $1,253,000 of such receivables to the former shareholders of Transcription Enterprises Limited. Of that $1,253,000 amount, Mr. Sturgeon and Mr. MacLean are to receive $786,000 and $393,000, respectively.

 Promissory Notes.

   We issued an aggregate principal amount of $40,000,000 in promissory notes, with each note dated January 1, 2000, to the ten former shareholders of Transcription Enterprises Limited. An aggregate principal amount of $5,000,000 under the notes was paid by us to such shareholders shortly after January 1, 2000. The remaining $35,000,000 in unpaid principal amount under the notes bears interest at a rate of 8.0% per annum. The unpaid principal amount, plus accrued interest, is due and payable in 16 equal quarterly installments of approximately $2,187,500, commencing on April 1, 2000, and thereafter on July 1, October 1 and December 31, with the final installments due December 31, 2003. With some limitations, the notes may be prepaid in whole or in part by us at any time, without penalty.

   The holders of a majority of the outstanding aggregate principal amount of the notes have the option to set-off, on behalf of all holders of the notes, any indemnification obligations owned to us under the agreement and plan of reorganization against the outstanding aggregate principal amount of the notes. Any such set-off is to be on a pro rated basis.

   In the event of our default under the notes, the outstanding aggregate principal amounts of the notes, and all accrued interest on the notes, will be immediately due and payable. Events of default under the notes include:

  . default in the payment of principal or interest on a payment date;

  . our general nonpayment of our debts as they become due, or the institution of bankruptcy proceedings against us which we do not cure within 60 days;

  . the entry of an order for relief relating to bankruptcy, or an order ordering our liquidation or winding up; or

  . our default of a material term under the security agreement which is not cured within 30 days.

 Security Agreement.

   Pursuant to the security agreement, dated January 1, 2000, the former shareholders of Transcription Enterprises Limited were granted a security interest in the assets of Transcription, including, without limitation, all software, licenses, intellectual property and receivables. In addition, Transcription agreed to several standards covenants for such agreements, including without limitation to preserve and protect the assets and pay all material taxes on the assets as they become due. Upon our event of default under the notes, or Transcription's default of a material term of the security agreement which is not cured within 30 days, the former shareholders of Transcription Enterprises Limited may foreclose on Transcription's assets.

Other Transactions

   We have entered into indemnification agreements with each of our executive officers and directors.

   We have granted options to certain of our executive officers and directors. Please see "Management--Director Compensation" and "--Option Grants in Last Fiscal Year" and "Related Party Transactions--Restricted Stock Purchase Agreements."

   Holders of preferred stock are entitled to certain registration rights with respect to the common stock issued or issuable upon conversion of the preferred stock. Please see "Description of Capital Stock--Registration Rights."

   We believe that all related-party transactions described above were on terms no less favorable than could have been otherwise obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to beneficial ownership of our common stock, as of February 15, 2000, and as adjusted to reflect the sale of common stock offered by us in this offering, for:

  . each person who we know beneficially owns more than 5% of the common stock;

  .  each of our directors;

  .  each executive officer named in the Summary Compensation Table; and

  .  all of our directors and officers as a group.

   Unless otherwise indicated, the principal address of each of the stockholders below is c/o Numerical Technologies, Inc., 70 West Plumeria Drive, San Jose, California 95134. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of February 15, 2000, but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 23,548,005 shares of common stock outstanding as of February 15, 2000, after giving effect to the conversion of all outstanding shares of preferred stock upon the closing of this offering. The numbers shown in the table assume no exercise by the underwriters of their over-allotment option.

                                   Shares Owned
                                   Prior to the           Percentage
                                     Offering         Beneficially Owned
                                   ------------ ------------------------------
                                      Number    Before Offering After Offering
                                   ------------ --------------- --------------
5% Stockholders:
Funds affiliated with Mohr,
 Davidow Ventures(a)..............   1,837,116        7.8%            6.3%

Directors and Executive Officers:
Buno Pati(b)......................   3,118,500       13.2            10.7
Roger Sturgeon(c).................   2,613,715       11.1             9.0
Yao-Ting Wang(d)..................   2,592,499       11.0             8.9
William H. Davidow(a) (e).........   1,994,616        8.4             6.8
Kevin MacLean(c)..................   1,419,356        6.0             4.9
Thomas Kailath(f).................   1,071,414        4.5             3.7
Narendra K. Gupta(g)..............     954,414        4.1             3.3
Abbas El Gamal(h).................     649,167        2.8             2.2
Richard Mora(i)...................     412,500        1.8             1.4
Atul Sharan(j)....................     412,500        1.8             1.4
Harvey Jones(e)...................     310,873        1.3             1.1
Lars Herlitz(k)...................     255,000        1.1               *
John Traub(l).....................     236,746        1.0               *
All executive officers and
 directors as a group (13)
 persons)(m)......................  16,041,300       67.0            54.4

--------
*  Less than 1%

(a) Principal address is 2775 Sand Hill Road, Suite 240, Menlo Park, CA 94025. Number of shares includes 1,569,018 shares held by Mohr, Davidow Ventures V, L.P., 118,098 shares held by Mohr, Davidow Ventures V, L.P., as nominee for MDV Entrepreneurs' Network Fund II (A), L.P. and MDV Entrepreneurs' Network Fund II (B), L.P., a warrant issued to Mohr, Davidow Ventures V, L.P. to purchase 139,500 shares exercisable within 60 days of February 15, 2000 and a warrant issued to

   Mohr, Davidow Ventures V, L.P., as nominee for MDV Entrepreneurs' Network Fund II(A), L.P. and MDV Entrepreneurs' Network Fund II (B), L.P. to purchase 10,500 shares exercisable within 60 days of February 15, 2000. Each of the following individuals is a Member, Fifth MDV Partners, L.L.C., General Partner of Mohr, Davidow Ventures V, L.P. and Mohr, Davidow Ventures V, L.P. as nominee for MDV Entrepreneurs' Network Fund II (A), L.P. and MDV Entrepreneur's Network Fund II (B), L.P., and, as such, each has the authority to make all decisions concerning the shares held by these funds, including selling and voting: Jonathan D. Feiber, Nancy J. Schoendorf and George Zachary. Mr. Davidow, a director of our company, is a partner at Mohr, Davidow Ventures. Mr. Davidow disclaims beneficial ownership of the shares held by these entities except to the extent of his proportional interest in the entities.
(b) Includes 600,000 shares issued upon exercise of a stock option, all of which are subject to a repurchase option we hold as of February 15, 2000.
(c) Includes 225,000 shares issued upon exercise of a stock option, all of which are subject to a repurchase option we hold as of February 15, 2000.
(d) Includes 499,999 shares issued upon exercise of a stock option, all of which are subject to a repurchase option we hold as of February 15, 2000.
(e) Includes 150,000 shares issued upon exercise of stock options, 93,750 of which are subject to a repurchase option we hold as of February 15, 2000, and an option to purchase 7,500 shares exercisable within 60 days of February 15, 2000.
(f) Includes 676,080 shares held by Thomas and Sarah Kailath Revocable Living Trust Dated 02/15/89, 185,001 shares held by Thomas Kailath, Trustee of the Paul V. Kailath Irrevocable Trust UAD 10-1-89, 205,833 shares held by Thomas Kailath, Trustee of the Priya S. Kailath Irrevocable Trust
    UAD 10-1-89, and an option to purchase 7,500 shares exercisable within 60 days of February 15, 2000.

(g) Includes 232,500 shares held directly by Dr. Gupta, all of which were issued upon exercise of a stock option, 49,688 of which are subject to a repurchase option we hold as of February 15, 2000, 306,748 shares held by Naren and Vinita Gupta Living Trust dated 12/2/94, 416,666 shares held by Mr. Gupta as custodian for his minor children, and an option to purchase 7,500 shares exercisable within 60 days of February 15, 2000.
(h) Includes 225,000 shares held by El Gamal Family Partnership, all of which were issued upon exercise of a stock option by Dr. El Gamal, 42,188 of which are subject to a repurchase option we hold as of February 15, 2000, and an option to purchase 7,500 shares exercisable within 60 days of February 15, 2000.
(i) All of such shares issued upon exercise of stock options, all of which are subject to a repurchase option we hold as of February 15, 2000. Includes 54,000 shares held by Mr. Mora as custodian for his minor children.
(j) All of such shares issued upon exercise of stock options, 342,188 of which are subject to a repurchase option we hold as of February 15, 2000. Includes 19,500 shares held by Mr. Sharan as custodian for his minor child.
(k) Includes 198,282 shares issued upon exercise of stock options, 155,157 of which are subject to a repurchase option we hold as of February 15, 2000, and options to purchase 56,718 shares exercisable within 60 days of February 15, 2000.
(l) Includes 58,125 shares issued upon exercise of stock options, all of which are subject to a repurchase option we hold as of February 15, 2000, and options to purchase 174,375 shares exercisable within 60 days of February 15, 2000.
(m) Includes an aggregate of:

   . 2,797,345 shares of which are subject to a repurchase option we hold as of February 15, 2000;

   .  3,388,906 shares issued upon exercise of stock options; and

   . options and warrants to purchase 411,093 shares exercisable within 60 days of February 15, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value.

   The following summary of the rights of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated certificate of incorporation and bylaws which are included as exhibits to the registration statement of which this prospectus is a part and by the provisions of Delaware law.

Common Stock

   After giving effect to the three for two forward stock split of the all outstanding common stock and preferred stock and the conversion of all previously outstanding preferred stock into shares of common stock, as of February 15, 2000, there were 23,548,005 shares of common stock outstanding held of record by approximately 191 stockholders. There will be 29,082,005 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of certain outstanding options or warrants, after giving effect to the sale of common stock in the offering.

   Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to the following rights:

  . to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors from time to time may determine;

  . one vote for each share held on all matters submitted to a vote of stockholders; and

  . upon our liquidation, dissolution or winding-up, to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock.

   Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, upon payment therefor, duly and validly issued, fully paid and nonassessible.

Preferred Stock

   Upon the consummation of this offering, each outstanding share of Series A, Series B, Series C, Series D and Series E preferred stock will automatically convert into one share of common stock. Pursuant to our amended and restated certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, which may be greater than the rights of the common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. At present, there are no shares of preferred stock outstanding, and we have no plans to issue any of the preferred stock.

Registration Rights

   Upon completion of the offering, the holders of an aggregate of approximately 17,481,325 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933. Under the terms of the 1999 second amended and restated shareholders rights agreement, as amended, if we propose to register any of its securities under the Securities Act of 1933, either for our own account or for the account of other security holders, these holders are entitled to notice of such registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in such registration. A limited number of the holders of these rights may also require us to file a registration statement under the Securities Act of 1933 with respect to their shares of common stock and we are required to use our best efforts to effect such registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations.

Delaware Anti-Takeover Law and Certain Charter and Bylaws Provisions

   Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law.

   Generally, a "business combination" is defined to include mergers, asset or stock sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's outstanding voting stock.

   Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws include provisions that:

  . allow the board of directors to issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock;

  . require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

  . divide the board of directors into three classes, with each class serving for a term of three years;

  . prohibit cumulative voting in the election of directors;

  . require that special meetings of our stockholders be called only by the board of directors, the chairman of the board, the chief executive officer and the president;

  . establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors; and

  . require that certain amendments to the certificate of incorporation and the bylaws require the approval of the holders of at least 66 2/3% of the voting power of all outstanding stock.

   These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could complicate, delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

Transfer Agent and Registrar

   The transfer agent and registrar for common stock is ChaseMellon Shareholder Services, L.L.C.

Listing

   Our common stock will be listed on the Nasdaq National Market under the trading symbol "NMTC." We have not applied to list our common stock on any other exchange or quotation system.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market following the offering could cause the prevailing market price of our common stock to fall and impede our ability to raise equity capital at a time and on terms favorable to us.

   Upon completion of the offering, we will have outstanding an aggregate of 29,082,005 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding warrants after February 15, 2000. Of these outstanding shares, the 5,534,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 23,548,005 shares of common stock outstanding upon completion of the offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933, which rules are summarized below, or another exemption. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

   All officers, directors and certain other holders of common stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be available beginning 181 days after the effective date of the offering, subject in some cases to certain volume limitations.

   Of the remaining restricted shares:

  . 3,655,379 shares are subject to our repurchase option in the event of termination of employment; and

  . 3,809,994 shares will not be eligible for sale pursuant to Rule 144 until the expiration of a one-year holding period on January 1, 2001.

   Beginning 181 days after the date of this prospectus, approximately 102,671 additional shares subject to vested options will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders. Any shares subject to lock-up agreements may be released at any time without notice by the underwriters.

   In general, under Rule 144 as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates", would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 290,820 shares immediately after the offering; or

  . the average weekly trading volume of the common stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the restricted shares proposed to be sold, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 91 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

   We have agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation, subject to limited exceptions.

   We intend to file a registration statement under the Securities Act of 1933 covering the shares of common stock subject to outstanding options or reserved for issuance under the 2000 stock plan, 1997 stock plan and 2000 employee stock purchase plan. This registration statement is expected to be filed simultaneously with the effectiveness of the registration statement covering the shares of common stock offered in this offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of a 180-day lockup period, be available for sale in the open market, except to the extent that such shares are subject to our vesting restrictions or the contractual restrictions described above.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement, dated        2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Chase Securities, Inc. and SG Cowen Securities Corporation are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
   Underwriters                                                         Shares
   ------------                                                        ---------
   Credit Suisse First Boston Corporation.............................
   Chase Securities, Inc. ............................................
   SG Cowen Securities Corporation....................................
                                                                       ---------
     Total............................................................ 5,534,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an additional 830,100 shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-Allotment Over-allotment Over-Allotment Over-allotment
                             -------------- -------------- -------------- --------------
   Underwriting discounts
    and commissions paid by
    us.....................   $              $              $              $
   Expenses paid by us.....     $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5.0% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the data of this prospectus.

   Our officers and directors and certain other stockholders, including holders of our preferred stock and warrants, have agreed that they will not offer, sell, contract to sell pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge or disposal, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering price, up to 276,700 shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. In addition, at our request, the underwriters will reserve up to 416,667 shares of common stock at the initial public offering price for sale to KLA-Tencor. There can be no assurance that any of the reserved shares will be purchased. KLA-Tencor will agree that, if it purchases any shares of common stock or other securities of Numerical Technologies, it will not sell or otherwise dispose of or hedge such shares or securities until 180 days after this offering. The number of shares available for sale to the general public in the offering will be reduced to the extent any of the reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We will list the shares of common stock on The Nasdaq Stock Market's National Market.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information contained on any underwriter's web site or on any web site maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

   Prior to the offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation between us and the representatives, and does not reflect the market price for the common stock following the offering. Among the principal factors considered in determining the initial public offering price will be:

  . the information in this prospectus and otherwise available to the representatives;
  . market conditions for initial public offerings;
  . the history of and prospects for the industry in which we will compete;
  . the ability of our management;
  . our prospects for future earnings;
  . the present state of our development and our current financial condition; . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and . the general condition of the securities markets at the time of this offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  . Over-allotment involves sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Markets National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that: (i) such purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under the securities laws; (ii) where required by law, such purchaser is purchasing as principal and not as agent; and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Forrester, LLP, Palo Alto, California. WS Investment Company, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as an individual attorney of this firm, beneficially own an aggregate of 87,000 shares of our common stock.

                                    EXPERTS

   The balance sheets of Numerical Technologies, Inc. at December 31, 1998 and 1999 and the statements of operations, of stockholders' equity and of cash flows for each of the three years in the period ended December 31, 1999, included in this prospectus, have been included herein in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The balance sheets of Transcription Enterprises Limited at December 31, 1998 and 1999 and the statements of operations, of shareholders' equity and of cash flows for the years then ended, included in this prospectus, have been included herein in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Securities and Exchange Commission's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is http://www.sec.gov.

   We intend to furnish holders of the common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as it may determine or as may be required by law.

                          NUMERICAL TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

Numerical Technologies, Inc.
Report of Independent Accountants..........................................  F-2
Balance Sheets.............................................................  F-3
Statements of Operations...................................................  F-4
Statements of Stockholders' Equity.........................................  F-5
Statements of Cash Flows...................................................  F-6
Notes to Financial Statements..............................................  F-7

Unaudited Pro Forma Combined Financial Information
Overview................................................................... F-18
Unaudited Pro Forma Combined Balance Sheet................................. F-19
Unaudited Pro Forma Combined Statement of Operations....................... F-20
Notes to Unaudited Pro Forma Combined Financial Information................ F-21

Transcription Enterprises Ltd.
Report of Independent Accountants.......................................... F-23
Balance Sheets............................................................. F-24
Statements of Operations................................................... F-25
Statements of Shareholders' Equity (Deficit)............................... F-26
Statements of Cash Flows................................................... F-27
Notes to Financial Statements.............................................. F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

   The reincorporation and three-for-two stock split described in Note 1 to the financial statements have not been consummated at February 2, 2000. When they have been consummated, we will be in a position to furnish the following report:

To the Board or Directors and
 Stockholders of
Numerical Technologies, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Numerical Technologies, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 2, 2000

                          NUMERICAL TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                     (in thousands, except per share data)

                                                                    Pro Forma
                                                                  Stockholders'
                                                 December 31,        Equity
                                               -----------------  December 31,
                                                1998      1999        1999
                                               -------  --------  -------------
                                                                   (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents................... $ 4,973  $ 13,486
  Accounts receivable.........................   1,083     1,819
  Prepaid and other...........................      60       394
                                               -------  --------
    Total current assets......................   6,116    15,699
Property and equipment, net...................     456     1,613
Other assets..................................      39       293
                                               -------  --------
                                               $ 6,611  $ 17,605
                                               =======  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................ $   239  $    613
  Accrued expenses............................   1,341     1,945
  Deferred revenue............................   2,216     2,642
                                               -------  --------
    Total current liabilities.................   3,796     5,200
                                               -------  --------

Commitments (See Note 3)

Stockholders' equity:
Convertible preferred stock, $0.0001 par
 value:
  Authorized: 12,253 shares;
  Issued and outstanding: 5,745 and 8,103
   shares in 1998 and 1999, respectively, and
   none in pro forma (unaudited)..............       1         1    $     --
Common stock, $0.0001 par value:
  Authorized: 30,000 shares;
  Issued and outstanding: 7,727 and
   9,570 shares in 1998 and 1999,
   respectively, and 17,673 in pro forma
   (unaudited)................................       1         1           1
Additional paid in capital....................  12,090    50,100      50,101
Receivable from stockholders..................      (5)     (315)       (315)
Deferred stock compensation...................  (1,938)  (21,220)    (21,220)
Accumulated deficit...........................  (7,334)  (16,162)    (16,162)
                                               -------  --------    --------
    Total stockholders' equity................   2,815    12,405    $ 12,405
                                               -------  --------    ========
                                               $ 6,611  $ 17,605
                                               =======  ========

      The accompanying notes are an integral part of financial statements.

                          NUMERICAL TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                      For the Years Ended
                                                          December 31,
                                                     ------------------------
                                                      1997    1998     1999
                                                     ------  -------  -------
Revenue............................................. $  620  $   736  $ 5,492
                                                     ------  -------  -------
Costs and expenses:
  Cost of revenue...................................     57      127      307
  Research and development..........................    993    2,721    4,816
  Sales and marketing...............................     58    1,404    4,277
  General and administrative........................    131    2,355    1,303
  Amortization of deferred stock compensation (*)...     --      862    3,990
                                                     ------  -------  -------
    Total costs and expenses........................  1,239    7,469   14,693
                                                     ------  -------  -------
Loss from operations................................   (619)  (6,733)  (9,201)
Interest income.....................................     35      182      373
                                                     ------  -------  -------
Net loss............................................ $ (584) $(6,551) $(8,828)
                                                     ======  =======  =======
Net loss per common share, basic and diluted........ $(0.08) $ (0.89) $ (1.26)
                                                     ======  =======  =======
Weighted average common shares, basic and diluted...  7,397    7,373    7,019
                                                     ======  =======  =======
Pro forma net loss per common share, basic and
 diluted (unaudited)................................                  $ (0.64)
                                                                      =======
Pro forma weighted average common shares, basic and
 diluted (unaudited)................................                   13,885
                                                                      =======
(*) Amortization of Deferred Stock Compensation:
  Cost of revenue...................................     --  $    22  $   117
  Research and development..........................     --      465    1,836
  Sales and marketing...............................     --      361    1,444
  General and administrative........................     --       14      593
                                                     ------  -------  -------
                                                     $   --  $   862  $ 3,990
                                                     ======  =======  =======


   The accompanying notes are an integral part of these financial statements.

                          NUMERICAL TECHNOLOGIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1997, 1998 and 1999
                                 (in thousands)

                           Convertible
                            Preferred                             Receivable Deferred
                              Stock     Common Stock   Additional    from     Stock
                          ------------- --------------  Paid in     Stock-   Compen-   Accumulated
                          Shares Amount Shares  Amount  Capital    holders    sation     Deficit    Total
                          ------ ------ ------  ------ ---------- ---------- --------  ----------- -------
Balance, December 31,
 1996...................  2,250  $ --   7,083    $ 1    $   538     $ --     $    --    $   (199)  $   340
Exercise of common stock
 options................    --     --     847    --          23       --          --         --         23
Issuance of Series B
 preferred stock and
 warrants, net of
 issuance costs of $7...  1,050    --     --     --         746       (50)        --         --        696
Net loss................    --     --     --     --         --        --          --        (584)     (584)
                          -----  -----  -----    ---    -------     -----    --------   --------   -------
Balance, December 31,
 1997...................  3,300    --   7,930      1      1,307       (50)        --        (783)      475
Exercise of common stock
 options................    --     --     825    --          61        (5)        --         --         56
Return of common stock..    --     --    (525)   --         --        --          --         --        --
Repurchase of common
 stock..................    --     --    (503)   --          (2)      --          --         --         (2)
Issuance of Series C
 preferred stock and
 warrants, net of
 issuance costs of $47..  2,445      1    --     --       7,924       --          --         --      7,925
Repayment of note
 receivable.............    --     --     --     --         --         50         --         --         50
Deferred stock
 compensation related to
 grants of stock options
 and issuance of common
 stock..................    --     --     --     --       2,800       --       (2,800)       --        --
Amortization of deferred
 stock compensation.....    --     --     --     --         --        --          862        --        862
Net loss................    --     --     --     --         --        --          --      (6,551)   (6,551)
                          -----  -----  -----    ---    -------     -----    --------   --------   -------
Balance, December 31,
 1998...................  5,745      1  7,727      1     12,090        (5)     (1,938)    (7,334)    2,815
Exercise of common stock
 options................    --     --   2,001    --       1,333      (315)        --         --      1,018
Repurchase of common
 stock..................    --     --    (158)   --         (20)      --          --         --        (20)
Issuance of Series D
 preferred stock, net of
 issuance
 costs of $455..........  2,358    --     --     --      13,425       --          --         --     13,425
Repayment of note
 receivable.............    --     --     --     --         --          5         --         --          5
Deferred stock
 compensation related to
 grants of stock options
 and issuance of common
 stock..................    --     --     --     --      23,272       --      (23,272)       --        --
Amortization of deferred
 stock compensation.....    --     --     --     --         --        --        3,990        --      3,990
Net loss................    --     --     --     --         --        --          --      (8,828)   (8,828)
                          -----  -----  -----    ---    -------     -----    --------   --------   -------
Balance, December 31,
 1999...................  8,103  $   1  9,570    $ 1    $50,100     $(315)   $(21,220)  $(16,162)  $12,405
                          =====  =====  =====    ===    =======     =====    ========   ========   =======

   The accompanying notes are an integral part of these financial statements.

                          NUMERICAL TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                         For the Years Ended
                                                            December 31,
                                                        -----------------------
                                                        1997    1998     1999
                                                        -----  -------  -------
Cash flows from operating activities:
Net loss..............................................  $(584) $(6,551) $(8,828)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation........................................     24       99      340
  Amortization of deferred stock compensation.........             862    3,990
  Changes in assets and liabilities:
    Accounts receivable...............................   (323)    (758)    (736)
    Prepaid and other.................................     (4)     (67)    (334)
    Other assets......................................     (7)     (31)    (254)
    Accounts payable..................................     90      111      374
    Accrued expenses..................................     81    1,244      604
    Deferred revenue..................................    127    1,834      426
                                                        -----  -------  -------
      Net cash used in operating activities...........   (596)  (3,257)  (4,418)
                                                        -----  -------  -------
Cash flows from investing activities:
Purchases of property and equipment...................    (82)    (455)  (1,497)
                                                        -----  -------  -------
      Net cash used in investing activities...........    (82)    (455)  (1,497)
                                                        -----  -------  -------
Cash flows from financing activities:
Proceeds from exercise of common stock options........     23       56    1,018
Proceeds from issuance of preferred stock.............    696    7,925   13,425
Repurchase of common stock............................     --       (2)     (20)
Repayment of notes receivable for preferred and common
 stock................................................     --       50        5
Proceeds from related party loan......................     --      250       --
Repayment of related party loan.......................     --     (250)      --
                                                        -----  -------  -------
      Net cash provided by financing activities.......    719    8,029   14,428
                                                        -----  -------  -------
Net increase in cash and cash equivalents.............     41    4,317    8,513

Cash and cash equivalents at beginning of year........    615      656    4,973
                                                        -----  -------  -------

Cash and cash equivalents at end of year..............  $ 656  $ 4,973  $13,486
                                                        =====  =======  =======

Supplemental disclosures noncash financing activities:
  Stockholder notes receivable exchanged for common
   stock or preferred stock...........................  $  50  $     5  $   315
                                                        =====  =======  =======

   The accompanying notes are an integral part of these financial statements.

                          NUMERICAL TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of business

   Numerical Technologies, Inc. (the "Company") designs and develops proprietary technologies and software products that enable the design and manufacture of integrated circuits with subwavelength feature sizes. The Company markets and sells its products and services to semiconductor manufacturers, resellers and original equipment manufacturers primarily in North America, Europe, Japan and the Pacific Rim.

 Reincorporation and stock split

   In January 2000, the Company's Board of Directors authorized the reincorporation of the Company in the State of Delaware. As a result of the reincorporation, the Company is authorized to issue 100,000,000 shares of $0.0001 par value Common Stock and 5,000,000 shares of $0.0001 par value Preferred Stock. In January 2000, the Company's Board of Directors approved a three-for-two share split of the Company's Preferred and Common Stock. The share split will take effect immediately prior to the closing of the initial public offering. All share and per share information have been adjusted to reflect the reincorporation and the share split.

 Certain risks and concentrations

   At December 31, 1999, substantially all of the Company's cash and cash equivalents were invested with two financial institutions.

   The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company had amounts receivable from one customer representing 86% and four customers representing 84% of accounts receivable at December 31, 1998 and 1999, respectively. The Company has experienced no losses and does not consider allowance for doubtful accounts necessary at December 31, 1998 and 1999.

   In 1997, four customers accounted for 40%, 29%, 19% and 12% of total revenues. In 1998, three customers accounted for 37%, 30% and 25% of total revenues. In 1999, three customers accounted for 23%, 17%, and 16% of total revenues.

 Financial instruments

   The carrying amount of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short maturities.

 Cash and cash equivalents

   The Company considers all highly liquid investments with maturities of three months or less at the time of purchase and money market funds to be cash equivalents. At December 31, 1999, cash and cash equivalents included restricted cash of $204,000 related to a certificate of deposit issued as collateral for a Letter of Credit.

 Property and equipment

   Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated on a straight-line basis over their estimated useful lives of 2 to 3 years. When assets are sold or retired, the cost and related accumulated depreciation is removed from the accounts and the resulting gains or losses are included in the statement of operations.

                          NUMERICAL TECHNOLOGIES, INC.

 Software development costs

   Software development costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred. Software development costs are capitalized after technological feasibility has been established. The period between achievement of technological feasibility, which the Company defines as the establishment of a working model, until the general availability of such software to customers, has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs since its inception.

 Income taxes

   Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue recognition

   The Company recognizes revenues in accordance with the provisions of Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition", as amended by SOP 98-4 and 98-9. The Company's revenues are derived from intellectual property and software licenses and maintenance and technical services. Revenues are recognized for the various contract elements based upon vendor-specific objective evidence ("VSOE") of fair value of each element. If VSOE of fair value does not exist but postcontract customer services ("PCS") is the only undelivered element, the Company recognized the fee including up-front payments for licenses, under the arrangement ratably over the contractual PCS period. To date, the Company has not established VSOE for the service or annual maintenance elements of the contracts. License revenues, including up-front fees, are recognized when persuasive evidence of an agreement exists, the product has been delivered, no significant post-delivery obligations remain, the license fee is fixed or determinable and collection of the fee is probable. Revenue for technical services is recognized as the services are performed. Maintenance services are typically priced based on a percentage of the license fee and have a one-year term, renewable annually. Services provided to customers under maintenance agreements include technical product support and unspecified product upgrades. Deferred revenues include billings in excess of recognized revenue and payments received in advance of revenue recognition.

   Prior to the adoption of SOP 97-2, on January 1, 1998, the Company recognized revenue for software and intellectual property upon delivery if remaining obligations were insignificant and collection of the resulting accounts receivable was probable. Revenue from software maintenance contracts, including amounts unbundled from license, were deferred and recognized ratably over the period of the contract. The adoption of SOP 97-2, SOP 98-4 and 98-9 have not had and are not expected to have a material impact on the Company's results of operations, financial position or cash flows.

                          NUMERICAL TECHNOLOGIES, INC.

 Stock-based compensation

   The Company accounts for its stock based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standard No. 123 ("SFAS
No. 123"). Deferred compensation recognized under APB No. 25 is amortized over the vesting period on an accelerated basis using the model presented in Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" ("FIN No. 28"). Accordingly, the percentages of the deferred compensation amortized in the first, second, third and fourth years following the option grant date are approximately 52%, 27%, 15% and 6%, respectively, for options with a four-year vesting period.

 Net loss per share

   The basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of the common shares outstanding during the period. The diluted net loss per share is the same as the basic net loss per share for the periods presented because common equivalent shares, composed of common shares subject to repurchase and common shares issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred shares, are considered when their effect would be dilutive. In 1997, 1998 and 1999, 4,337,000, 7,580,000 and 11,976,000, respectively, antidilutive securities including options, warrants and convertible preferred stock were excluded from the net loss per share computation.

 Pro forma net loss per share (unaudited)

   Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of convertible preferred shares into common shares effective upon the closing of the Company's initial public offering on an as-if-converted basis. Pro forma diluted net loss per share is computed using the pro forma weighted average number of common and common equivalent shares outstanding. Common equivalent shares, composed of common shares subject to repurchase and common shares issuable upon the exercise of stock options and warrants, are not included in pro forma diluted net loss per share as such shares are antidilutive. Antidilutive securities totaling 3,873,000 including options and warrants were excluded from the pro forma net loss per share computation.

 Pro forma December 31, 1999 balance sheet (unaudited)

   Upon consummation of the offering, all shares of convertible preferred stock outstanding will convert into an aggregate of 8,103,000 shares of common stock. The effect of this conversion has been reflected in the accompanying unaudited pro forma consolidated balance sheet as of December 31, 1999.

 Comprehensive income

   The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), FAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net loss and its total comprehensive loss for each of the periods presented.

 Recent accounting pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new standards of

                          NUMERICAL TECHNOLOGIES, INC.

accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities.

NOTE 2--BALANCE SHEET DETAIL

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
   Property and equipment:
     Computer equipment......................................... $  393  $1,362
     Furniture and equipment....................................    133     490
     Computer software..........................................     63     234
                                                                 ------  ------
                                                                    589   2,086
     Less accumulated depreciation..............................   (133)   (473)
                                                                 ------  ------
                                                                 $  456  $1,613
                                                                 ======  ======
   Accrued expenses:
     Payroll and related expenses............................... $1,259  $1,204
     Other accrued expenses.....................................     82     741
                                                                 ------  ------
                                                                 $1,341  $1,945
                                                                 ======  ======

NOTE 3--COMMITMENTS

 Operating leases

   The Company leases its facility under a noncancelable operating lease which expires in May 2004. The Company has the option to renew the lease for three years. The lease requires a security deposit of $272,000 in the form of cash and a letter of credit. The letter of credit is secured by a $204,000 certificate of deposit, which was considered restricted cash at December 31, 1999. The terms of the lease provide for rental payments on a graduated scale. The Company recognized rent expense on a straight-line basis over the period, and has accrued for rent expense incurred but not paid. The Company is responsible for maintenance, insurance and taxes.

   Minimum lease payments as of December 31, 1999 for noncancelable operating leases are as follows:

                                                                         Lease
     Year                                                               Payments
     ----                                                               --------
     2000..............................................................  $  723
     2001..............................................................     748
     2002..............................................................     770
     2003..............................................................     793
     2004..............................................................     478
                                                                         ------
                                                                         $3,512
                                                                         ======

   Rent expense was $60,000, $229,000 and $474,000 for 1997, 1998 and 1999,
respectively.

                          NUMERICAL TECHNOLOGIES, INC.

NOTE 4--CAPITAL STOCK

 Convertible preferred stock

   At December 31, 1999, the amounts, terms and liquidation values of Series A, Series B, Series C, Series D and Series E convertible preferred stock are as follows:

                                                           Common
                                                           Shares
                                                          Reserved
                                             Issued and     for     Liquidation
   Series                 Amount  Designated Outstanding Conversion    Value
   ------                -------- ---------- ----------- ---------- -----------
     A.................. $    538    2,250      2,250      2,250      $   540
     B..................      693    1,050      1,050      1,050          700
     C..................    7,636    2,595      2,445      2,445        7,971
     D..................   13,425    2,548      2,358      2,358       13,880
     E..................      --     3,810        --         --           --
                         --------   ------      -----      -----      -------
                         $ 22,292   12,253      8,103      8,103      $23,091
                         ========   ======      =====      =====      =======

   Each share of preferred stock is convertible into common stock on a one-for-one basis subject to adjustment for certain changes in capitalization and certain dilutive issuances. Conversion of preferred stock into common stock is at the option of the holder, and is automatic upon the earlier of (1) for Series A, Series B, Series C and Series D preferred stock the election of holders of at least a majority of the outstanding shares of Series A, Series B, Series C and Series D preferred stock voting as a class, and for Series E preferred stock the election of holders of at least a majority of the outstanding shares of Series E preferred stock voting as a class, or (2) the closing of a public offering of the Company's common stock at a price per share of not less than $10.67 and an aggregate offering price of not less than $15,000,000. The holders of shares of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which the preferred shares are convertible.

   The holders of preferred stock may receive noncumulative dividends of $0.02, $0.07, $0.33, $0.47 and $0.85, per share per annum for Series A, Series B, Series C, Series D and Series E preferred stock, respectively, when and as declared by the Board of Directors. No cash dividends may be paid to holders of common stock during any year until dividends of $0.02, $0.07, $0.33, $0.47 and $0.85 per share for Series A, Series B, Series C, Series D and Series E preferred stock, respectively, have been paid in that year. No dividends have been declared to date. The holders of preferred stock have certain registration rights.

   The holders of Series E preferred have preference of the holders of common stock and all other series of preferred stock in liquidation to the extent of $10.67 per share plus all declared but unpaid dividends. The holders of Series D preferred stock have preference over the holders of common stock and Series A, Series B and Series C preferred stock in liquidation to the extent of $5.89 per share plus all declared but unpaid dividends. The holders of Series C preferred stock have preference over the holders of common stock and Series A and Series B preferred stock in liquidation to the extent of $3.26 per share plus all declared but unpaid dividends. Thereafter, Series A and Series B have preference over common stock in liquidation to the extent of $0.24 and $0.67 per share, respectively, plus all declared but unpaid dividends. The holders of common stock are then entitled to share ratably in the remaining assets, based on the number of shares of common stock held by each stockholder.

 Stock Option Plans

  1997 Stock Option Plan

   Under the Company's 1997 Stock Option Plan (the "1997 Plan"), 6,197,000 shares of the Company's common stock are reserved for issuance to employees, directors and consultants. Options granted under the

                         NUMERICAL TECHNOLOGIES, INC.

1997 Plan may be incentive stock options or non-statutory stock options. Stock purchase rights may also be granted under the 1997 Plan. Incentive stock options may only be granted to employees. The 1997 Plan, which is administered by the board of directors, provides generally that the option price shall not be less than the fair market value of the shares on the date of grant and that no portion may be exercised beyond ten years from that date. Under the 1997 Plan, stock options vest over a period that is limited to five years, but are typically granted with a four year vesting period. Each option outstanding under the 1997 Plan may be exercised in whole or in part at any time. Exercised but unvested shares are subject to repurchase by the Company at the initial exercise price. At December 31, 1999, 2,188,000 shares were subject to repurchase.

   Activity under this plan is as follows:

                                                  Outstanding Shares
                                                  ------------------- Weighted
                                         Shares   Number              Average
                                        Available   of     Price Per  Exercise
                                        for Grant Shares     Share     Price
                                        --------- ------  ----------- --------
Options reserved upon adoption of the
 plan..................................   1,107
Options granted........................    (905)     905  $ 0.03-0.07  $0.03
Options exercised......................             (848) $      0.03  $0.03
                                         ------   ------
Balances, December 31, 1997............     202       57  $      0.07  $0.07
Options reserved upon amendment of the
 plan..................................   1,591
Options granted........................  (1,236)   1,236  $0.03-$0.17  $0.17
Options exercised......................             (825) $0.03-$0.17  $0.33
Shares repurchased.....................      35
Options cancelled......................      47      (47) $      0.33  $0.08
                                         ------   ------
Balances, December 31, 1998............     639      421  $      0.33  $0.33
Options reserved upon amendment of the
 plan..................................   3,498
Options granted........................  (3,019)   3,019  $0.33-$1.00  $0.81
Options exercised......................           (2,001) $0.03-$1.00  $0.67
Shares repurchased.....................     158
Options cancelled......................      31      (31) $      0.33
                                         ------   ------
Balances, December 31, 1999............   1,307    1,408  $      0.88  $0.88
                                         ======   ======

   The weighted average grant date fair value of options granted during 1997, 1998 and 1999 was $0.08, $3.45, and $11.85, respectively.

   The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

                                                               Options Upon Exercise
                     Options Outstanding                       Subject to Repurchase
   ------------------------------------------------------------------------------------
                                   Weighted
                                   Average
                                  Remaining      Weighted                   Weighted
                       Number    Contractual     Average       Number       Average
   Exercise Prices   Outstanding Life (Years) Exercise Price Exercisable Exercise Price
   ---------------   ----------- ------------ -------------- ----------- --------------
   $0.33-
    $1.00               1,408        9.73         $0.88         1,303        $0.88


  Deferred Stock Compensation

   During 1999 and 1998, the Company issued stock options under the 1997 Plan at exercise prices deemed by the Board of Directors at the date of grant to be the fair value. In anticipation of the Company's initial

                          NUMERICAL TECHNOLOGIES, INC.

public offering, the Company has subsequently determined that, for financial statement purposes, the estimated value of its common stock was in excess of the exercise prices. Accordingly the Company has recorded deferred compensation for the difference between the purchase price of stock issued to employees under stock options and the fair market value of the Company's stock at the date of grant. This deferred compensation is amortized to expense over the period during which the Company's right to repurchase the stock lapses or options become exercisable, generally four years. At December 31, 1999, the Company had recorded deferred compensation related to these options in the total amount of $26.0 million of which $862,000 and $3,990,000 had been amortized to expense during 1998 and 1999, respectively. Future compensation expense from options granted through December 31, 1999 is estimated to be $11.2 million, $5.9 million, $3.0 million and $1.1 million for 2000, 2001, 2002 and 2003, respectively.

 Pro forma stock-based compensation

   Had compensation expense for the 1997 Plan been determined based on the fair value at the grant date for options granted in 1999, 1998 and 1997 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                       Year Ended December
                                                               31,
                                                      ------------------------
                                                       1997    1998     1999
                                                      ------  -------  -------
                                                      (in thousands, except
                                                         per share data)
   Net loss
    As reported...................................... $ (584) $(6,551) $(8,828)
                                                      ======  =======  =======
    Pro forma........................................ $ (585) $(6,558) $(8,946)
                                                      ======  =======  =======
   Net loss per common share, basic and diluted
    As reported...................................... $(0.08) $ (0.89) $ (1.26)
                                                      ======  =======  =======
    Pro forma........................................ $(0.08) $ (0.89) $ (1.27)
                                                      ======  =======  =======

   The increases in the pro forma amounts above reflect the incremental fair value over the intrinsic value recognized as part of deferred stock compensation.

   The fair value of each option grant is calculated on the date of grant using the minimum value method under the Black-Scholes pricing model with a volatility factor of effectively zero as described by SFAS No. 123, an expected divident yield of 0%, and with the following assumptions:

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1997      1998      1999
                                                   --------  --------  --------
   Risk-free interest rate........................ 5.3%-6.3% 5.3%-5.6% 4.8%-6.1%
   Expected life (years)..........................        5         5         5

  Warrants

   In June 1997, the Company issued immediately exercisable warrants to purchase 195,000 shares of the Company's Series B preferred Stock at an exercise price of $0.67 per share. These warrants were issued to a customer of the Company in connection with the issuance of Series B preferred stock and entering into a licensing and services contract (see Note 6). The Company determined the fair value of such warrants to be approximately $53,000 using the Black-Scholes model and the following assumptions: no future dividends, volatility of 60%, a weighted average risk-free interest rate of 5.88% and a term of 2 years. The warrants expired in June 1999.

                          NUMERICAL TECHNOLOGIES, INC.

   In June 1998, in connection with the issuance of Series C preferred stock, the Company issued immediately exercisable warrants to purchase 150,000 shares of the Company's Series C preferred stock at an exercise price of $3.26 per share. The Company determined the fair value of such warrants to be approximately $289,000 using the Black-Scholes model and the following assumptions: no future dividends, volatility factor of 60%, a weighted average risk-free interest rate of 4.73% and a term of 5 years. The warrants will expire upon the earlier of June 2003 or the closing of a public offering of the Company's common stock at a price per share of not less than $6.40 and an aggregate offering price of not less than $15,000,000. At December 31, 1999, 150,000 shares of Series C preferred stock are reserved for the exercise of the warrants. The Company expects these warrants will be exercised upon the initial public offering and will recognize a charge of approximately $778,000 related to the beneficial conversion feature of these warrants.

  Notes receivable from Stockholders

   During 1999, an officer of the Company exercised stock options in exchange for notes receivable totaling $315,000, which are secured by the underlying shares of common stock. The notes accrue interest at rates ranging from 4.9% to 5.7% per annum, and are payable, with principal, in 2001.

NOTE 5--INCOME TAXES

   The components of the net deferred tax asset comprise:

                                                            December 31,
                                                        -----------------------
                                                        1997    1998     1999
   (in thousands)                                       -----  -------  -------
   Net operating loss carryforward.....................  $240  $ 1,323  $ 2,675
   Research and development credit carryforward........    50      222      382
   Accrued liabilities.................................    65      450    1,444
   Valuation allowance.................................  (355)  (1,995)  (4,501)
                                                        -----  -------  -------
                                                        $  --  $    --  $    --
                                                        =====  =======  =======

   The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Annually, management evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that deferred tax assets are realizable the valuation allowance will be reduced.

   The Company had the following carryforwards and credits at December 31, 1999:

                                                              Expiration
                                                                 Date    Amount
   (in thousands)                                             ---------- ------
   Net operating loss carryforwards
     Federal.................................................  2010-2019 $6,904
     State...................................................  2002-2004  5,611
   Research and development credits
     Federal................................................. Indefinite $  217
     State................................................... Indefinite    165

   For federal and state tax purposes, a portion of the Company's net operating loss and tax credit carryforwards may be subject to certain limitations on annual utilization due to an "Ownership Change," as defined by federal and state tax law.

                          NUMERICAL TECHNOLOGIES, INC.

NOTE 6--RELATED PARTY TRANSACTIONS

   During 1997, the Company received $120,000 from a Series B preferred stockholder under a licensing and service contract negotiated concurrently with the purchase of Series B preferred stock and warrants to purchase Series B preferred stock. As the fair value of these warrants was determined to be approximately $53,000, such amount was allocated to the warrants. The warrants expired unexercised in June 1999.

   During 1998, the chairman loaned the Company $250,000 for a period of 2 months at an annual interest rate of 8%. The loan was repaid in 1998.

NOTE 7--EMPLOYEE BENEFIT PLAN

   The Company sponsors the Numerical Technologies, Inc. 401(k) Retirement Plan (the "401(k) Plan"). The 401(k) Plan provides for tax deferred automatic salary deductions. Under the terms of the 401(k) Plan, employees over the age of 21 are eligible to participate after completing three months of employment. The Company is permitted to make contributions to the 401(k) Plan as determined by the Board of Directors. No Company contributions were made to the 401(k) Plan in 1999, 1998 or 1997.

NOTE 8--OPERATING SEGMENTS

   The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires enterprises to report information about operating segments in annual financial statements and selected information about reportable segments in interim financial reports. It also establishes standards for related disclosures about products, geographic areas and major customers. The method for determining what information to report is based upon the "management" approach, which requires the Company to report certain financial information related to continuing operations that is provided to the Company's chief operating decision-maker for the purpose of evaluating financial performance and resource allocation. The Company's chief operating decision-maker reviews revenue by both geography and customer. The Company is not organized into business units nor does it capture expenses or allocate resources based on segmentation of its business. Therefore, the Company believes that it operates in a single segment.

   The following is a summary of the Company's revenue attributed to the geographic regions in which the technology and services are delivered:

                                                                1997 1998  1999
                                                                ---- ---- ------
   United States............................................... $380 $626 $4,300
   Japan.......................................................   --  105    516
   Taiwan......................................................   --   --    558
   Korea.......................................................   --   --    117
   Germany.....................................................  215    5      1
   Other.......................................................   25   --     --
                                                                ---- ---- ------
   Total....................................................... $620 $736 $5,492
                                                                ==== ==== ======


   The Company has no long-lived assets outside the United States in any of the years presented.

                          NUMERICAL TECHNOLOGIES, INC.

NOTE 9--SUBSEQUENT EVENTS

 Acquisition of Transcription

   On January 1, 2000, Numerical Technologies, Inc. (" Numerical" or the " Company") acquired Transcription Enterprises Ltd. ("Transcription"), a company incorporated in California. Under the terms of the acquisition, the Company issued 3,810,000 shares of Series E Convertible Preferred Stock and $40.0 million in notes payable for all of the outstanding stock of Transcription. The total purchase price was $86.0 million, including acquisition costs of $250,000. The transaction will be accounted for as a purchase.

   Under the terms of the agreement, Numerical acquired specified accounts receivable of Transcription, consisting of 45% of accounts receivable for license fees, plus all fees associated with maintenance, support and other services rendered by Transcription on such accounts. The allocation of the purchase price is as follows: (in thousands):

   Net tangible assets................................................. $   243
   In process research and development.................................     300
   Developed technology................................................   7,400
   Customer base.......................................................  14,300
   Covenants not to compete............................................   2,700
   Work force..........................................................   1,500
   Trade name..........................................................     200
   Goodwill............................................................  59,327
                                                                        -------
                                                                        $85,970
                                                                        =======

   The estimated purchase price was allocated to the identifiable assets acquired and the liabilities assumed based upon the fair market value on the acquisition date. The net tangible assets consist primarily of accounts receivable, property and equipment, and other liabilities. Because the in-process technology had not reached the stage of technological feasibility at the acquisition date and had no alternative future use, the amount was immediately charged to operations. The amounts allocated to developed technology and customer base and trade name are amortized over the estimated useful life of five years. The amounts allocated to covenants not to compete and work force are being amortized over the estimated useful lives of two and four years, respectively. The excess amount of the purchase price over the fair market value of the identifiable assets acquired is accounted for as goodwill and is being amortized over its estimated useful life of five years. The valuation for the intangible assets has been determined using management's assumptions and the report from an independent appraiser.

   The following unaudited pro forma consolidated financial information reflects the results of operations for the years ended December 31, 1999, as if the acquisition had occurred on January 1, 1999, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 1999, and may not be indicative of future operating results.

                                                                Year Ended
                                                             December 31, 1999
                                                           ---------------------
                                                                (unaudited)
                                                           (in thousands, except
                                                              per share data)
   Revenues...............................................       $ 19,159
   Loss from operations...................................        (17,912)
   Net loss...............................................        (20,684)
   Basic and diluted net loss per share...................       $  (2.95)

                          NUMERICAL TECHNOLOGIES, INC.

   Under the terms of the acquisition agreement, the $40 million note is secured by substantially all the assets of Transcription. The note bears interest at the rate of 8% per annum. $5 million was due and paid upon issuance of the note, with the remaining principal amount due and payable in 16 equal quarterly installments of $2.2 million, commencing on April 1, 2000 and thereafter on each of calendar quarter with the final installment being due on January 1, 2004. All interest accrued to each payment is due and payable on such payment date. The major stockholders of Transcription have the right to setoff certain indemnification claims against the interest and principal of the note otherwise due.

 2000 Stock Option Plan

   On January 24, 2000, the Company approved the 2000 Stock Option/Stock Issuance Plan (the "2000 Plan"), under which all remaining shares available for grant under the Company's 1997 Stock Option Plan and 3,000,000 additional shares of the Company's common stock has been authorized for issuance. The 2000 Plan is intended to serve as a successor to the 1997 Stock Option Plan and has term similar to those of the 1997 Plan. Under the 2000 Plan, the term of the options is generally ten years with a vesting requirement of 25% after one year of service and monthly, thereafter, fully vesting upon completion of the fourth year of service. Pursuant to the 2000 Plan, the board of directors has the discretion to grant options to non-employee directors. The director option component will not become effective until the date of this offering. Each nonemployee director who first becomes a board member after the date of this offering may be granted options for up to 30,000 shares. In addition, each non-employee director may be granted options for up to 7,500 shares annually.

 2000 Employee Stock Purchase Plan

   On January 24, 2000, the Company approved the Company's 2000 Employee Stock Purchase Plan (the "ESPP") and authorized 300,000 shares to be issued under the ESPP. Under the ESPP, employees are granted the right to purchase shares of common stock at a price per share that is 85% of the lesser of: the fair market value of the shares at (i) the beginning of a rolling twenty-four-month offering period, or (ii) the end of each semi-annual purchase period. The ESPP will become effective on the effective date of this offering.

 Stock-based compensation

   On February 1, 2000, the Company granted under the 1997 and 2000 Plans approximately 2,007,000 options to purchase the Company's common stock. In connection with these stock option grants, the Company recognized deferred compensation of approximately $16,990,000, which is being amortized over vesting periods for the related options of generally four years.

                          NUMERICAL TECHNOLOGIES, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                    OVERVIEW

   On January 1, 2000, Numerical Technologies, Inc. (" Numerical" or the " Company") acquired Transcription Enterprises Ltd. ("Transcription"), a company incorporated in California. Under the terms of the acquisition, the Company issued 3,810,000 shares of Series E Convertible Preferred Stock and $40.0 million in notes payable for all of the outstanding stock of Transcription. The total purchase price was $86.0 million, including acquisition costs of $250,000.

   Under the terms of the agreement, Numerical acquired specified accounts receivable of Transcription, consisting of 45% of accounts receivable for license fees, plus all fees associated with maintenance, support and other services rendered by Transcription on such accounts. The transaction will be accounted for as a purchase.

   The allocation of the purchase price is as follows (in thousands):

   Net tangible assets................................................. $   243
   In process research and development.................................     300
   Developed technology................................................   7,400
   Customer base.......................................................  14,300
   Covenants not to compete............................................   2,700
   Work force..........................................................   1,500
   Trade name..........................................................     200
   Goodwill............................................................  59,327
                                                                        -------
                                                                        $85,970
                                                                        =======

   The estimated purchase price was allocated to the identifiable assets acquired and the liabilities assumed based upon the fair market value on the acquisition date.The net tangible assets consist primarily of accounts receivable, property and equipment and other liabilities. Because the in-process technology has not reached the stage of technological feasibility at the acquisition date and had no alternative future use, the amount was immediately charged to operations. The amounts allocated to developed technology, customer base and trade name are amortized over the estimated useful life of five years. The amounts allocated to covenants not to compete and work force are being amortized over the estimated useful lives of two and four years, respectively. The excess amount of the purchase price over the fair market value of the identifiable assets acquired is accounted for as goodwill and is being amortized over its estimated useful life of five years. The valuation for the intangible assets has been determined using management's assumptions and the preliminary report from an independent appraiser.

   The accompanying unaudited pro forma combined balance sheet gives effect to the acquisition of Transcription as if such transaction had occurred on December 31, 1999, by consolidating the balance sheet of Transcription at December 31, 1999 with the balance sheet of Numerical at December 31, 1999.

   The accompanying unaudited pro forma combined statement of operations gives effect to the acquisition of Transcription as if it had occurred on January 1, 1999, by consolidating the results of operations of Transcription for the year ended December 31, 1999 with the results of operations of Numerical for the year ended December 31, 1999.

   The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or the financial position of the combined companies.

                          NUMERICAL TECHNOLOGIES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (in thousands)

                             Numerical   Transcription      Pro forma
                            ------------ ------------- ----------------------
                            December 31, December 31,
                                1999         1999      Adjustments   Combined
                            ------------ ------------- -----------   --------
ASSETS
Current assets:
  Cash and cash
   equivalents.............   $ 13,486      $  132       $  (250)(a) $  8,236
                                                            (132)(b)
                                                          (5,000)(c)
  Accounts receivable......      1,819       2,424        (1,298)(b)    2,945
  Prepaid and other........        394          31           (31)(b)      394
                              --------      ------       -------     --------
    Total current assets...     15,699       2,587        (6,711)      11,575
Property and equipment,
 net.......................      1,613         211            --        1,824
Intangible assets..........         --          --        85,427 (a)   85,427
Other assets...............        293          42           (42)(b)      293
                              --------      ------       -------     --------
                              $ 17,605      $2,840       $78,674     $ 99,119
                              ========      ======       =======     ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........   $    613      $   75       $   (75)(b) $    613
  Accrued expenses.........      1,945          72           (72)(b)    1,945
  Deferred revenue.........      2,642       3,410        (2,316)(a)    3,736
  Current portion notes
   payable.................        --          --          8,750 (a)    8,750
                              --------      ------       -------     --------
    Total current
     liabilities...........      5,200       3,557         6,287       15,044
Long term notes payable....        --          --         31,250 (a)   26,250
                                                         (5,000) (c)
                              --------      ------       -------     --------
Total liabilities..........      5,200       3,557       (32,537)      41,294
                              --------      ------       -------     --------
Stockholders' equity:
  Preferred Stock..........          1         --             (1)(h)       --
  Common Stock.............          1          43           (43)(b)        2
                                                               1 (h)
  Additional paid-in
   capital.................     50,100         --         45,720 (a)   95,820
  Receivable from
   stockholders............       (315)        --            --          (315)
  Deferred stock
   compensation............    (21,220)        --                     (21,220)
  Accumulated deficit......    (16,162)       (760)          760 (b)  (16,462)
                                                            (300)(d)
                              --------      ------       -------     --------
    Total stockholders'
     equity................     12,405        (717)       46,137       57,825
                              --------      ------       -------     --------
                              $ 17,605      $2,840       $78,674     $ 99,119
                              ========      ======       =======     ========

                          NUMERICAL TECHNOLOGIES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                              Numerical  Transcription      Pro forma
                              ---------  ------------- ----------------------
                                For the Year Ended
                                 December 31, 1999     Adjustment    Combined
                              ------------------------ ----------    --------
Revenue.....................  $  5,492      $13,667     $     --     $ 19,159
                              --------      -------     --------     --------
Costs and expenses:
  Cost of revenue...........       307        1,050        1,480 (f)    2,837
  Research and development..     4,816        1,580          863 (f)    7,259
  Sales and marketing.......     4,277          857        3,669 (f)    8,803
  General and
   administrative...........     1,303          920           94 (f)    2,317
  Amortization of deferred
   stock compensation.......     3,990          --           --         3,990
  Amortization of goodwill..       --           --        11,865 (f)   11,865
                              --------      -------     --------     --------
    Total costs and
     expenses...............    14,693        4,407       17,971       37,071
                              --------      -------     --------     --------
Income (loss) from
 operations.................    (9,201)       9,260      (17,971)     (17,912)
Interest income (expense),
 net........................       373           55       (3,200)(e)   (2,772)
                              --------      -------     --------     --------
Income (loss) before
 provision for income
 taxes......................    (8,828)       9,315      (21,171)     (20,684)
Provision for income taxes..       --           120         (120)(g)       --
                              --------      -------     --------     --------
Net income (loss)...........  $(8,828)      $ 9,195     $(21,051)    $(20,684)
                              ========      =======     ========     ========
Net loss per common share,
 basic and diluted, for pro
 forma financial
 statements.................  $  (1.26)                              $  (2.95)(h)
                              ========                               ========
Weighted average common
 shares, basic and diluted,
 for pro forma financial
 statements.................     7,019                                  7,019 (h)
                              ========                               ========
Net loss per common share,
 basic and diluted pro forma
 assuming conversion of all
 outstanding preferred stock
 and warrants:
  Basic and diluted.........                                          $(1.17)
                                                                     ========
  Weighted average shares...                             10,676 (h)    17,695
                                                        ========     ========

                         NUMERICAL TECHNOLOGIES, INC.

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (unaudited)

   The following adjustments were reflected in the unaudited pro forma combined condensed balance sheet.

(a) To record the acquisition of Transcription assuming the issuance of 3,810,000 shares of Numerical's Series E valued at $45.7 million and the issuance of notes of $40 million in debt.

  Under purchase accounting, the total purchase price will be allocated to the acquired assets and liabilities of Transcription based on the relative fair values as described in the overview. The amounts and components of the purchase price, along with the allocation of the purchase price to assets purchased are as follows (in thousands):

   Series E Preferred Stock............................................ $45,720
   Notes Payable.......................................................  40,000
   Estimated transaction costs.........................................     250
                                                                        -------
     Gross Purchase Price..............................................  85,970
   In process research and development charge..........................    (300)
                                                                        -------
     Net Purchase price................................................ $85,670
                                                                        =======

   Assets Acquired:
     Accounts Receivable............................................... $ 1,126
     Deferred Revenue..................................................  (1,094)
     Net fixed Assets..................................................     211
                                                                        -------
       Fair value of net tangible assets acquired......................     243
     Developed Technology..............................................   7,400
     Customer Base.....................................................  14,300
     Non-compete agreement.............................................   2,700
     Workforce.........................................................   1,500
     Trademark.........................................................     200
     Goodwill..........................................................  59,327
                                                                        -------
       Net assets acquired............................................. $85,670
                                                                        =======

(b) To reflect the elimination of certain assets and liabilities of Transcription that were not purchased or assumed by Numerical.

(c) To record principal payment of $5.0 million upon issuance of the notes payable. The balance of the notes payable of $35 million is expected to be paid upon the consummation of the IPO.

(d) To record a charge for in-process research and development.

   The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

(e) To record interest expense on notes payable at the stated interest rate of 8.0% per annum on the principal of $40 million, assuming no initial or quarterly principal payments.

                          NUMERICAL TECHNOLOGIES, INC.

                                  (Unaudited)


(f) To record the amortization of identifiable intangible assets and goodwill related to the acquisition of Transcription as if the transaction occurred on January 1, 1999 as follows:

                                                          Estimated
                                                           Useful      Annual
                                                   Value    Life    Amortization
                                                  ------- --------- ------------
   Developed Technology.......................... $ 7,400  5 years    $ 1,480
   Customer Base.................................  14,300  5 years      2,860
   Non-compete agreement.........................   2,700  2 years      1,350
   Workforce.....................................   1,500  4 years        375
   Tradename.....................................     200  5 years         40
   Goodwill......................................  59,327  5 years     11,866
                                                                      -------
                                                                      $17,971
                                                                      =======

(g) To reflect the pro forma combined net loss position resulting in no tax provision on a combined basis.

(h) To reflect the shares of Series E convertible preferred stock issued in conjunction with the acquisition of Transcription on an "as if converted" basis. Antidilutive securities totaling 3,723,000, including options and warrants were excluded from the pro forma net loss per share.

                                                                Pro Forma
                                                            -------------------
                                                                        As-If
                                                            Combined  Converted
                                                            --------  ---------
Combined Pro Forma Net Loss...............................  $(24,218) $(24,218)
                                                            ========  ========
Weighted Average Common Shares, basic and diluted.........     7,019     7,019
As if conversion of Series A, B, C and D preferred stock..       --      6,866
As if conversion of Series E preferred stock..............       --      3,810
                                                            --------  --------
                                                               7,019    17,215
                                                            ========  ========
Pro forma net loss per share, basic and diluted...........  $  (3.24) $  (1.32)
                                                            ========  ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Shareholders of
Transcription Enterprises Limited

   In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Transcription Enterprises Limited at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
January 21, 2000

                       TRANSCRIPTION ENTERPRISES LIMITED

                                 BALANCE SHEETS
                       (in thousands, except share data)

                             December 31,
                             -------------
                              1998   1999
                             ------ ------
ASSETS
Current assets:
  Cash and cash
   equivalents.............. $1,497 $  132
  Accounts receivable.......  2,147  2,424
  Prepaid and other.........     90     31
                             ------ ------
    Total current assets....  3,734  2,587
Property and equipment,
 net........................    197    211
Other assets................      3     42
                             ------ ------
                             $3,934 $2,840
                             ====== ======
LIABILITIES AND
SHAREHOLDERS' EQUITY
(DEFICIT)
Current liabilities:
  Accounts payable.......... $   23 $   75
  Accrued expenses..........    273     72
  Deferred revenue..........  2,584  3,410
                             ------ ------
    Total current
     liabilities............  2,880  3,557
                             ------ ------
Shareholders' equity:
Common stock, no par value:
  Authorized: 10,000 shares;
   Issued and outstanding:
   798 shares...............     43     43
  Retained earnings
   (deficit)................  1,011   (760)
                             ------ ------
    Total shareholders'
     equity (deficit).......  1,054   (717)
                             ------ ------
                             $3,934 $2,840
                             ====== ======


   The accompanying notes are an integral part of these financial statements.

                       TRANSCRIPTION ENTERPRISES LIMITED

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                            For the Years Ended
                                                               December 31,
                                                            -------------------
                                                              1998      1999
                                                            --------- ---------
Revenue:
  License.................................................. $   7,162 $   5,708
  Service..................................................     7,396     7,959
                                                            --------- ---------
    Total revenue..........................................    14,558    13,667
                                                            --------- ---------
Costs and expenses:
  Cost of revenue..........................................       789     1,050
  Research and development.................................     1,704     1,580
  Sales and marketing......................................       779       857
  General and administrative...............................       885       920
                                                            --------- ---------
    Total costs and expenses...............................     4,157     4,407
                                                            --------- ---------
Income from operations.....................................    10,401     9,260
Interest income............................................        78        55
                                                            --------- ---------
Income before provision for income taxes...................    10,479     9,315
Provision for income taxes.................................       118       120
                                                            --------- ---------
Net income................................................. $  10,361 $   9,195
                                                            ========= =========


   The accompanying notes are an integral part of these financial statements.

                       TRANSCRIPTION ENTERPRISES LIMITED

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                             Common Stock  Retained
                                             ------------- Earnings
                                             Shares Amount (Deficit)   Total
                                             ------ ------ ---------  --------
Balance, December 31, 1997..................  798    $43   $  1,376   $  1,419

  Net income................................   --     --     10,361     10,361
  Distributions to shareholders.............   --     --    (10,726)   (10,726)
                                              ---    ---   --------   --------

Balance, December 31, 1998..................  798     43      1,011      1,054

  Net income................................   --     --      9,195      9,195
  Distributions to shareholders.............   --     --    (10,966)   (10,966)
                                              ---    ---   --------   --------

Balance, December 31, 1999..................  798    $43   $   (760)  $   (717)
                                              ===    ===   ========   ========



   The accompanying notes are an integral part of these financial statements.

                       TRANSCRIPTION ENTERPRISES LIMITED

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                             For the Years
                                                                 Ended
                                                             December 31,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
Cash flows from operating activities:
Net income................................................ $ 10,361  $  9,195
Adjustments to reconcile net income to net cash used in
 operating activities:
  Depreciation............................................       91       129
  Changes in assets and liabilities:
    Accounts receivable...................................       72      (277)
    Prepaid and other.....................................      (38)       59
    Other assets..........................................       (1)      (39)
    Accounts payable......................................        8        52
    Accrued expenses......................................      (40)     (201)
    Deferred revenue......................................      511       826
                                                           --------  --------
      Net cash provided by operating activities...........   10,964     9,744
                                                           --------  --------
Cash flows from investing activities:
Purchases of property and equipment.......................     (152)     (143)
                                                           --------  --------
      Net cash used in investing activities...............     (152)     (143)
                                                           --------  --------
Cash flows from financing activities:
Distrubutions to shareholders.............................  (10,726)  (10,966)
                                                           --------  --------
      Net cash used in financing activities...............  (10,726)  (10,966)
                                                           --------  --------
Net increase (decrease) in cash and cash equivalents......       86    (1,365)
Cash and cash equivalents at beginning of year............    1,411     1,497
                                                           --------  --------
Cash and cash equivalents at end of year.................. $  1,497  $    132
                                                           ========  ========



   The accompanying notes are an integral part of these financial statements.

                       TRANSCRIPTION ENTERPRISES LIMITED

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of business

   Transcription Enterprises Limited (the "Company") was incorporated in California in May 1986 as an S Corporation to develop and market integrated software products and services that provide semiconductor manufacturers with an interactive graphics system for fracturing and verifying photomask pattern data.

 Certain risks and concentrations

   At December 31, 1998 and 1999, substantially all of the Company's cash and cash equivalents were invested with four major financial institutions.

   The Company markets and sells its products and services to end users and original equipment manufacturers primarily in North America, Europe and Japan. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company had accounts receivable from one customer representing 10% and one customer representing 27% of accounts receivable at December 31, 1998 and 1999, respectively.

   In 1998 and 1999, the Company had one customer who accounted for 12%, and 15% of sales, respectively.

   The Company operates in one industry segment. The following is a summary of the Company's revenue by geographic operations. Revenues are attributed to the countries in which the products and services are delivered:

                                       U.S.  Japan  Pac Rim Europe Other  Total
                                      ------ ------ ------- ------ ----- -------
                                                    (in thousands)
   1998.............................. $6,846 $2,814 $2,383  $2,131 $384  $14,558
   1999..............................  6,400  3,101  1,654   2,005  507   13,667

   The Company had no material long-lived assets outside of the United States.

 Financial instruments

   The carrying amount of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to their short maturities.

 Cash and cash equivalents

   The Company considers all highly liquid investments with maturities of three months or less at the time of purchase and money market funds to be cash equivalents.

 Property and equipment

   Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated on a straight-line basis over their estimated useful lives of 3 years.

                       TRANSCRIPTION ENTERPRISES LIMITED

 Research and development costs

   Costs related to research, design and development of products are charged to research and development expenses as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. The Company has not capitalized any software development costs to date, as such costs have not been significant.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue recognition

   The Company recognizes revenues in accordance with the provisions of Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition", as amended by SOP 98-4 and 98-9. The Company's revenues are derived from licenses of its software and technology and from services the Company provides to its customers. Revenues are recognized for the various contract elements based upon vendor-specific objective evidence ("VSOE") of fair value of each element. If VSOE of fair value exists only for undelivered elements, the Company recognizes fees assigned to the delivered element(s) as the difference between the total arrangement fee and the VSOE of the undelivered element.

   License revenues are recognized when persuasive evidence of an agreement exists, the software and technology has been delivered, no significant post-delivery obligations remain, the license fee is fixed or determinable and collection of the fee is probable.

   Services revenues consist of maintenance fees. Maintenance agreements are typically priced based on a percentage of the product license fee and have a one-year term, renewable annually. Services provided to customers under maintenance agreements include technical product support and unspecified product upgrades. Deferred revenues from advanced payments for maintenance agreements are recognized ratably over the term of the contract, which is typically one year.

 Comprehensive income

   The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net income and its total comprehensive income for 1998 and 1999.

 Recent accounting pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities.

                       TRANSCRIPTION ENTERPRISES LIMITED

NOTE 2--BALANCE SHEET DETAIL

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
                                                                      (in
                                                                  thousands)
   Property and equipment:
     Computer equipment......................................... $  753  $  895
     Furniture and equipment....................................     14      15
                                                                 ------  ------
                                                                    767     910
     Less accumulated depreciation..............................   (570)   (699)
                                                                 ------  ------
                                                                 $  197  $  211
                                                                 ======  ======
   Accrued expenses:
     Payroll and related expenses............................... $  248  $   65
     Other accrued expenses.....................................     25       7
                                                                 ------  ------
                                                                 $  273  $   72
                                                                 ======  ======

NOTE 3--COMMITMENTS

 Operating leases

   The Company leases its facility under a noncancelable operating lease, which expires in January 2001. The Company has the option to renew the lease for five years. The Company is responsible for maintenance, insurance and taxes.

   Minimum lease payments as of December 31, 1999 for noncancelable operating leases are as follows:

   Year                                                           Lease Payments
   ----                                                           --------------
   2000..........................................................      $73
   2001..........................................................        6
                                                                       ---
                                                                       $79
                                                                       ===

   Rent expense was $70,000 and $67,000 for 1999 and 1998, respectively.

NOTE 4--INCOME TAXES

   The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company is not subject to federal corporate income taxation. Rather, the Company's shareholders include their respective portions of taxable income in their individual income tax returns. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

   The state of California generally conforms to the federal provisions recognizing S corporations as pass-through entities. However, California imposes a 1.5% tax at the entity level. The income tax provisions for 1998 and 1999 consist of current state tax expense.

                       TRANSCRIPTION ENTERPRISES LIMITED

NOTE 5--PROFIT SHARING PLAN

   For the years ended December 31, 1998 and 1999, the company had a discretionary profit sharing plan under which ten percent of the Company's profits were redistributed to the employees, a portion of which is invested in a retirement fund (up to a maximum allowable by the IRS) and the balance is paid to the employee. The plan was terminated upon the effective date of the merger described in Note 6.

NOTE 6--SUBSEQUENT EVENT

   On January 1, 2000, the Company was acquired by and became a wholly-owned subsidiary of Numerical Technologies, Inc. (the Parent). Under the terms of the acquisition Agreement, each share of the common stock of the Company was converted to 4.778 shares of Series E Preferred Stock and $50.1575 in principal amount of a Promissory Note. The maximum consideration to be paid by the Company pursuant to the Merger is 3,810,000 shares of Series E preferred stock plus $40.0 million in aggregate principal amount of Notes. The Promissory Notes are secured by the assets of the Company.

[LOGO OF NUMERICAL APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates, except the registration fee, the NASD filing fee and the Nasdaq listing fee.

                                                                     Amount To
                                                                      Be Paid
                                                                     ----------
     Registration Fee............................................... $   21,841
     NASD Fee.......................................................      7,500
     Nasdaq Listing Fee.............................................     95,000
     Legal Fees and Expenses........................................    510,000
     Accounting Fees and Expenses...................................    400,000
     Printing and Engraving Expenses................................    275,000
     Blue Sky Fees and Expenses.....................................      8,000
     Transfer Agent Fees............................................     25,000
     Miscellaneous..................................................    257,659
                                                                     ----------
       Total........................................................ $1,600,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   As permitted by Section 145 of the Delaware General Corporation Law, the registrant's amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that: (1) the registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises at the registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding, except that it is not required to advance expenses to a person against whom the registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit;
(4) the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (5) the registrant may not retroactively amend the bylaw provisions in a way that is adverse to such directors, executive officers and employees in these matters.

   The registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. In addition, such indemnification agreements provide that the registrant's directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses, including attorney's fees, and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the registrant. The registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the registrant's board of directors or brought to enforce a right to indemnification under the indemnification agreement, the registrant's bylaws or any statute or law. Under the agreements, the registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless the registrant consents to such settlement; (3) with respect to any proceeding brought by the registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the registrant pursuant to the provisions of (S)16(b) of the Securities Exchange Act of 1934, and related laws; (5) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) an account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of the registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the registrant or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

   The indemnification provision in the bylaws and the indemnification agreements entered into between the registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities arising under the Securities Act of 1933.

   Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                       Exhibit
Document                                                               Number
--------                                                               -------
Form of Underwriting Agreement........................................   1.1
Certificate of Incorporation of the registrant........................   3.1
Form of Amended and Restated Certificate of Incorporation of the
 registrant to be filed upon closing of the offering..................   3.2
Bylaws of registrant..................................................   3.3
Form of Indemnification Agreement entered into by the registrant with each of its directors and executive officers.........................  10.1

Item 15. Recent Sales of Unregistered Securities

   Since January 1, 1997, the registrant has issued and sold the securities described below.

   (a) From January 1, 1997 to February 15, 2000, the registrant issued and sold an aggregate of 4,217,465 shares of unregistered common stock to 94 directors, officers, employees, former employees and consultants at prices ranging from $0.03 to $2.67 per share, for aggregate cash consideration of approximately $1,964,652, of which approximately $553,000 is subject to outstanding promissory notes payable to the registrant. These shares were sold pursuant to the exercise of options granted by the board. As to each director, officer, employee, former employee and consultant of the registrant who was issued such securities, the registrant relied upon Rule 701 of the Securities Act of 1933. Each such person purchased securities of the registrant pursuant to a written contract between such person and the registrant. In addition, the registrant met the conditions imposed under Rule 701(b).

   (b) On June 27, 1997 and August 26, 1997, the registrant issued and sold (1) in the aggregate 1,050,000 shares of unregistered Series B preferred stock at a price per share of $0.67, and (2) an unregistered warrant to purchase 195,000 shares of unregistered Series B preferred stock, with an exercise price per share of $0.67, to certain investors for an aggregate cash consideration of $700,000. These shares and warrant were sold pursuant to a Series B preferred stock and warrant purchase agreement between the registrant and such investors. The warrant expired, unexercised, on June 27, 1999. The registrant relied upon
Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series B preferred stock and warrant were made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

   (c) On June 5, 1998 and August 4, 1998, the registrant issued and sold (1) in the aggregate 2,445,089 shares of unregistered Series C preferred stock at a price per share of $3.26, and (2) unregistered warrants to purchase 150,000 shares of unregistered Series C preferred stock, with an exercise price per share of $3.26, to certain investors for aggregate cash consideration of approximately $7,970,998. The shares and warrants were sold pursuant to a Series C preferred stock and warrant purchase agreement between the registrant and such investors. The warrants may be exercised in whole or in part at any time prior to the completion of this offering, at which time they expire. The warrants may be exercised for cash or pursuant to a net exercise provision contained therein. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series C preferred stock and warrants were made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

   (d) On June 24, 1999 and August 31, 1999, the registrant sold in the aggregate 2,357,906 shares of unregistered Series D preferred stock at a price per share of $5.89 to certain investors for aggregate cash consideration of approximately $13,880,230. The shares were sold pursuant to a Series D preferred stock purchase agreement between the registrant and such investors. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these shares. The sale of Series D preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

   (e) On January 1, 2000, the registrant issued and sold to the shareholders of Transcription Enterprises Limited (1) 3,809,994 shares of unregistered Series E preferred stock valued at $10.67 per share, and (2) unregistered promissory notes in the aggregate principal amount of $40,000,000, in exchange for all outstanding stock of Transcription Enterprises Limited. These securities were issued pursuant to an agreement and plan of reorganization. The registrant relied upon Section 3(a)(11) of the Securities Act of 1933 and Rule 147 in connection with the sale and issuance of these securities.

   (f) In February 2000, the registrant issued and sold an aggregate of 1,549,999 shares of unregistered common stock to Kevin MacLean, Y.C. (Buno) Pati, Roger Sturgeon and Yao-Ting Wang at a price per share of $2.67 for aggregate cash consideration of approximately $4,133,332, of which approximately $3,533,332 is subject to outstanding promissory notes payable to the registrant. These shares were sold pursuant to the exercise of stock options granted by the board of directors. The registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of these securities.

   Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  1.1  Form of Underwriting Agreement.
  2.1 Agreement and Plan of Reorganization, dated as of December 21, 1999, between the registrant, Transcription Enterprises Limited, Transcription
       Enterprises, Inc., Kevin MacLean and Roger Sturgeon.*
  2.2  Agreement and Plan of Merger between the registrant and Numerical
       Technologies, Inc., a Delaware corporation.**
  3.1  Certificate of Incorporation of registrant.*
  3.2 Form of Amended and Restated Certificate of Incorporation of registrant to be filed upon the closing of the offering made under the registration statement.*
  3.3  Bylaws of registrant.*
  4.1  Form of registrant's common stock certificate.
  4.2  1999 Second Amended and Restated Shareholders Rights Agreement, dated
       January 1, 2000, between the registrant and the parties named therein, as amended on January 14, 2000.*
  5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*
 10.1 Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.*
 10.2  2000 Stock Plan and related agreements.
 10.3  1997 Stock Plan and related agreements.
 10.4  2000 Employee Stock Purchase Plan and related agreements.*
 10.7 Lease Agreement, dated June 15, 1999, by and between the registrant and CarrAmerica Realty Corporation.*
 10.6  Lease Agreement, dated May 10, 1990, between Transcription Enterprises,
       Inc. and Los Gatos Business Park.*
 10.7  Employment Agreement, dated January 1, 2000, by and between
       Transcription Enterprises, Inc. and Roger Sturgeon.*
 10.8  Employment Agreement, dated January 1, 2000, by and between
       Transcription Enterprises, Inc. and Kevin MacLean.*
 10.9  Non-Competition Agreement, dated January 1, 2000, by and between
       Numerical Technologies, Inc., Transcription Enterprises, Inc.,
       Transcription Enterprises Limited and Roger Sturgeon.*
 10.10 Non-Competition Agreement, dated January 1, 2000, by and between
       Numerical Technologies, Inc., Transcription Enterprises, Inc.,
       Transcription Enterprises Limited and Kevin MacLean.*
 10.11 Stock Option Agreement--Early Exercise, dated November 2, 1999, by and between the registrant and William Davidow.*
 10.12 Stock Option Agreement--Early Exercise, dated May 26, 1999, by and between the registrant and Richard Mora.*
 10.13 Stock Option Agreement--Early Exercise, dated December 27, 1999, by and between the registrant and Richard Mora.*
 10.14 Stock Option Agreement--Early Exercise, dated March 31, 1999, by and between the registrant and Atul Sharan.*
 10.15 Stock Option Agreement--Early Exercise, dated December 27, 1999, by and between the registrant and Atul Sharan.*
 10.16 Stock Option Agreement--Early Exercise, dated February 3, 1999, by and between the registrant and Lars Herlitz.*
 10.17 Stock Option Agreement--Early Exercise, dated December 27, 1999, by and between the registrant and Lars Herlitz.*
 10.18 Stock Option Agreement--Early Exercise, dated November 17, 1999, by and between the registrant and John Traub.*
 10.19 Stock Option Agreement--Early Exercise, dated December 27, 1999, by and between the registrant and John Traub.*
 10.20 Stock Option Agreement--Early Exercise, dated July 15, 1998, between the registrant and Harvey Jones.*

 10.21 License Agreement, dated as of October 1, 1999, between registrant and Cadence Design Systems, Inc.*+
 10.22 OEM Software License Agreement, dated December 31, 1997, between registrant and Zygo Corporation (fka Technical Instrument Company).*+
 10.23 Addendum to OEM Software License Agreement, dated March 25, 1999, between registrant and Zygo Corporation.*+
 10.24 Software Production and Distribution Agreement, dated January 9, 1998, between registrant and KLA-Tencor Corporation.*+
 10.25 License Agreement, dated December 23, 1999, between registrant and Seiko
       Instruments, Inc.*+
 10.26 Development and Distribution Agreement, dated October 1, 1991, between
       Transcription Enterprises Limited and KLA Instruments Corporation.*+
 10.27 Addendum Number One to Development and Distribution Agreement, dated
       December 27, 1999, between Transcription Enterprises Limited and KLA
       Instruments Corporation.*+
 10.28 Stock Option Agreement--Early Exercise, dated February 1, 2000, by and between the registrant and Roger Sturgeon.
 10.29 Stock Option Agreement--Early Exercise, dated February 1, 2000, by and between the registrant and Kevin MacLean.
 10.30 Stock Option Agreement--Early Exercise, dated February 10, 2000, by and between the registrant and Y.C. (Buno) Pati.
 10.31 Stock Option Agreement--Early Exercise, dated February 10, 2000, by and between the registrant and Yao-Ting Wang.
 10.32 Stock Option Agreement--Early Exercise, dated October 23, 1998, by and between the registrant and Atul Sharan.
 10.33 Amendment No. 1 to Lars Herlitz' Stock Option Agreements dated February
       3, 1999 and December 27, 1999, dated as of January 24, 2000, by and between the registrant and Lars Herlitz.
 10.34 Amendment No. 1 to Atul Sharan's Stock Option Agreements dated October
       23, 1998, March 31, 1999 and December 27, 1999, dated as of January 24,
       2000, by and between the registrant and Atul Sharan.
 10.35 Amendment No. 1 to John Traub's Stock Option Agreements dated November
       17, 1999 and December 27, 1999, dated as of January 24, 2000, by and between the registrant and John Traub.
 10.36 Stock Option Agreement--Early Exercise, dated February 10, 2000, by and between the registrant and Naren Gupta.
 10.37 Software Development and License Agreement, dated as of March 10, 2000, by and between registrant and Cadence Design Systems, Inc.+
 21.1  Subsidiaries of the registrant.*
 23.1  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
       (included in Exhibit 5.1).*
 23.2  Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 24.1  Power of Attorney (See page II-6).*
 27.1  Financial Data Schedule.*

--------
*  Previously filed.
** To be filed by amendment.
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 17th day of March 2000.

                                          NUMERICAL TECHNOLOGIES, INC.

                                                   /s/ Yagyensh C. Pati
                                          By: _________________________________
                                                      Yagyensh C. Pati
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signatures                         Title                   Date
              ----------                         -----                   ----

        /s/ Yagyensh C. Pati           President and Chief          March 17, 2000
______________________________________  Executive Officer and
           Yagyensh C. Pati             Director (Principal
                                        Executive Officer)

          /s/ Richard Mora             Chief Financial Officer      March 17, 2000
______________________________________  and Vice President,
             Richard Mora               Operations (Principal
                                        Financial and Accounting
                                        Officer)

                  *                    Chairman of the Board        March 17, 2000
______________________________________
           William Davidow

                  *                    Director and Chief           March 17, 2000
______________________________________  Technology Officer
            Yao-Ting Wang

                  *                    Director                     March 17, 2000
______________________________________
            Thomas Kailath
                  *                    Director                     March 17, 2000
______________________________________
            Narendra Gupta

                  *                    Director                     March 17, 2000
______________________________________
            Abbas El Gamal

                  *                    Director                     March 17, 2000
______________________________________
             Harvey Jones

                  *                    Director and Fellow           March 17,2000
______________________________________
            Roger Sturgeon

           /s/ Richard Mora                                         March 17, 2000
*By: _________________________________
             Richard Mora
           attorney-in-fact

                                 EXHIBIT INDEX

  1.1  Form of Underwriting Agreement.

  2.1 Agreement and Plan of Reorganization, dated as of December 21, 1999, between the registrant, Transcription Enterprises Limited, Transcription
       Enterprises, Inc., Kevin MacLean and Roger Sturgeon.*

  2.2  Agreement and Plan of Merger between the registrant and Numerical
       Technologies, Inc., a Delaware corporation.**

  3.1  Certificate of Incorporation of registrant.*

  3.2 Form of Amended and Restated Certificate of Incorporation of registrant to be filed upon the closing of the offering made under the registration statement.*

  3.3  Bylaws of registrant.*

  4.1  Form of registrant's common stock certificate.

  4.2  1999 Second Amended and Restated Shareholders Rights Agreement, dated
       January 1, 2000, between the registrant and the parties named therein, as amended on January 14, 2000.*

  5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*

 10.1 Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.*

 10.2  2000 Stock Plan and related agreements.

 10.3  1997 Stock Plan and related agreements.

 10.4  2000 Employee Stock Purchase Plan and related agreements.*

 10.5 Lease Agreement, dated June 15, 1999, by and between the registrant and CarrAmerica Realty Corporation.*
 10.6  Lease Agreement, dated May 10, 1999, between Transcription Enterprises,
       Inc. and Los Gatos Business Park.*

 10.7  Employment Agreement, dated January 1, 2000, by and between
       Transcription Enterprises, Inc. and Roger Sturgeon.*

 10.8  Employment Agreement, dated January 1, 2000, by and between
       Transcription Enterprises, Inc. and Kevin MacLean.*

 10.9  Non-Competition Agreement, dated January 1, 2000, by and between
       Numerical Technologies, Inc., Transcription Enterprises, Inc.,
       Transcription Enterprises Limited and Roger Sturgeon.*

 10.10 Non-Competition Agreement, dated January 1, 2000, by and between
       Numerical Technologies, Inc., Transcription Enterprises, Inc.,
       Transcription Enterprises Limited and Kevin MacLean.*

 10.11 Stock Option Agreement--Early Exercise, dated November 2, 1999, by and between the registrant and William Davidow.*

 10.12 Stock Option Agreement--Early Exercise, dated May 26, 1999, by and between the registrant and Richard Mora.*

 10.13 Stock Option Agreement--Early Exercise, dated December 27, 1999, by and between the registrant and Richard Mora.*

 10.14 Stock Option Agreement--Early Exercise, dated March 31, 1999, by and between the registrant and Atul Sharan.*

 10.15 Stock Option Agreement--Early Exercise, dated December 27, 1999, by and between the registrant and Atul Sharan.*

 10.16 Stock Option Agreement--Early Exercise, dated February 3, 1999, by and between the registrant and Lars Herlitz.*
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 10.17 Stock Option Agreement--Early Exercise, dated December 27, 1999, by and between the registrant and Lars Herlitz.*

 10.18 Stock Option Agreement--Early Exercise, dated November 17, 1999, by and between the registrant and John Traub.*

 10.19 Stock Option Agreement--Early Exercise, dated December 27, 1999, by and between the registrant and John Traub.*

 10.20 Stock Option Agreement--Early Exercise, dated July 15, 1998, between the registrant and Harvey Jones.*

 10.21 License Agreement, dated as of October 1, 1999, between registrant and Cadence Design Systems, Inc.*+

 10.22 OEM Software License Agreement, dated December 31, 1997, between registrant and Zygo Corporation (fka Technical Instrument Company).*+

 10.23 Addendum to OEM Software License Agreement, dated March 25, 1999, between registrant and Zygo Corporation.*+
 10.24 Software Production and Distribution Agreement, dated January 9, 1998, between registrant and KLA-Tencor Corporation.*+

 10.25 License Agreement, dated December 23, 1999, between registrant and Seiko
       Instruments, Inc.*+

 10.26 Development and Distribution Agreement, dated October 1, 1991, between
       Transcription Enterprises Limited and KLA Instruments Corporation.*+

 10.27 Addendum Number One to Development and Distribution Agreement, dated
       December 27, 1999, between Transcription Enterprises Limited and KLA
       Instruments Corporation.*+

 10.28 Stock Option Agreement--Early Exercise, dated February 1, 2000, by and between the registrant and Roger Sturgeon.

 10.29 Stock Option Agreement--Early Exercise, dated February 1, 2000, by and between the registrant and Kevin MacLean.

 10.30 Stock Option Agreement--Early Exercise, dated February 10, 2000, by and between the registrant and Y.C. (Buno) Pati.

 10.31 Stock Option Agreement--Early Exercise, dated February 10, 2000, by and between the registrant and Yao-Ting Wang.

 10.32 Stock Option Agreement--Early Exercise, dated October 23, 1998, by and between the registrant and Atul Sharan.

 10.33 Amendment No. 1 to Lars Herlitz' Stock Option Agreements dated February
       3, 1999 and December 27, 1999, dated as of January 24, 2000, by and between the registrant and Lars Herlitz.

 10.34 Amendment No. 1 to Atul Sharan's Stock Option Agreements dated October
       23, 1998, March 31, 1999 and December 27, 1999, dated as of January 24,
       2000, by and between the registrant and Atul Sharan.

 10.35 Amendment No. 1 to John Traub's Stock Option Agreements dated November
       17, 1999 and December 27, 1999, dated as of January 24, 2000, by and between the registrant and John Traub.

 10.36 Stock Option Agreement--Early Exercise, dated February 10, 2000, by and between the registrant and Naren Gupta.

 10.37 Software Development and License Agreement, dated as of March 10, 2000, by and between registrant and Cadence Design Systems, Inc.+

 21.1  Subsidiaries of the registrant.*

 23.1  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
       (included in Exhibit 5.1).*

 23.2  Consent of PricewaterhouseCoopers LLP, Independent Accountants.
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24.1  Power of Attorney (See page II-6).*

27.1  Financial Data Schedule.*
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*  Previously filed.
** To be filed by amendment.
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.